                                                                                       1933 Act File No. 333-111257
                                                                                        1940 Act File No. 811-21109

                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               WASHINGTON, DC 20549

                                                     FORM N-2

[X]      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[ ]      Pre-Effective Amendment No.
[X]      Post-Effective Amendment No. 13

                                                        and

[X]      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]      Amendment No. 15

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                                       OFI Tremont Market Neutral Hedge Fund
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                                 Exact Name of Registrant as Specified in Charter

                              6803 South Tucson Way, Centennial, Colorado 80112-3924
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                                 (Address of Principal Executive Offices) (Zip Code)

                                                  (303) 768-3200
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                                Registrant's Telephone Number, including Area Code

                                               Robert G. Zack, Esq.
                                              OppenheimerFunds, Inc.
                                  Two World Financial Center, 225 Liberty Street
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                                           New York, New York 10281-1008
                                       Name and Address of Agent for Service

Approximate Date of Proposed Public Offering:  as soon as practicable after the effective date of this registration statement.

If any  securities  being  registered on this form will be offered on a delayed or continuous  basis in reliance on
Rule  415  under  the  Securities  Act of 1933,  other  than  securities  offered  in  connection  with a  dividend reinvestment plan, check the following box......................................................................[X]

It is proposed that this filing will become effective

..........[X]      when declared effective pursuant to Section 8(c)

If appropriate, check the following box:

[   ]  This  post-effective  amendment  designates  a new  effective  date for a  previously  filed  post-effective amendment.

[   ]  This form is filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the
       Securities Act and the Securities Act registration  statement number of the earlier  effective  registration statement for the same offering is 333-111257.

Pursuant to Rule 429 under the  Securities Act of 1933, the  prospectus  included  herein is a combined  prospectus and relates to Registration  Statement No. 333-111257,  as amended,  previously filed by the Registrant on Form N-2 on December 17, 2003. This  Registration  Statement also constitutes a post-effective  amendment,  and includes all of the  information  that  would  be  required  in a  prospectus  covering  an  offering  made in  connection  with
Registration  Statement No.  333-103891  filed on March 18, 2003,  Registration  Statement No.  333-103866 filed on
March 17,  2003,  Registration  Statement  No.  333-103733  filed on March 11,  2003,  Registration  Statement  No.
333-89782  filed on January 29, 2003,  December 18, 2002 and June 4, 2002,  which  prospectuses  have been combined herein and such  post-effective  amendments  shall become  effective  concurrently  with the  effectiveness of this
Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The  information  in this  prospectus  is not complete and may be changed.  We may not use this  prospectus to sell securities until the registration  statement  containing this prospectus,  which has been filed with the Securities and  Exchange  Commission,  is  effective.  This  prospectus  is not an offer to sell these  securities  and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

OFI Tremont Market Neutral Hedge Fund

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Prospectus dated July 29, 2007

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OFI  Tremont  Market  Neutral  Hedge  Fund (the  "Fund")  seeks  long-term  capital  appreciation  consistent  with preservation of capital while attempting to generate  positive  returns over various market cycles.  The Fund seeks to achieve  this  objective  by  investing  primarily in private  investment  partnerships  and similar  investment vehicles that are managed by a select group of  alternative  asset  managers  employing  various  "market  neutral"
investment  strategies that have historically  demonstrated a low correlation to the general performance of equity, debt and other markets.  This investment  process is often referred to as a multi-manager  or "hedge fund of funds"
approach.  OppenheimerFunds,  Inc. (the "Adviser") is the Fund's investment  adviser.  Tremont Partners,  Inc. (the
"Sub-Adviser"), an affiliate of the Adviser, is the Fund's sub-adviser.

Investing in the Fund's  shares of  beneficial  interest  ("shares")  involves a high degree of risk. An investment in the Fund is suitable only for investors who can bear the risks  associated with the limited  liquidity of shares and should be viewed as a  long-term  investment.  See "MAIN  RISKS OF  INVESTING  IN THE FUND"  beginning  on page
____.

         Neither the  Securities  and  Exchange  Commission  nor any state  securities  commission  has approved or disapproved  these securities or passed upon the adequacy of this prospectus.  Any  representation  to the contrary is a criminal offense.

         This  prospectus  concisely  provides the  information  that a prospective  investor should know about the
Fund  before  investing.  Investors  are  advised  to read this  prospectus  carefully  and to retain it for future reference.  Additional  information about the Fund,  including a statement of additional  information ("SAI") dated
July 29,  2007,  has been filed with the  Securities  and  Exchange  Commission.  The SAI,  the Fund's  annual and semi-annual  reports and certain other  documents are available upon request and without charge by writing the Fund at P.O. Box 5270,  Denver,  Colorado  80217-5270,  by calling  (866)  634-6220,  or by requesting  these  documents through the OppenheimerFunds  website at  www.oppenheimerfunds.com.  The SAI is incorporated by reference into this prospectus  in its  entirety.  The table of contents of the SAI appears on page ____ of this  prospectus.  The SAI, and other  information  about the Fund,  is also  available on the  Securities  and Exchange  Commission's  website
(http://www.sec.gov).  The address of the Securities  and Exchange  Commission's  Internet site is provided  solely for the information of prospective investors and is not intended to be an active link.

         OppenheimerFunds  Distributor,  Inc. (the "Distributor") acts as the distributor of the Fund's shares on a best efforts basis,  subject to various  conditions.  Shares are being offered  through the  Distributor  and other brokers  and  dealers  that have  entered  into  selling  agreements  with the  Distributor.  The  minimum  initial investment  in the Fund by any  investor  is  $500,000  and the minimum  additional  investment  in the Fund by any investor  is  $100,000.  The Fund  may  modify  these  minimums  from  time to time.  Shares  will be sold  only to
"Qualified  Investors" that are exempt from federal income tax. See "Investor  Qualifications." The public offering price for the shares is equal to the "net asset  value" per  share,  which is the value of the Fund's  assets  less its liabilities,  divided by the number of then issued and outstanding  shares.  All investor funds for the sale of shares  pending  acceptance  by the Fund will be deposited in an interest  bearing  escrow  account  maintained  at
Citibank,  N.A.,  as escrow  agent,  for the benefit of  investors.  The Adviser may pay,  out of its own assets to qualifying  brokers,  dealers and financial advisers that provide ongoing investor services and account maintenance services to shareholders that are their customers  ("Investor  Service  Providers"),  an amount not to exceed 0.25%
(on an annualized  basis) of the aggregate value of outstanding  shares held by such  shareholders.  (See "Investor
Servicing  Arrangements.").  An  investment  in the Fund is not a  deposit  or  obligation  of,  or  guaranteed  or endorsed  by,  any  bank or other  insured  depository  institution,  and is not  insured  by the  Federal  Deposit
Insurance Corporation, the Federal Reserve Board or any other government agency.
                                        OppenheimerFunds Distributor, Inc.

A B O U T  T H E  F U N D

Fees and Expenses of the Fund.................................................................... ___
Financial Highlights.............................................................................
A Brief Overview of the Fund.....................................................................
Main Risks of Investing in the Fund..............................................................

         Investment-Related Risks................................................................
         Special Investment Instruments and Techniques...........................................
         General Risks ..........................................................................
         Special Risks of Multi-Manager Structure ...............................................
Use of Proceeds of Fund's Offering...............................................................
General Information..............................................................................
The Fund and Its Investments.....................................................................
Other Investment Strategies......................................................................
How the Fund is Managed..........................................................................

A B O U T  Y O U R  A C C O U N T

How to Buy Shares................................................................................
         Investor Qualifications.................................................................
         Distribution Arrangements...............................................................
o        General Terms ..........................................................................
o        Purchase Terms .........................................................................
o        Calculation of Net Asset Value .........................................................
Repurchases of Shares and Transfers..............................................................
         No Right of Redemption .................................................................
         Repurchases of Shares ..................................................................
         Repurchase Procedures ..................................................................
         Mandatory Redemption by the Fund .......................................................
Dividends, Capital Gains and Taxes...............................................................
Additional Information About the Fund............................................................
Table of Contents of the Statement of Additional Information.....................................
Appendix A:  Investor Certification..............................................................A-1

A B O U T  T H E  F U N D

                                           FEES AND EXPENSES OF THE FUND

         The  following  tables are provided to help you  understand  the fees and  expenses you may bear  directly
(shareholder  transaction  expenses) or indirectly  (annual fund operating  expenses) if you buy and hold shares of the Fund.  The Fund pays a variety of expenses  directly for  management of its assets,  administration,  and other services.  All shareholders  therefore pay those expenses  indirectly.  You may also pay an Early Repurchase Fee if your  shares  are  repurchased  by the Fund  less  than one year  after the date of your  initial  investment.  The numbers below are based on the Fund's expenses during its fiscal year ended March 31, 2007.

Shareholder Transaction Expenses

       Sales Charge (Load) on purchases (as % of offering price)                                   None
       Dividend Reinvestment Fees                                                                  None
       Early Repurchase Fee (as % of value of shares repurchased)                                  1.00%
           (applies to repurchases less than one year after date of initial investment

Annual Fund Operating Expenses (deducted from Fund assets):
(computed at the annual rate indicated of the aggregate value of outstanding  shares  determined as of the last day of the month)

       Advisory

Fee................................................................................_____%((1))((6))
       Administration Fee.........................................................................._____%((2))
       Interest Payments on Borrowed Funds........................................................._____%(3)
       Underlying Fund Fees and Expenses .........................................................._____%(4)
       Other Expenses.............................................................................._____%((5))
       Total Annual Operating Expenses............................................................._____%((6))

EXAMPLES.  The following examples are intended to help you understand the cost of investing in the Fund. The examples assume that you invest $1,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

         The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5%
return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

------------------------------------ ------------------- -------------------- -------------------- --------------------
Assuming you do not tender shares
for repurchase by the Fund:          ------------------        3 Years              5 Years             10 Years
                                           1 Year
------------------------------------ ------------------- -------------------- -------------------- --------------------
------------------------------------ ------------------- -------------------- -------------------- --------------------

                                           $____                $___                 $____                $____

------------------------------------ ------------------- -------------------- -------------------- --------------------

------------------------------------ ------------------- -------------------- -------------------- --------------------
Assuming you tender your shares
for repurchase by the Fund:                1 Year              3 Years              5 Years             10 Years
------------------------------------ ------------------- -------------------- -------------------- --------------------
------------------------------------ ------------------- -------------------- -------------------- --------------------

                                           $_____               $____                $____                $____

------------------------------------ ------------------- -------------------- -------------------- --------------------

The following additional examples assume that you invest $500,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

         The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5%
return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

---------------------------------- --------------------- -------------------- -------------------- --------------------
Assuming you do not tender
shares for repurchase by the              1 Year               3 Years              5 Years             10 Years
Fund:
---------------------------------- --------------------- -------------------- -------------------- --------------------
---------------------------------- --------------------- -------------------- -------------------- --------------------

                                          $_____              $_______              $______              $_____

---------------------------------- --------------------- -------------------- -------------------- --------------------

---------------------------------- --------------------- -------------------- -------------------- --------------------
Assuming you tender your shares
for repurchase by the Fund:               1 Year               3 Years              5 Years             10 Years
---------------------------------- --------------------- -------------------- -------------------- --------------------
---------------------------------- --------------------- -------------------- -------------------- --------------------

                                         $_______              $______              $_____               $_____

---------------------------------- --------------------- -------------------- -------------------- --------------------

The examples should not be considered a representation  of future  expenses,  and actual expenses may be greater or less than those shown.

1.       The Adviser has voluntarily  undertaken,  since the Fund's  inception,  to limit the Fund's total expenses to an annual rate of no more than 1.50% of the Fund's average  monthly  assets.  That  undertaking  may be amended or withdrawn at any time.

2.       Under  the  terms  of an  administration  agreement  with the  Fund,  the  Adviser  will  provide  certain administrative  services  to the Fund,  including,  among  others,  assisting  in the  review of  investor
         applications,   handling  shareholder  inquiries,  and  preparing  various  reports,   communications  and
         regulatory  filings of the Fund. In consideration  for those  administrative  services,  the Fund will pay the Adviser a monthly  fee  computed at the annual  rate of 0.15% of the  aggregate  value of  outstanding shares  determined  as of the last day of each  calendar  month  (the  "Administration  Fee").  Related to this, the Fund, the Adviser (in its capacity as  administrator)  and the  Sub-Adviser  have entered into a
         sub-administration   agreement,   pursuant  to  which  the  Adviser  may  delegate  some  or  all  of  the administrative  responsibilities  to the  Sub-Adviser.  The Adviser,  in its capacity as  administrator of the  Fund,  will  pay  the  Sub-Adviser,  in  its  capacity  as  sub-administrator,  some  or  all  of the
         Administration Fee.  See "Administrative Services," below.

3.       Effective  November 28, 2005, the Fund entered into a Credit  Agreement with The Bank of Nova Scotia which enables it to participate with certain other Oppenheimer  funds in a committed,  unsecured credit facility that permits  borrowings of up to  $75,000,000,  collectively.  Interest is charged to the Fund,  based on its  borrowings,  at a rate equal to either  the  Federal  Funds  Rate plus 0.75% or the London  Interbank
         Offered Rate  ("LIBOR")  plus 0.75%,  depending on the type of borrowing.  The Fund also pays a commitment fee equal to its pro rata  share of the  average  unutilized  amount of the credit  facility  at a rate of
         0.125% per annum.

4.       Some or all of the Underlying  Funds in which the Fund invests charge incentive  allocations  based on the
         Underlying  Funds'  earnings.  The  "Underlying  Fund  Fees and  Expenses"  disclosed  above  are based on historic  earnings of the  Underlying  Funds,  which may change  substantially  over time and,  therefore, significantly  affect Underlying Fund Fees and Expenses.  The incentive  allocations charged by Underlying
         Funds in which the Fund invests are expected to typically range from ____% to ____% of net profits.

5.       "Other Expenses" consist of transfer agent fees,  custodial  expenses,  and accounting and legal expenses, among others.

6.       The "Total Annual Operating  Expenses" in the table are based on, among other things,  the actual fees the
         Fund  would  have paid for the fiscal  year  ended  March 31,  2007,  assuming  that the  Adviser  had not voluntarily  undertaken,  since the inception of the Fund, to limit the Fund's total expenses to an annual rate of no more than  [1.50%] of the Fund's  average  monthly net assets.  The  Adviser may  terminate  or amend this  undertaking  at any time without  notice to  shareholders.  After giving effect to the expense limitation  provision,  "Advisory Fees" were [1.00%] and "Total Annual Operating Expenses" were [1.49%] as a  percentage  of average  monthly  net  assets.  Investors  will also  indirectly  bear  expenses  at the
         Underlying  Fund level.  The  subscription  agreements  related to the Fund's  investments  in  Underlying
         Funds  between the Fund and an Underlying  Fund provide for  compensation  to Underlying  Fund Managers in the form of  management  fees ranging from 1.0% to 2.0% annually of net assets,  plus a  performance-based fee ranging from 10% to 25% of net profits earned.  Expenses may vary in future years.

----------------------------------------------------------------------------------------------------------------------
Financial Highlights
----------------------------------------------------------------------------------------------------------------------

The  Financial  Highlights  Table is  presented  to help you  understand  the Fund's  financial  performance  since inception.  The total returns in the table  represent  the rate that an investor  would have earned (or lost) on an investment  in the Fund  (assuming  reinvestment  of all  dividends  and  distributions)  during  the  period.  The financial  highlights  information has been audited by Ernst & Young LLP, the Fund's Independent  Registered Public
Accounting Firm for the fiscal years 2006 and prior, whose report, along with the Fund's financial  statements,  is included in the Statement of Additional  Information,  which is available on request.  The Board has appointed KPMG
LLP to serve as the Fund's Independent Registered Public Accounting Firm for fiscal year end 2007.

------------------------------------ ------------------------------------------------------------------------------------------------
                                                                           Year Ended March 31
------------------------------------ ------------------------------------------------------------------------------------------------
------------------------------------ ------------------------------------------------------------------------------------------------

                                            2007                  2006                  2005                   2004                                                                2003(1)

------------------------------------ ------------------------------------------------------------------------------------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Per Share Operating Data                      $_____            $957.74            $975.00             $1,017.98           $1,000.00

Net asset value, beginning of
period

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Income (loss) from investment
operations:
Net investment loss(2)                         ____            (13.16)             (14.18)               (14.91)              (3.80)
Net realized and unrealized gain                                 93.72              47.16                110.80                21.78
Total income from investment                  _____              80.56              32.98                95.89                 17.98
operations

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Dividends and/or distributions to
shareholders:
Dividends from net investment                  _____            (34.02)            (15.41)              (15.15)                   --
income                                         _____            (10.88)            (20.94)              (34.13)                   --
Distributions from net realized                                                                         (89.59)
gain                                           _____            (44.90)            (13.89)                                --
Tax returns of capital                                                                                  (138.87)
distributions                                                                      (50.24)                                        --
Total dividends and/or
distributions to shareholders

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Net asset value, end of period                $_____            $993.40            $957.74               $975.00           $1,017.98

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Total Return, at Net Asset Value(3)           _____%              8.45%              3.22%                8.20%               1.80%

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Ratios/Supplemental Data

Net assets, end of period (in                $______            $74,542            $71,458               $58,771             $25,551
thousands)

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Ratios to average net assets:(4,5)
Net investment loss                           ____%            (1.34)%             (1.39%)               (1.48)%             (1.49)%
Total expenses                                ____%              1.74%              1.67%                1.75%                2.21%
Expenses, net of waiver of                    ____%              1.49%              1.45%                1.50%                1.50%
expenses by the Adviser

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------

Portfolio turnover rate(6)                                          39%                66%                   22%                  0%

------------------------------------ ---------------- ------------------ ------------------ --------------------- -------------------
1.       For the period from January 2, 2003 (commencement of operations) to March 31, 2003.
2.       Based on average shares outstanding during each period.
3.       Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period.  Total returns are not annualized for periods of less than one full year.  Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemptions of Fund shares.
4.       Annualized for periods of less than one full year.
5.       Ratios do not reflect the Fund's proportionate share of income and expenses of the Underlying Funds.
6.   Represents  the lesser of purchases or sales of  investments  in Hedge Funds divided by the average fair value of investments in Hedge Funds.

                                           A BRIEF OVERVIEW OF THE FUND

This  section  summarizes  information  that is  discussed  in more  detail  later in this  prospectus.  You should carefully  read the more  detailed  information.  For a  detailed  discussion  of risks of  investing  in the Fund, please refer to "Main Risks of Investing in the Fund," on page _____.

What is the Fund? The Fund is a closed-end,  management investment company,  organized as a Massachusetts  business trust on May 24,  2002.  The Fund is  non-diversified.  That means that under the  Investment  Company Act of 1940, as amended (the  "Investment  Company Act"), the Fund is not limited in the amount of its assets that it may invest in any single  issuer of  securities.  However,  the Fund  intends to diversify  its assets to the extent  required under the  Internal  Revenue  Code so that it can  qualify as a  "regulated  investment  company"  for  federal tax purposes.  See "Dividends, Capital Gains and Taxes."

What  is  the  Fund's  Investment  Objective?  The  Fund  seeks  long-term  capital  appreciation  consistent  with preservation of capital while attempting to generate positive returns over various market cycles.

What does the Fund Invest In? The Fund seeks to achieve  its  investment  objective  by  allocating  its assets for investment among a select group of alternative asset managers  ("Underlying Fund Managers")  employing a variety of
"market  neutral"  investment  strategies  that have  historically  demonstrated  a low  correlation to the general performance of equity,  debt and other markets.  Market neutral investment  strategies seek to provide  predictable investment  returns  regardless of general stock market  movements.  The  Sub-Adviser is primarily  responsible for selecting the  Underlying  Fund Managers and  determining  the portion of the Fund's assets to be allocated to each
Underlying  Fund Manager,  subject to the general  supervision of the Adviser and the Fund's board of trustees (the
"Board" or  "Trustees").  The Fund will  implement  these  allocation  decisions by investing  primarily in private investment  partnerships and similar investment vehicles that are managed by Underlying Fund Managers  ("Underlying
Funds").  Through its selection of Underlying  Funds that pursue varied market neutral  strategies  relative to the general  performance of the equity, debt and/or other markets,  the Sub-Adviser  constructs the Fund's portfolio to seek, in the aggregate, positive investment returns regardless of general market conditions.

Underlying  Funds in which  the Fund will  invest  may  include  private  investment  limited  partnerships,  joint ventures,  other investment  companies and similar entities managed by Underlying Fund Managers.  In addition,  the
Fund may on occasion retain one or more Underlying  Fund Managers to manage and invest  designated  portions of the
Fund's assets  (either as  separately  managed  accounts or by creating  separate  investment  vehicles in which an
Underlying  Fund  Manager  will  serve as  general  partner of the  vehicle  and the Fund will be the sole  limited partner  ("Affiliated  Underlying Funds").  Any arrangement in which the Fund retains an Underlying Fund Manager to manage an account or investment vehicle for the Fund is referred to as a "Segregated Account."

"Market neutral"  investment  strategies employed by Underlying Fund Managers encompass a broad range of investment programs,  including  those  involving  the use of hedging and arbitrage  techniques  in the equity,  fixed-income,
currency  and  commodity  markets.  These  investment  programs  employ  a  variety  of  sophisticated   investment
techniques that include,  among other things,  short sales of securities,  use of leverage  (i.e.,  borrowing money for investment  purposes),  and transactions in derivative securities and other financial instruments such as stock options,  index  options,  futures  contracts  and  options on  futures.  Underlying  Fund  Managers'  use of these techniques will be an integral part of their investment programs, and will involve significant risks to the Fund.

The investment strategies of the Underlying Fund Managers may include, among others:
o        index arbitrage;
o        interest rate arbitrage;
o        merger arbitrage;
o        convertible bond and warrant hedging;
o        statistical long/short equity strategies; and
o        pairs trading.

Underlying  Fund  Managers  using  arbitrage  strategies  attempt to identify  and exploit  pricing  inefficiencies
between  related   instruments  or  combinations  of  instruments.   Sophisticated   mathematical  and  statistical
techniques and models are used to attempt to identify  relative value between  related  instruments or combinations of instruments and to capture  mispricings  among such  instruments.  Underlying Fund Managers  pursuing  arbitrage strategies  utilize a variety of techniques  and models,  ranging from purely  quantitative,  short-term  models to more discretionary approaches using fundamental research to construct long and short portfolios.

What are the Main Risks of Investing in the Fund?  The Fund is subject to a number of investment  risks,  described in "Main Risks of  Investing  in the Fund,"  below.  In  addition,  shares of the Fund are  subject to  substantial restrictions  on transfer and have  limited  liquidity.  As a result,  you may not be able to sell your Fund shares when you want to (for example,  in times of adverse market  conditions) in order to realize any unrealized gains or losses on your Fund shares.  You should consider an investment in the Fund to be illiquid.

The Fund is a  non-diversified  fund and  invests  in  Underlying  Funds that may not have  diversified  investment portfolios.  Investors  will bear fees and expenses at the Fund level and also  indirectly at the  Underlying  Fund or Segregated  Account  level.  Fees and expenses of the  Underlying  Funds may be duplicative of fees and expenses assessed  by the Fund.  Underlying  Funds  generally  will not be  registered  as  investment  companies  under the
Investment  Company Act. The  Sub-Adviser  may have little or no means of  independently  verifying  with certainty information  provided by Underlying Fund Managers.  The Fund may receive  securities that are illiquid or difficult to value in connection with withdrawals and distributions from Underlying Funds.

In view of the risks noted above,  the Fund should be considered a  speculative  investment  and  investors  should invest in the Fund only if they can sustain a complete loss of their investment.

No guarantee or  representation  is made that the  investment  program of the Fund or any  Underlying  Fund Manager will be successful,  that the various  Underlying Fund Managers  selected will produce positive returns or that the
Fund will achieve its investment objective.

Who is the Fund  Designed  For? The Fund is designed  for  investors  that are exempt from federal  income tax that seek long-term capital  appreciation  consistent with preservation of capital while attempting to generate positive returns over various market cycles. An investment in the Fund involves  substantial risks,  including the risk that the entire amount  invested may be lost. The Fund  allocates its assets to Underlying  Fund Managers and invests in
Underlying  Funds that invest in and actively trade securities and other financial  instruments  using a variety of strategies and investment  techniques that may involve  significant  risks.  Various risks are also associated with an investment in the Fund,  including risks relating to the multi-manager  structure of the Fund and risks relating to the limited liquidity of shares.

Prospective  investors  should  consider the risks and other  factors  described  below in  determining  whether an investment  in the Fund is a suitable  investment.  However,  the risks  enumerated  below  should not be viewed as encompassing  all of the risks  associated with an investment in the Fund.  Prospective  investors should read this entire  prospectus and SAI and consult with their own advisers before deciding whether to invest.  In addition,  as the Fund's  investment  program  develops and changes over time (subject to  limitations  established by the Fund's investment  policies and  restrictions),  an investment in the Fund may in the future be subject to additional  and different risk factors.

         How Can an Investor Buy Shares?  The  Distributor  acts as the  distributor of the Fund's shares on a best efforts basis, subject to various conditions,  pursuant to the terms of a General  Distributor's  Agreement entered into with the Fund.  Investors may purchase  shares directly  through the  Distributor.  Alternatively,  shares may be  purchased  through  brokers or dealers that have entered into  selling  agreements  with the  Distributor.  The
Distributor is an affiliate of the Adviser and the Sub-Adviser.

         Subsequent to the initial  offering,  shares will be offered and may be purchased on a monthly  basis,  or at such other times as may be determined by the Board.

         Share certificates are not available for shares of the Fund.

         All investor funds for the purchase of shares will be deposited  promptly in an escrow account  maintained by Citibank,  N.A.,  as escrow agent,  for the benefit of the  investors.  Funds held in the escrow  account may be invested in high quality,  short-term  investments,  and any interest earned on the funds will be paid to investors on the date  shares are  issued.  The full  amount of an  investment  is payable  in federal  funds,  which must be received by the Distributor  not later than fourteen  calendar days prior to the beginning of a month if payment is made by check or four  business  days prior to the  beginning of a month if payment is sent by wire.  If payment is not timely  received,  the  investment  will be made at the  beginning of the  following  month,  provided that the investor certification described below has been received by the Distributor.

         Before an investor may invest in the Fund, the  Distributor or the investor's  sales  representative  will require a  certification  from the  investor  that it is a  Qualified  Investor  and meets other  requirements  for investment,  and that the  investor  will not  transfer its shares  except in the limited  circumstances  permitted under the Funds'  Declaration  of Trust.  The form of investor  certification  that each  investor will be asked to sign is  contained  in  Appendix  A of this  prospectus.  An  investor's  certification  must  be  received  by the
Distributor,  along with its payment as described  above,  otherwise an investor's  order will not be accepted.  If the  investor's  order is  rejected,  all monies  submitted  by the  investor  for the  purchase  of shares will be promptly refunded to the investor.

How Do the  Fund's  Repurchase  Offers  Provide  Liquidity?  The Fund from time to time  will  offer to  repurchase outstanding  shares pursuant to written tenders by shareholders.  Repurchase  offers will be made at such times and on such  terms as may be  determined  by the  Trustees  in its  sole  discretion,  subject  to  certain  regulatory requirements  imposed by the rules of the  Securities  and Exchange  Commission,  and generally  will be offered to repurchase at a specified  dollar amount of  outstanding  shares.  A redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund will apply if the date as of which the shares  are to be valued  for  purposes  of repurchase  is less than one year  following  the date of the  shareholders'  initial  investment  in the Fund.  If applicable, the redemption fee will be deducted before payment of the proceeds of a repurchase.

In determining  whether the Fund should repurchase shares pursuant to written tenders,  the Board will consider the recommendations  of the Adviser.  The Adviser  expects  that it will  recommend to the Board that the Fund offer to repurchase shares, as of the last business day of March, June, September and December of each year.

Who  Manages  the  Fund?  OppenheimerFunds,  Inc.  (the  "Adviser")  is  the  Fund's  investment  adviser.  Tremont
Partners,  Inc.  (the  "Sub-Adviser"),  an affiliate of the Adviser,  is the Fund's  sub-adviser.  The  Sub-Adviser provides  day-to-day  investment  management  services to the Fund,  including  the  selection of  Underlying  Fund
Managers.

                                        MAIN RISKS OF INVESTING IN THE FUND

All investments carry risks to some degree.  An investment in the Fund involves  substantial  risks,  including the risk that the entire amount  invested may be lost.  The Fund  allocates its assets to Underlying  Fund Managers and invests in Underlying  Funds that invest in and actively trade securities and other financial  instruments  using a variety of strategies and investment  techniques that may involve  significant risks.  Various other types of risks are also associated  with an investment in the Fund,  including  risks relating to the  multi-manager  structure of the Fund, risks relating to compensation arrangements and risks relating to the limited liquidity of shares.

INVESTMENT-RELATED RISKS

General Economic and Market  Conditions.  The success of the Fund's  investment  program may be affected by general economic  and market  conditions,  such as  interest  rates,  availability  of credit,  inflation  rates,  economic uncertainty,  changes in laws, and national and  international  political  circumstances.  These factors may affect the level and  volatility  of  securities  prices and the liquidity of  investments  held by  Underlying  Funds and
Segregated  Accounts.  Unexpected  volatility or  illiquidity  could impair the Fund's  profitability  or result in losses.

Highly Volatile  Markets.  The prices of commodities  contracts and all derivative  instruments,  including futures and  options,  can be highly  volatile.  Price  movements of forwards,  futures and other  derivative  contracts in which an Underlying  Fund's or Segregated  Account's  assets may be invested are influenced by, among other things, interest rates,  changing supply and demand  relationships,  trade, fiscal,  monetary and exchange control programs and policies of  governments,  and national and  international  political  and  economic  events and  policies.  In addition,  governments from time to time intervene,  directly and by regulation,  in certain markets,  particularly those in currencies,  financial  instruments,  futures and options. Such intervention often is intended directly to influence  prices and may,  together  with other  factors,  cause all of such  markets to move  rapidly in the same direction  because of, among other things,  interest rate  fluctuations.  Underlying Funds and Segregated  Accounts are  also  subject  to the  risk  of the  failure  of any  exchanges  on  which  their  positions  trade  or of the clearinghouses for those exchanges.

Risks of  Securities  Activities.  All  securities  investing  and trading  activities  involve the risk of loss of capital.  While the  Sub-Adviser  will attempt to moderate  these risks,  there can be no assurance that the Fund's investment  activities will be successful or that  shareholders  will not suffer losses.  The following  discussion sets forth some of the more significant risks associated with the Underlying Fund Managers' styles of investing:

         Equity Securities.  Underlying Fund Managers'  investment  portfolios may include long and short positions in common  stocks,  preferred  stocks and  convertible  securities of U.S. and non-U.S.  issuers.  Underlying  Fund
Managers also may invest in depository  receipts  relating to non-U.S.  securities,  which are subject to the risks affecting  investments in foreign issuers discussed under "Non-U.S.  Investments,"  below.  Issuers of un-sponsored
Depository Receipts are not obligated to disclose material  information in the United States, and therefore,  there may be less information  available  regarding such issuers.  Equity securities  fluctuate in value,  often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

         Fixed-Income  Securities.  The value of fixed-income  securities in which  Underlying Funds and Segregated
Accounts invest will change in response to fluctuations in interest  rates.  For fixed-rate debt  securities,  when prevailing  interest rates fall, the values of already-issued  debt securities  generally rise. When interest rates rise,  the values of  already-issued  debt  securities  generally  fall, and they may sell at a discount from their face amount.  In addition,  the value of certain  fixed-income  securities can fluctuate in response to perceptions of credit  worthiness,  political  stability or soundness of economic  policies.  Valuations of other  fixed-income instruments,  such as mortgage-backed  securities, may fluctuate in response to changes in the economic environment that may affect future cash flows.

         Non-U.S.  Investments.  It is  expected  that  Underlying  Funds and  Segregated  Accounts  will invest in securities  of  non-U.S.  companies  and  countries.  Foreign  obligations  have risks not  typically  involved  in domestic  investments.  Foreign  investing  can  result in higher  transaction  and  operating  costs for the Fund.
Foreign  issuers are not subject to the same  accounting  and  disclosure  requirements  to which U.S.  issuers are subject and  consequently,  less information is available to investors in companies  located in such countries than is  available  to investors in companies  located in the United  States.  The value of foreign  investments  may be affected  by exchange  control  regulations;  fluctuations  in the rate of exchange  between  currencies  and costs
associated  with  currency  conversions;   the  potential  difficulty  in  repatriating  funds;   expropriation  or
nationalization of a company's assets;  delays in settlement of transactions;  changes in governmental  economic or monetary policies in the U.S. or abroad; or other political and economic factors.

         Securities  of issuers in  emerging  and  developing  markets  present  risks not found in  securities  of issuers  in more  developed  markets.  Securities  of  issuers  in  emerging  and  developing  markets  may be more difficult to sell at acceptable  prices and their prices may be more  volatile  than  securities of issuers in more developed  markets.  Settlements of securities trades in emerging and developing  markets may be subject to greater delays than in other  markets so that the Fund might not  receive the  proceeds of a sale of a security on a timely basis.  Emerging  markets  generally have less developed  trading  markets and exchanges,  and legal and accounting systems.

         From time to time,  the Fund may invest in non-U.S.  Hedge Funds which have  similar  risks (as  described above) to investing in securities of non-U.S. companies and countries.

         Illiquid  Portfolio  Investments.  Underlying Funds and Segregated  Accounts may invest in securities that are subject to legal or other  restrictions  on transfer or for which no liquid market  exists.  The market prices, if any, for such  securities  tend to be volatile and an Underlying  Fund or Segregated  Account may not be able to sell them when it  desires  to do so or to  realize  what it  perceives  to be their  fair  value in the event of a sale.  The sale of restricted  and illiquid  securities  often  requires more time and results in higher  brokerage charges or dealer  discounts  and other selling  expenses than does the sale of securities  eligible for trading on national securities exchanges or in the  over-the-counter  markets.  Restricted  securities may sell at prices that are lower than similar securities that are not subject to restrictions on resale.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

The Underlying  Fund Managers may utilize a variety of special  investment  instruments and techniques to hedge the portfolios of the Underlying  Funds against  various risks (such as changes in interest rates or other factors that affect  security  values) or for  non-hedging  purposes  to pursue an  Underlying  Fund's or  Segregated  Account's investment  objective.  These strategies may be executed through  derivative  transactions.  Certain of the special investment  instruments  and techniques  that the Underlying  Fund Managers may use are  speculative  and involve a high degree of risk, particularly in the context of non-hedging transactions.

         Derivatives.  Derivatives  are securities and other  instruments  the value or return of which is based on the  performance of an underlying  asset,  index,  interest rate or other  investment.  Derivatives may be volatile and involve  various  risks,  depending  upon the  derivative  and its function in a portfolio.  Special  risks may apply to instruments that are invested in by Underlying  Funds or Segregated  Accounts in the future that cannot be determined at this time or until such  instruments  are developed or invested in by Underlying  Funds or Segregated
Accounts.  Certain  swaps,  options  and other  derivative  instruments  may be subject to various  types of risks, including market risk,  liquidity risk, the risk of non-performance  by the counterparty,  including risks relating to the financial soundness and creditworthiness of the counterparty, legal risk and operations risk.

         Call and Put  Options.  There are risks  associated  with the sale and  purchase of call and put  options.
The seller  (writer) of a call option which is covered  (e.g.,  the writer holds the underlying  security)  assumes the risk of a decline in the market price of the  underlying  security  below the purchase  price of the underlying security less the premium  received,  and gives up the  opportunity  for gain on the underlying  security above the exercise  price of the  option.  The  seller  of an  uncovered  call  option  assumes  the risk of a  theoretically unlimited  increase in the market price of the  underlying  security  above the exercise  price of the option.  The securities  necessary to satisfy the  exercise of the call option may be  unavailable  for purchase  except at much higher  prices.  Purchasing  securities  to satisfy the  exercise of the call option can itself  cause the price of the securities to rise further,  sometimes by a significant amount,  thereby  exacerbating the loss. The buyer of a call option assumes the risk of losing its entire  premium  invested in the call option.  The seller  (writer) of a put option which is covered (e.g.,  the writer has a short position in the  underlying  security)  assumes the risk of an  increase  in the market  price of the  underlying  security  above its short  sales  price plus the  premium received  for  writing  the put  option,  and  gives up the  opportunity  for  gain on the  short  position  if the underlying  security's  price falls below the exercise  price of the option.  The seller of an uncovered put option assumes  the risk of a decline in the market  price of the  underlying  security  below the  exercise  price of the option. The buyer of a put option assumes the risk of losing his entire premium invested in the put option.

         Hedging Transactions.  The Underlying Fund Managers may utilize a variety of financial  instruments,  such as  derivatives,  options,  interest rate swaps,  caps and floors,  futures and forward  contracts to seek to hedge against  declines in the values of their  portfolio  positions as a result of changes in currency  exchange  rates, certain changes in the equity markets and market  interest rates and other events.  Hedging  transactions  may also limit the  opportunity  for gain if the value of the hedged  portfolio  positions  should  increase.  It may not be possible for the  Underlying  Fund Managers to hedge against a change or event at a price  sufficient to protect an
Underlying Fund's or Segregated  Account's assets from the decline in value of the portfolio positions  anticipated as a result of such  change.  In addition,  it may not be possible to hedge  against  certain  changes or events at all. While an Underlying Fund Manager may enter into such  transactions  to seek to reduce  currency  exchange rate and interest rate risks,  or the risks of a decline in the equity  markets  generally or one or more sectors of the equity markets in particular,  or the risks posed by the occurrence of certain other events,  unanticipated changes in currency or interest  rates or  increases or smaller than  expected  decreases in the equity  markets or sectors being  hedged  or the  non-occurrence  of other  events  being  hedged  against  may  result  in a  poorer  overall performance  for the Fund than if the Underlying Fund Manager had not engaged in any such hedging  transaction.  In addition,  the degree of correlation  between price  movements of the  instruments  used in a hedging  strategy and price  movements  in the  portfolio  position  being  hedged  may vary.  Moreover,  for a variety of  reasons,  the
Underlying Fund Managers may not seek to establish a perfect  correlation  between such hedging instruments and the portfolio  holdings  being  hedged.  Such  imperfect  correlation  may prevent the  Underlying  Fund  Managers from achieving the intended hedge or expose the Fund to additional risk of loss.

         Counterparty  Credit  Risk.  Many of the  markets in which the  Underlying  Funds or  Segregated  Accounts effect their  transactions are  "over-the-counter"  or  "inter-dealer"  markets.  The participants in these markets are  typically  not subject to credit  evaluation  and  regulatory  oversight  as are members of  "exchange  based"
markets.  To the extent an  Underlying  Fund or  Segregated  Account  invests  in swaps,  derivative  or  synthetic instruments,  or other  over-the-counter  transactions,  on these markets, it is assuming a credit risk with regard to  parties  with  whom it  trades  and may also  bear the risk of  settlement  default.  These  risks  may  differ materially  from those  associated  with  transactions  effected  on an  exchange,  which  generally  are backed by clearing  organization  guarantees,  daily  marking-to-market  and settlement,  and segregation and minimum capital
requirements  applicable  to  intermediaries.   Transactions  entered  into  directly  between  two  counterparties generally do not benefit  from such  protections.  This exposes an  Underlying  Fund or  Segregated  Account to the risk that a  counterparty  will not settle a transaction in accordance  with its terms and conditions  because of a dispute  over the terms of the  contract  (whether or not bona fide) or because of a credit or  liquidity  problem, thus causing the Underlying  Fund or Segregated  Account to suffer a loss.  Such  counterparty  risk is accentuated in the case of contracts  with longer  maturities  where events may  intervene to prevent  settlement,  or where an
Underlying  Fund or  Segregated  Account  has  concentrated  its  transactions  with a  single  or  small  group of counterparties.  Underlying  Funds and  Segregated  Accounts are not  restricted  from dealing with any  particular counterparty  or  from  concentrating  any or  all of  their  transactions  with  one  counterparty.  However,  the
Sub-Adviser,  with the intent to diversify,  intends to monitor  counterparty  credit exposure of Underlying  Funds and Segregated  Accounts.  The ability of Underlying  Funds and Segregated  Accounts to transact  business with any one or  number  of  counterparties,  the  lack of any  independent  evaluation  of such  counterparties'  financial capabilities and the absence of a regulated  market to facilitate  settlement may increase the potential for losses by the Fund.

         Leverage;  Interest  Rates;  Margin.  The Fund is authorized to borrow money for investment  purposes,  to meet  repurchase  requests and for cash  management  purposes.  Underlying  Funds  generally are also  permitted to borrow money.  The Fund,  Underlying  Funds and  Segregated  Accounts may directly or indirectly  borrow funds from brokerage  firms and  banks.  Borrowing  for  investment  purposes  is known as  "leverage."  Underlying  Funds and
Segregated  Accounts may also  "leverage"  by using  options,  swaps,  forwards and other  derivative  instruments.
Although leverage presents  opportunities for increasing total investment  return, it has the effect of potentially increasing  losses as well.  Any event that  adversely  affects  the value of an  investment,  either  directly  or indirectly,  by an  Underlying  Fund or  Segregated  Account  could be  magnified  to the extent  that  leverage is employed.  The cumulative effect of the use of leverage,  directly or indirectly,  in a market that moves adversely to the  investments  of the entity  employing  the  leverage  could  result in a loss that would be greater than if leverage  were not  employed.  In addition,  to the extent that the Fund,  Underlying  Fund  Managers or Underlying
Funds borrow funds, the rates at which they can borrow may affect the operating results of the Fund.

         In general,  the  anticipated  use of short-term  margin  borrowings by  Underlying  Funds and  Segregated
Accounts results in certain  additional  risks.  For example,  should the securities that are pledged to brokers to secure margin accounts decline in value, or should brokers from which the Underlying  Funds or Segregated  Accounts have borrowed increase their maintenance margin  requirements  (i.e.,  reduce the percentage of a position that can be financed),  then the Underlying  Funds or Segregated  Accounts could be subject to a "margin call,"  pursuant to which they must either  deposit  additional  funds with the broker or suffer  mandatory  liquidation of the pledged securities to compensate  for the decline in value.  In the event of a precipitous  drop in the value of the assets of an Underlying  Fund or Segregated  Account,  it might not be able to liquidate  assets quickly enough to pay off the margin debt and might  suffer  mandatory  liquidation  of  positions in a declining  market at  relatively  low prices,  thereby incurring  substantial  losses. For these reasons,  the use of borrowings for investment  purposes is considered a speculative investment practice.

         Short  Selling.  The  Underlying  Fund  Managers  may  engage in short  selling.  Short  selling  involves selling  securities  that are not owned and borrowing the same  securities for delivery to the  purchaser,  with an obligation  to replace the borrowed  securities at a later date.  Short  selling  allows an investor to profit from declines in market prices to the extent such declines exceed the  transaction  costs and the costs of borrowing the securities.  A short sale creates the risk of an unlimited  loss,  as the price of the  underlying  security  could theoretically  increase  without  limit,  thus  increasing  the cost of buying those  securities to cover the short position.  There can be no assurance  that the  securities  necessary to cover a short  position  will be available for purchase.  Purchasing  securities to close out the short  position can itself cause the price of the securities to rise  further,  thereby  exacerbating  the loss.  For these  reasons,  short selling is considered a speculative investment practice.

         Underlying  Funds  and  Segregated  Accounts  may  also  effect  short  sales  "against  the  box."  These transactions  involve selling short  securities  that are owned (or that an Underlying  Fund or Segregated  Account has the right to obtain).  When an  Underlying  Fund or  Segregated  Account  enters into a short sale  against the box,  it will set aside  securities  equivalent  in kind and amount to the  securities  sold  short (or  securities convertible  or  exchangeable  into  such  securities)  and will  hold such  securities  while  the  short  sale is outstanding.  Underlying Funds and Segregated  Accounts will incur transaction costs,  including interest expenses, in connection with opening, maintaining and closing short sales against the box.

GENERAL RISKS

         Lack of Operating  History.  Certain  Underlying Funds may be newly formed entities that have no operating histories.  In such cases, the Sub-Adviser  will have evaluated the past investment  performance of Underlying Fund
Managers  or their  personnel.  However,  this past  investment  performance  may not be  indicative  of the future results of an investment in an Underlying  Fund managed by an Underlying  Fund Manager.  Although the  Sub-Adviser,
its affiliates and their personnel have  considerable  experience  evaluating the performance of alternative  asset managers and providing manager selection and asset allocation  services to clients,  the Fund's investment  program should be evaluated on the basis that there can be no assurance  that the  Sub-Adviser's  assessments of Underlying
Fund Managers,  and in turn their assessments of the short-term or long-term  prospects of investments,  will prove accurate.  Thus, the Fund may not achieve its investment objective and the Fund's net asset value may decrease.

         Non-Diversified  Status. The Fund is  "non-diversified"  under the Investment Company Act. That means that the Fund can  invest  in the  securities  of a single  issuer  without  limit.  This  policy  gives  the Fund  more flexibility  to invest in the  obligations  of a single  borrower or issuer than if it were a  "diversified"  fund.
Also there are no  requirements  under the  Investment  Company Act that the  investments  of  Underlying  Funds be diversified.  However,  the Fund  intends to  diversify  its  investments  so that it will  qualify as a "regulated investment  company" under the Internal  Revenue Code  (although it reserves the right not to qualify).  Under that requirement,  the Fund may not invest more than 25% of its assets in the  securities of any one borrower or issuer.
To the extent the Fund invests a relatively  high  percentage of its assets in the  obligations  of a single issuer or a limited number of issuers,  the Fund is subject to additional  risk of loss if those  obligations  lose market value or the  borrower or issuer of those  obligations  defaults.  To address  this risk,  not more than 10% of the
Fund's net assets will be allocated to any one Underlying Fund Manager.

         Industry  Concentration  Risk.  Although  the Fund will not  invest  25% or more of the value of its total assets in the  securities  (other  than U.S.  Government  securities)  of  issuers  engaged  in a single  industry,
Underlying  Funds generally are not subject to similar  industry  concentration  restrictions on their  investments and, in some  cases,  may invest 25% or more of the value of their total  assets in a single  industry.  Underlying
Funds are not subject to the Fund's other investment policies and restrictions.

         The Fund will not  invest in an  Underlying  Fund if, as a result of such  investment,  25% or more of the value of the Fund's total assets will be invested in  Underlying  Funds that,  in the  aggregate,  have  investment programs  that focus on investing in any single  industry.  Nevertheless,  it is possible  that, at any given time, the assets of  Underlying  Funds in which the Fund has invested  will,  in the  aggregate,  be invested in a single industry  constituting  25% or more of the value of their  combined  total  assets.  The Fund does not believe that this  situation  is  likely  to  occur  given  the  nature  of  its  investment  program.  However,  because  these circumstances  may arise, the Fund is subject to greater  investment risk to the extent that a significant  portion of its assets may at some times be  invested,  indirectly  through  Underlying  Funds in which it  invests,  in the securities of issuers engaged in similar  businesses  that are likely to be affected by the same market  conditions and other  industry-specific  risk  factors.  Underlying  Funds  are not  generally  required  to  provide  current information  regarding  their  investments  to  their  investors  (including  the  Fund).  Thus,  the  Fund and the
Sub-Adviser  may not be able to  determine at any given time whether or the extent to which  Underlying  Funds,  in the aggregate, have invested 25% or more of their combined assets in any particular industry.

         If the Fund engages an  Underlying  Fund Manager to manage a Segregated  Account or a separate  investment vehicle has been created in which an Underlying  Fund Manager will serve as general  partner of the vehicle and the
Fund will be the sole limited partner (an "Affiliated  Underlying  Fund"),  then the Fund shall be required to look through to the assets of such Segregated Account and/or Affiliated  Underlying Fund in determining  compliance with the industry concentration policy.

         Limited  Liquidity;  In-Kind  Distributions.  An investment in the Fund provides  limited  liquidity since shareholders  will not be able to  redeem  shares  on a daily  basis  because  the Fund is a  closed-end  fund.  In addition,  with very limited exceptions,  shares are not transferable,  and liquidity will be provided only through repurchase  offers made from time to time by the Fund.  An  investment  in the Fund is therefore  suitable only for investors  who can bear the  risks  associated  with the  limited  liquidity  of shares  and  should be viewed as a long-term investment.

         Payment for  repurchased  shares may require the Fund to  liquidate  portfolio  holdings  earlier than the
Sub-Adviser  would  otherwise  liquidate  these  holdings,  potentially  resulting in losses,  and may increase the
Fund's portfolio  turnover.  The Adviser and the Sub-Adviser  intend to take measures  (subject to such policies as may be established by the Board) to attempt to avoid or minimize  potential losses and turnover  resulting from the repurchase of shares.

         If a  shareholder  tenders all shares (or a portion of its shares) in connection  with a repurchase  offer made by the Fund,  that  tender may not be  rescinded  by the  shareholder  after the date on which the  repurchase offer  terminates.  However,  the  value  of  shares  that  are  tendered  by  shareholders  generally  will not be determined  until a date  approximately  one month later and will be based on the value of the Fund's  assets as of such later  date.  A  shareholder  will thus  continue  to bear  investment  risk after  shares  are  tendered  for repurchase  and until the date as of which the shares are  valued  for  purposes  of  repurchase.  In  addition,  a redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund will  apply if the date as of which the  shares  are to be  valued  for  purposes  of  repurchase  is less  than  one  year  following  the date of the shareholder's initial investment in the Fund.

         The Fund expects to  distribute  cash to the holders of shares that are  repurchased.  However,  there can be no assurance  that the Fund will have  sufficient  cash to pay for shares that are being  repurchased or that it will be able to liquidate  investments at favorable  prices to pay for repurchased  shares.  Although the Fund does not  generally  intend to make  distributions  in-kind,  under the  foregoing  circumstances,  and in other unusual circumstances  where the Board  determine  that making a cash payment would result in a material  adverse effect on the Fund or on shareholders  not tendering shares for repurchase,  shareholders  may receive in-kind  distributions of investments  from the Fund's  portfolio,  either the Fund's  interests in Underlying Funds or securities held by the Underlying  Funds (valued in accordance with the Fund's  valuation  policies) in connection with the repurchase of shares by the Fund.  Any such  distributions  will be made on the same basis to all  shareholders  in connection with any  particular  repurchase  offer.  In  addition,  a  distribution  may be made  partly  in cash  and  partly in-kind.  An in-kind  distribution may consist of securities that are not readily  marketable and may be subject to restrictions  on  resale,  such as the  Fund's  interests  in  Underlying  Funds  or  certain  securities  owned by
Underlying Funds.  Shareholders  receiving an in-kind  distribution  will incur costs,  including  commissions,  in disposing  of  securities  that  they  receive,  and in the case of  securities  that are not  readily  marketable, shareholders  may not be able to sell the  securities  except at  prices  that are  lower  than  those at which the securities  were  valued by the Fund or not without  substantial  delay due to the  requirements  under the federal securities laws prohibiting the sale of securities  unless properly  registered under the Securities Act of 1933 or otherwise  permitted  pursuant to an exemption  thereunder.  Any such  distributions will be made on the same basis to all Shareholders in connection with any particular  repurchase  offer. For these various reasons,  an investment in the shares is suitable only for sophisticated investors.  See "Repurchases of Shares and Transfers."

         Conflicts  of  Interest.  The  Adviser,  the  Sub-Adviser  and  their  affiliates,  as well as many of the
Underlying  Fund  Managers and their  respective  affiliates,  provide  investment  advisory and other  services to clients  other than the Fund and  Underlying  Funds.  In addition,  investment  professionals  associated  with the
Adviser,  the  Sub-Adviser  or Underlying  Fund Managers may carry on investment  activities for their own accounts and the accounts of family members  (collectively  with other accounts managed by the Adviser,  the Sub-Adviser and their affiliates,  "Other  Accounts").  As a result of the foregoing,  the Adviser,  the Sub-Adviser and Underlying
Fund Managers will be engaged in  substantial  activities  other than on behalf of the Fund and may have  differing economic  shares in  respect of such  activities  and may have  conflicts  of  interest  in  allocating  investment opportunities,  and their time,  between the Fund and Other  Accounts.  Underlying  Fund  Managers may, in pursuing independently of one another their respective investment objectives,  effect offsetting  transactions,  which could result in the Fund bearing transactional costs without obtaining any benefit.

         However,  it is the  policy of the  Sub-Adviser,  and  generally  also the policy of the  Underlying  Fund
Managers,  that  investment  decisions  for the Fund,  Segregated  Accounts  and Other  Accounts be made based on a consideration of their respective  investment objectives and policies,  and other needs and requirements  affecting each account that they manage and that investment  transactions  and  opportunities be fairly allocated among their clients, including the Fund and Underlying Funds.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

         Underlying  Funds generally will not be registered as investment  companies  under the Investment  Company
Act and, therefore,  the Fund will not have the benefit of various  protections  afforded by the Investment Company
Act with respect to its  investments in Underlying  Funds.  The Fund from time to time, may also invest in non-U.S.
Hedge Funds that also are not  registered  under the  Investment  Company Act.  Investing  in non-U.S.  Hedge Funds
have similar  risks to investing in  securities  of non-U.S.  companies  and  countries.  Although the  Sub-Adviser expects to receive  detailed  information  from each Underlying Fund Manager  regarding its investment  performance and investment  strategy on a regular basis, in most cases the Sub-Adviser has little or no means of  independently verifying this  information.  An Underlying  Fund Manager may use  proprietary  investment  strategies that are not fully disclosed to the Sub-Adviser,  which may involve risks under some market  conditions that are not anticipated by the  Sub-Adviser.  In addition,  many  Underlying  Fund Managers  will not be registered as investment  advisers under the Investment  Advisers Act of 1940, as amended (the "Advisers Act") in reliance on certain  exemptions from registration  under that act. In such cases,  Underlying  Fund Managers  will not be subject to various  disclosure requirements and rules that would apply to registered investment advisers.

         Investors in the Fund directly bear the Fund's fees and expenses,  and  indirectly  bear fees and expenses of the Underlying Funds and Segregated Accounts,  including  asset-based fees and  performance-based  fees assessed by  Underlying  Funds or Segregated  Accounts.  Similarly,  shareholders  bear a  proportionate  share of the other operating  expenses  of the Fund  (including  the  Administration  Fee) and,  indirectly,  similar  expenses of the
Underlying  Funds and  Segregated  Accounts.  An investor who meets the conditions  imposed by the Underlying  Fund
Managers,  including  investment  minimums that may be considerably higher than the $500,000 minimum imposed by the
Fund, could invest directly with the Underlying Fund Managers.

         Each  Underlying  Fund  Manager  will  receive any  performance-based  allocation  to which it is entitled irrespective of the investment  performance of other Underlying Fund Managers or the investment  performance of the
Fund  generally.  Thus,  an  Underlying  Fund  Manager  with  positive  investment  performance  will  receive this allocation  from the Fund (and  indirectly  from  shareholders)  even if the Fund's  overall  investment  return is negative.  Investment  decisions  of the  Underlying  Fund  Managers  are made  independently  of each other.  As a result,  at any  particular  time,  one  Underlying  Fund  Manager  may be  purchasing  shares of an issuer  for an
Underlying  Fund or Segregated  Account whose shares are being sold by another  Underlying Fund Manager for another
Underlying  Fund  or  Segregated  Account.  In any  such  situations,  the  Fund  could  indirectly  incur  certain transaction costs without accomplishing any net investment result.

         Since the Fund may make additional  investments in or effect  withdrawals  from an Underlying Fund only at certain times pursuant to limitations  set forth in the governing  documents of the Underlying  Fund, the Fund from time to time: may have to invest a greater  portion of its assets  temporarily in money market  securities  than it otherwise  might wish to invest;  may have to borrow money to  repurchase  shares;  and may not be able to withdraw its  investment in an Underlying  Fund  promptly  after it has made a decision to do so. This may adversely  affect the Fund's investment return or increase the Fund's expenses.

         Underlying  Funds may be permitted to redeem their shares  in-kind.  Thus,  upon the Fund's  withdrawal of all or a portion of its  interest in an  Underlying  Fund,  the Fund may receive  securities  that are  illiquid or
difficult  to  value.  See   "INVESTMENT-RELATED   RISKS  -  Illiquid  Portfolio   Investments"  and  "DISTRIBUTION
ARRANGEMENTS  -  Calculation  of Net Asset  Value." In these  circumstances,  the Adviser  would seek to dispose of these securities in a manner that is in the best interests of the Fund.

         Subject to limitations imposed by the Investment Company Act, neither the Trustees,  nor the Adviser,  nor the Sub-Adviser  shall be liable to the Fund or any of the  shareholders  for any loss or damage  occasioned by any act or omission in the  performance  of their  respective  services as such in the absence of willful  misfeasance, bad faith, gross negligence or reckless disregard of their duties.

         Segregated  Account  Allocations.  The Fund may on  occasion  allocate  its assets to an  Underlying  Fund
Manager by retaining the Underlying  Fund Manager to manage a Segregated  Account for the Fund,  rather than invest in the  Underlying  Fund  Manager's  Underlying  Fund.  It is possible,  given the leverage at which certain of the
Underlying  Fund  Managers will trade,  that the Fund could lose more in a Segregated  Account that is managed by a particular  Underlying  Fund Manager than the Fund has allocated to such  Underlying  Fund Manager to invest.  This risk may be avoided if the Fund,  instead of retaining  an  Underlying  Fund  Manager to manage a separate  account comprised  of a  designated  portion  of the Fund's  assets,  creates a separate  investment  vehicle  for which an
Underlying  Fund  Manager  will serve as general  partner and in which the Fund will be the sole  limited  partner.
Use of this structure,  however,  involves various expenses,  and there is no requirement that separate  investment vehicles be created for  Segregated  Accounts.  Underlying  Funds that are  Segregated  Accounts will be subject to the investment  policies and restrictions of the Fund, as well as the provisions of the Investment  Company Act and the rules thereunder.

         Valuation  of  Underlying  Funds.  In most  cases,  the Fund will be unable to verify with  certainty  the monthly  valuation  received  from an Underlying  Fund Manager  regarding an Underlying  Fund.  Furthermore,  these valuations  will typically be estimates  only,  subject to revision based on each  Underlying  Fund's annual audit.
Revisions  to  the  Fund's  gain  and  loss  calculations  will  be an  ongoing  process,  and no  appreciation  or depreciation figure can be considered final until the annual audits of Underlying Funds are completed.

         Underlying  Fund Managers will  generally  invest  primarily in marketable  securities,  although  certain
Underlying Fund Managers may also invest in privately  placed  securities and other  investments  that are illiquid and do not have readily  available market  quotations.  These securities will  nevertheless  generally be valued by
Underlying Fund Managers,  which  valuations  will be conclusive  with respect to the Fund, even though  Underlying
Fund Managers will  generally  face a conflict of interest in valuing such  securities  because the values given to the  securities  will affect the  compensation  of the  Underlying  Fund Managers.  Any such  securities  held by a
Segregated  Account  will be  valued  at  their  "fair  value"  as  determined  in good  faith  by the  Board.  See
"DISTRIBUTION ARRANGEMENTS - Calculation of Net Asset Value," below.

                                        USE OF PROCEEDS OF FUND'S OFFERING

         The Fund will use the proceeds of the offering of its shares to invest in accordance  with its  investment objective and policies.

                                                    GENERAL INFORMATION

         The Fund is  registered  under the  Investment  Company Act as a  closed-end,  non-diversified  management investment  company.  The Fund was formed as a Massachusetts  business trust under the laws of the  Commonwealth of
Massachusetts on May 24, 2002 and commenced operations January 2, 2003.

                                           THE FUND AND ITS INVESTMENTS

What  is  the  Fund's  Investment  Objective?  The  Fund  seeks  long-term  capital  appreciation  consistent  with preservation  of capital while  attempting to generate  positive  returns over various market cycles.  No assurance can be given that the Fund will achieve its investment objective.

What are the Fund's  Principal  Investment  Policies?  The Fund pursues its investment  objective by allocating its assets for  investment  among a select group of Underlying  Fund Managers that are  alternative  asset managers and employ a variety of "market neutral" investment  strategies.  Market neutral investment  strategies seek to provide predictable  investment  returns  regardless  of general  stock  market  movements.  The  Sub-Adviser  is primarily responsible  for selecting the  Underlying  Fund  Managers and  determining  the portion of the Fund's assets to be allocated to each Underlying  Fund Manager,  subject to the general  supervision of the Adviser and the Board.  The
Fund will  implement  these  allocation  decisions  primarily by investing in Underlying  Funds that are managed by
Underlying Fund Managers selected by the Sub-Adviser.

Underlying  Funds are generally  private U.S.  investment  funds,  although they may consist of certain  qualifying
non-U.S.  private  funds as well.  In the U.S.  such  funds are  typically  organized  as limited  partnerships  or limited  liability  companies,  that are not required to register under the Investment  Company Act because they do not publicly offer their  securities  and are  restricted as to either the number of investors  permitted to invest in the fund or as to the  qualifications  of persons  eligible to invest  (determined  with respect to the value of investment  assets held) in the fund. The typical  Underlying Fund will have greater  investment  flexibility  than traditional  investment  funds (such as mutual  funds and most other  registered  investment  companies)  as to the types of securities owned, the types of trading strategies  employed,  and in many cases, the amount of leverage it may use.

Under normal  market  conditions,  at least 80% of the Fund's net assets (plus the amount of any  borrowings by the
Fund for  investment  purposes)  will be  allocated  to  Underlying  Fund  Managers  that pursue  "market  neutral"
investment  strategies.  "Market  neutral"  investment  strategies  encompass a broad range of investment  programs that  historically  have exhibited a low  correlation to the  performance of equity,  debt and other markets.  They include  investment  programs  involving  use of hedging and  arbitrage  techniques  in the  equity,  fixed-income,
currency  and  commodity  markets.  These  investment  programs  employ  a  variety  of  sophisticated   investment
techniques  that include,  among other things,  short sales of securities,  use of leverage,  and  transactions  in derivative securities and other financial instruments such as stock options,  index options,  futures contracts and options on futures.

How do Underlying  Fund Managers  Decide What  Investments  to Buy or Sell?  The  Sub-Adviser  takes a three-tiered approach to asset  allocation  and Underlying  Fund Manager  selection.  Its  methodology is premised on the belief that consistent,  superior long-term  performance  necessitates first, a rigorous,  top-down, or macro, view of the various  alternative  investment fund strategies;  second, an in-depth analysis of the types of strategy attributes that best complement the Fund's investment objective;  and third,  identification of Underlying Fund Managers whose investment styles and historical investment returns and risk characteristics best embody those attributes.

The investment strategies of the Underlying Fund Managers may include, among others:
o        Index  arbitrage.  This strategy  involves  investing in a group of securities  comprising an index,  or a representative  sample of an index,  in order to capture the pricing  differences  that may arise  between the index and the component securities.
o        Interest rate arbitrage.  This strategy seeks to exploit price anomalies  between related  securities with prices that fluctuate in response to interest rate movements.
o        Merger  arbitrage.  This  strategy  involves  investing  simultaneously  in long and  short  positions  in companies  involved in a merger or  acquisition  in order to profit from the expected  price  movements of the acquiring and target companies.
o        Convertible bond and warrant hedging.  This strategy  involves  investing in undervalued  instruments that are convertible  into equity  securities and then hedging out systematic  risks associated with either the convertible instrument, the underlying security or both.
o        Statistical  long/short equity strategies.  This strategy involves  constructing  portfolios of offsetting long and short equity positions using  mathematical or statistical  techniques to identify  relative value between long and short positions.
o        Pairs  trading.  This is a specific type of equity  hedging  strategy that involves  effecting  offsetting long and short equity positions in the same industry or sector.

Underlying  Fund  Managers  using  arbitrage  strategies  attempt to identify  and exploit  pricing  inefficiencies
between  related   instruments  or  combinations  of  instruments.   Sophisticated   mathematical  and  statistical
techniques and models are used to attempt to identify  relative value between  related  instruments or combinations of instruments and to capture  mispricings  among such  instruments.  Underlying Fund Managers  pursuing  arbitrage strategies  utilize a variety of techniques  and models,  ranging from purely  quantitative,  short-term  models to more discretionary approaches using fundamental research to construct long and short portfolios.

Can the  Fund's  Investment  Objective  and  Policies  Change?  The  Fund's  Trustees  can  change  non-fundamental investment policies without shareholder  approval,  although significant changes will be described in amendments to this  prospectus.  Fundamental  policies  cannot be changed without the approval of a "majority" (as defined in the
Investment Company Act) of the Fund's  outstanding voting shares. The Fund's investment  objective is a fundamental policy.  Other  fundamental  investment  policies are listed in the SAI. An  investment  policy is not  fundamental unless this prospectus or the SAI says that it is.

How are  Underlying  Fund Managers  Selected?  The  Sub-Adviser  will  allocate the Fund's  assets among  available
Underlying  Fund  Managers that the  Sub-Adviser  determines  have records of superior  investment  performance  in pursuing market neutral investment  strategies,  consistent with the Fund's goal of long-term capital appreciation, while focusing on the risk  characteristics  of those  strategies  and the Fund's  overall risk exposure.  In doing so, the  Sub-Adviser  will seek to construct an investment  portfolio for the Fund in which there is expected to be a low overall degree of correlation of the investment  performance of Underlying  Fund Managers  across  investment styles and little or no  correlation  between  the  overall  performance  of the Fund's  portfolio  and the general performance  of equity,  fixed-income  and other  markets.  The Fund's  structure and its  investment  approach are intended to provide investors several advantages over direct  investments in private  investment funds,  including:
the ability to invest in a professionally  constructed and managed investment portfolio;  access to a diverse group of Underlying Fund Managers that utilize varying  investment styles and strategies;  and reduced risk exposure that comes from  investing  with multiple  Underlying  Fund Managers  that have  exhibited low  volatility of investment returns and low  correlation to one another.  The  Sub-Adviser  expects  generally to allocate the Fund's assets to approximately 10 to 20 Underlying Fund Managers.

The  multi-manager  approach  followed by the Fund will involve  allocation of the Fund's assets to Underlying Fund
Managers that employ various market neutral  investment  styles and strategies and will provide investors access to a variety of  Underlying  Fund  Managers.  The Fund will invest in various  types of  Underlying  Funds  managed by
Underlying Fund Managers,  including  non-U.S.  private funds and private U.S.  investment funds that are typically organized as limited partnerships,  joint ventures,  other investment companies and similar entities.  However, the
Fund may on occasion retain one or more Underlying  Fund Managers to manage and invest  designated  portions of the
Fund's assets  (either as  separately  managed  accounts or by creating  separate  investment  vehicles in which an
Underlying  Fund  Manager  will  serve as  general  partner of the  vehicle  and the Fund will be the sole  limited partner).  Any  arrangement in which the Fund retains an Underlying Fund Manager to manage an account or investment vehicle for the Fund is - as explained  above under "A Brief  Overview of the Fund:  What Does the Fund Invest In?"
- referred to as a  "Segregated  Account." The  selection of a new  Underlying  Fund Manager to manage a Segregated
Account is subject to the approval of the  Trustees,  including a majority of the persons  comprising  the Trustees who are not  "interested  persons,"  as  defined  by the  Investment  Company  Act,  of the Fund (the  "Independent
Trustees")  and  shareholders,  unless  the Fund  seeks and  obtains  an order  from the  Securities  and  Exchange
Commission  exempting the Fund from certain provisions of the Investment  Company Act. The Fund's  participation in any  Segregated  Account  arrangement  will be subject  to the  requirement  that the  Underlying  Fund  Manager be registered  as an  investment  adviser under the Advisers  Act, and the Fund's  contractual  arrangements  with the
Underlying  Fund  Manager  will be  subject  to the  requirements  of the  Investment  Company  Act  applicable  to investment advisory contracts, including Section 15 of the Investment Company Act.

Underlying  Fund  Managers  will be selected on the basis of various  criteria,  generally  including,  among other things,  an analysis of: the Underlying Fund Manager's  performance  during various time periods and market cycles;
the  Underlying  Fund  Manager's  reputation,  experience and training;  its  articulation  of and adherence to its investment philosophy;  the presence and deemed effectiveness of risk management discipline;  on-site interviews of the management team; the quality and stability of the Underlying Fund Manager's  organization,  including  internal and external  professional  staff;  and whether key  personnel  of the  Underlying  Fund  Manager have  substantial personal  investments in the Underlying  Fund Manager's  investment  program.  Although it is the general policy of the Fund to allocate  assets among  Underlying  Fund Managers that use market neutral  strategies,  the Sub-Adviser may allocate a limited  portion of the Fund's  assets to Underlying  Fund  Managers that do not use market  neutral
strategies,   but  which  use  other  strategies  that  have  investment  performance   characteristics  that  have
historically  been  negatively  correlated  to the equity and  fixed-income  markets,  generally,  in an attempt to generate a consistent  return  pattern with lower  volatility.  The Fund will not allocate more than 20% of its net assets to these Underlying Fund Managers.

Can an Underlying Fund Manager Be Replaced?  The Sub-Adviser  will regularly  evaluate each Underlying Fund Manager to determine  whether its investment  program is consistent  with the Fund's  investment  objective and whether its investment  performance is satisfactory.  Based on these evaluations,  the Sub-Adviser will allocate and reallocate the Fund's assets among  Underlying  Fund  Managers,  may terminate  existing  Underlying  Fund Managers and select additional  Underlying Fund Managers,  subject to the condition that the selection of a new Underlying Fund Manager for a Segregated  Account (as explained  above under "A Brief Overview of the Fund: What does the Fund Invest In?")
requires  approval of the Board and  shareholders,  unless the Fund seeks and obtains an  Securities  and  Exchange
Commission  order  exempting it from certain  provisions of the  Investment  Company Act (as explained  above under
"How are  Underlying  Fund  Managers  Selected?").  However,  no assurance  can be given that such an order will be issued.

Limits on Allocating  Fund Assets to any One  Underlying  Fund Manager.  Not more than 10% of the Fund's net assets will be allocated to any one Underlying  Fund Manager.  In addition,  the Fund will limit its  investment  position in any one Underlying  Fund to less than 5% of the  Underlying  Fund's  outstanding  voting  securities,  absent an
Securities and Exchange  Commission order (or assurances from the Securities and Exchange  Commission  staff) under which the Fund's  contribution  and  withdrawal of capital from an Underlying  Fund in which it holds 5% or more of the  outstanding  shares  will not be  subject  to  various  Investment  Company  Act  prohibitions  on  affiliated transactions.  However,  to  permit  the  investment  of more of its  assets in  certain  Underlying  Funds  deemed attractive by the Sub-Adviser,  and subject to the foregoing  limitation that the Fund will not purchase 5% or more of the outstanding  voting  securities of any one Underlying Fund, the Fund may purchase  non-voting  securities of
Underlying  Funds,  subject to a limitation  that the Fund will not  purchase  voting and  non-voting  shares in an
Underlying Fund that in the aggregate represents 25% or more of the Underlying Fund's outstanding equity.

Underlying  Fund Managers'  Investments.  Underlying  Fund Managers will generally  invest  primarily in marketable securities,  although  certain  Underlying Fund Managers may also invest in privately  placed  securities and other investments  that are illiquid.  Interests in  Underlying  Funds will not  themselves  be marketable  and will only have  limited  liquidity.  Underlying  Fund  Managers  may  invest  and trade in a wide  range of  instruments  and markets, including, but not limited to, domestic and foreign equities and equity-related  instruments,  currencies, financial  futures,  and fixed income and other  debt-related  instruments.  Underlying Fund Managers are generally not limited as to the markets (either by location or type, such as large  capitalization,  small  capitalization or
non-U.S.  markets)  in which  they may invest or the  investment  discipline  that they may employ  (such as value, growth or bottom-up or top-down  analysis).  In managing  Underlying  Funds,  Underlying  Fund Managers will not be subject to the Fund's investment policies and restrictions or the various  limitations and prohibitions  applicable to investment  companies  registered  under the Investment  Company Act, such as the Fund. As a result,  Underlying
Funds may  involve  additional  risks,  including  those  associated  with the fact that  Underlying  Funds are not generally  subject to any  requirements  that they diversify  their  investments or limit their  investments in the securities  of issuers  engaged in a single  industry or group of  industries.  See "Main Risks of Investing in the
Fund - General Risks - Non-Diversified  Status."  However,  the Fund's  investment  policies and restrictions,  and limitations  and  prohibitions  on  investments  imposed by the  Investment  Company Act, will apply in the case of
Segregated Accounts.

                                            OTHER INVESTMENT STRATEGIES

         Underlying  Fund Managers can also use the  investment  techniques and strategies  described  below.  They might not always use all of the different types of techniques and investments  described  below.  These  techniques have risks, although some are designed to help reduce overall investment or market risks.

Borrowing;  Use of Leverage.  The Fund is authorized to borrow money for investment  purposes,  to meet  repurchase requests  and for cash  management  purposes.  The Fund may obtain a line of credit from a  financial  institution.
Typically,  that type of line of credit will bear  interest at a floating  rate.  Underlying  Funds  generally  are also permitted to borrow money for similar  purposes.  The use of borrowings  for  investment  purposes is known as
"leverage"  and involves a high degree of risk.  The investment  programs of certain  Underlying  Fund Managers may make  extensive  use of leverage.  See "Main Risks of Investing in the Fund - Special  Investment  Instruments  and
Techniques--Leverage; Interest Rates; Margin."

         The Fund is subject to the  Investment  Company Act  requirement  that an  investment  company  satisfy an asset coverage  requirement  of 300% of its  indebtedness,  including  amounts  borrowed,  measured at the time the investment  company incurs the indebtedness  (the "Asset Coverage  Requirement").  This means that the value of the
Fund's total  indebtedness  may not exceed  one-third the value of its total assets  (including such  indebtedness)
less all  liabilities and  indebtedness  other than  borrowing.  These limits do not apply to the Underlying  Funds and,  therefore,  the Fund's  portfolio  may be  exposed to the risk of highly  leveraged  investment  programs  of certain  Underlying  Funds.  The Asset Coverage  Requirement  will apply to borrowings by Segregated  Accounts,  as well as to other  transactions  by  Segregated  Accounts  that can be deemed to result in the creation of a "senior security."  Generally,  in  conjunction  with  investment  positions  for  Segregated  Accounts  that are deemed to constitute  senior  securities,  the Fund must: (i) observe the Asset Coverage  Requirement;  (ii) maintain daily a segregated  account  in cash or liquid  securities  at such a level  that the amount  segregated  plus any  amounts pledged to a broker as  collateral  will equal the current  value of the  position;  or (iii)  otherwise  cover the investment position with offsetting  portfolio  securities.  Segregation of assets or covering investment positions with offsetting  portfolio  securities may limit a Segregated Account's ability to otherwise invest those assets or dispose of those securities.

         Effective  November 28, 2005, the Fund entered into a Credit  Agreement with The Bank of Nova Scotia which enables it to participate  with certain other  Oppenheimer  funds in a committed,  unsecured  credit  facility that permits  borrowings  of up to  $75,000,000,  collectively.  The  borrowings  of any  single  fund  under the credit facility are further  limited to 15% of its net assets.  Interest is charged to the Fund,  based on its borrowings, at a rate equal to either the Federal Funds Rate plus 0.75% or the London  Interbank  Offered Rate  ("LIBOR")  plus
0.75%,  depending  on the type of  borrowing.  The Fund also pays a  commitment  fee equal to its pro rata share of the average unutilized amount of the credit facility at a rate of 0.125% per annum.

The  purpose of the  following  table is to assist an  investor  in  understanding  the  effects of  leverage.  The figures  appearing  in the table are  hypothetical  and that  actual  returns  may be  greater  or less than  those appearing in the table.  The table  assumes  average net assets as of March 31, 2007, an interest rate of _____% as of June 30, 2007, and a constant average borrowing rate of _____% at June 30, 2007.

    ----------------------------- ----------------- ----------------- ------------------ --------------- ---------------

    Assumed Rate of Return             ____%             ____%              ____%            ____%           ____%
    (net of expenses)

    ----------------------------- ----------------- ----------------- ------------------ --------------- ---------------
    ----------------------------- ----------------- ----------------- ------------------ --------------- ---------------

    Corresponding                      ____%             ____%              ____%            ____%           ____%
    Return to Shareholder

    ----------------------------- ----------------- ----------------- ------------------ --------------- ---------------

         Short Selling.  Underlying  Funds and Segregated  Accounts may sell  securities  short.  To effect a short sale,  the  Underlying  Fund or  Segregated  Account  will  borrow the  security  from a brokerage  firm,  or other permissible  financial  intermediary,  and make delivery to the buyer.  The Underlying  Fund or Segregated  Account then is  obligated  to  replace  the  borrowed  security  by  purchasing  it at the  market  price  at the  time of replacement.  The price at such time may be more or less than the  price at which the  security  was sold  short by the Underlying Fund or Segregated  Account,  which would result in a loss or gain,  respectively.  The use of short sales is a  speculative  practice and  involves  significant  risks.  A short sale creates the risk of an unlimited loss, as the price of the underlying  security could  theoretically  increase  without limit,  thus  increasing the cost of buying  those  securities  to cover the short  position.  See "Main Risks of  Investing in the Fund Special
Investment Instruments and Techniques--Short Selling."

         Derivatives.   Underlying  Funds  and  Segregated  Accounts  may  use  financial  instruments,   known  as
derivatives,  for  purposes  of hedging  portfolio  risk and for  non-hedging  purposes.  Examples  of  derivatives include stock options, index options,  futures and options on futures.  Transactions in derivatives involve certain risks. See "Main Risks of Investing in the Fund --Special Investment Instruments and Techniques - Derivatives."

         Short-Term and Defensive  Investments.  The Fund will invest its cash reserves in high quality  short-term investments.  These investments may include money market  instruments and other short-term debt obligations,  money market mutual funds,  and repurchase  agreements  with banks and  broker-dealers.  During periods of adverse market or  economic  conditions,  the Fund may  temporarily  invest  all or a  significant  portion of its assets in these securities or hold cash. To the extent the Fund invests in these  securities or holds cash,  such  investments  are inconsistent with the Fund's investment objective and the Fund will not achieve its investment objective.

                                              HOW THE FUND IS MANAGED

The Board of  Trustees.  The Fund is governed by a Board of  Trustees,  which is  responsible  for  protecting  the shares of  shareholders  under federal and  Massachusetts  law. The Trustees are elected by  shareholders  and meet periodically  throughout the year to oversee the Fund's business,  review its  performance,  and review the actions of the Adviser  and  Sub-Adviser.  "Trustees  and  Officers of the Fund" in the SAI  identifies  the  Trustees  and officers of the Fund (who are elected by the Trustees) and provides more information about them.

The Adviser.  OppenheimerFunds,  Inc. serves as the Fund's investment adviser,  subject to the ultimate supervision of and  subject  to any  policies  established  by the  Board,  pursuant  to the  terms of an  investment  advisory agreement with the Fund (the "Advisory  Agreement").  Under the Advisory Agreement,  the Adviser is responsible for developing,  implementing  and supervising the Fund's  investment  program.  The Adviser is authorized,  subject to the  approval of the  Trustees,  to retain one or more of its  affiliates  to provide any or all of the  investment advisory services required to be provided to the Fund or to assist the Adviser in providing these services.

         The Adviser has  operated as an  investment  adviser  since  1960.  The Adviser and its  subsidiaries  and controlled  affiliates  managed  more than  $_____  billion of assets as of June 30,  2007.  Clients of the Adviser include the  Oppenheimer  mutual funds with more than 6 million  investor  accounts.  The Adviser is located at Two
World  Financial  Center,  225 Liberty  Street,  New York,  New York  10281-1008.  The Adviser is  wholly-owned  by
Oppenheimer  Acquisition  Corp., a holding company  ultimately  controlled by  Massachusetts  Mutual Life Insurance
Company, a global, diversified insurance and financial services organization.

The  Sub-Adviser.  Tremont  Partners,  Inc.  serves as the Fund's  Sub-Adviser and provides  day-to-day  investment management  services  to the Fund,  subject to the  supervision  of the  Adviser  and the Board.  Since  1984,  the
Sub-Adviser and its affiliates have provided  alternative  investment  solutions to a diverse client base including financial  institutions,  mutual funds, other investment  companies and high net worth individuals.  These services include  tracking and  evaluating  over 2,000  domestic and offshore  investment  funds.  The  Sub-Adviser  and its affiliates  were  responsible  for the  allocation  of over  $____  billion  of  client  assets  among  alternative investment  strategies,  as of June 30, 2007. The  Sub-Adviser  is located at 555 Theodore  Fremd Avenue,  Rye, New
York 10580,  and since October 1, 2001 has been  wholly-owned by Tremont Group  Holdings,  Inc.  (formerly  Tremont
Capital  Management,  Inc.)  which in turn is  owned by  Oppenheimer  Acquisition  Corporation,  which in turn is a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company.

         The  Sub-Adviser  will have  responsibility  for selecting  Underlying  Fund Managers and  determining the portion of the Fund's assets to be allocated to each  Underlying  Fund Manager.  It has the  investment  discretion to select  Underlying  Funds and  Underlying  Fund Managers on behalf of the Fund,  and will recommend to the Board whether or not the Fund should enter into a  management  agreement  with an  Underlying  Fund  Manager  pursuant to which Fund assets  would be managed in a  Segregated  Account.  It will  consider  various  criteria  in  selecting
Underlying Fund Managers,  including  among others:  the historical  investment  performance of the Underlying Fund
Manager;  its reputation and experience;  the  effectiveness of its risk management  systems;  its adherence to its stated  investment  philosophy;  the quality and  stability of the  Underlying  Fund  Manager's  organization;  and whether key  personnel  of the  Underlying  Fund  Manager  have  substantial  investments  in the  Underlying  Fund
Manager's investment program.

Advisory Fees. As compensation  for services  required to be provided by the Adviser under the Advisory  Agreement, the Fund will pay the  Adviser a monthly  fee (the  "Advisory  Fee")  computed  at the annual  rate of 1.25% of the aggregate  value of  outstanding  shares  determined  as of the last day of the month  (before any  repurchases  of shares).

         The  Adviser  pays a  monthly  Sub-Advisory  fee to the  Sub-Adviser  equal  to 50% of the  amount  of the
Advisory Fee earned by the Adviser  pursuant to the Advisory  Agreement.  In connection with providing  selling and marketing  support  to the  Adviser  and the Fund,  the  Adviser  pays a  monthly  fee to OFI  Institutional  Asset
Management,  Inc.  ("OFII")  out of its own  resources  in an amount equal to 50% of the amount of the advisory fee earned by the Adviser under the Advisory  Agreement in connection with providing  selling and marketing  support to
OFI and the Fund. These fees are paid by the Adviser and not the Fund.

 Portfolio  Manager.  The  portfolio  manager of the Fund is Timothy J. Birney,  who is primarily  responsible  for selecting the Fund's  investments in Underlying  Funds and allocating the Fund's assets among the Underlying  Funds selected.  Mr. Birney has been a Vice  President of the Fund since  September  2005, a Vice President and portfolio manager of the Sub-Adviser since January 2005 and was Investment  Management  Associate for Tremont Capital,  Inc.,
the parent company of the  Sub-Adviser,  from November 2003 to January 2005.  From May 2002 through  November 2003,
Mr.  Birney  served as Vice  President  at Asset  Alliance  Corporation,  where his  responsibilities  included the development and distribution of structured  products and quantitative  allocation and risk management models.  From
March 1998 through May 2002,  Mr. Birney served as Vice  President and Research  Portfolio  Manager of  Alternative
Asset Management at Nikko Securities Co. International, Inc.

The SAI provides additional information about the portfolio manager's  compensation,  other accounts he manages and his ownership of Fund shares.

A  discussion  regarding  the basis for the  Board's  approval  of the  Fund's  investment  advisory  agreement  is available in the Fund's Annual Report to Shareholders for the fiscal year ended March 31, 2007.

Investor Servicing  Arrangements.  The Adviser may pay, out of its own assets, to qualifying  brokers,  dealers and financial  advisers that provide ongoing investor  services and account  maintenance  services to shareholders that are their customers  ("Investor  Service  Providers") an amount not to exceed 0.25% (on an annualized basis) of the aggregate value of outstanding  shares held by such shareholders.  These services include,  but are not limited to, handling  shareholder  inquiries regarding the Fund (e.g.,  responding to questions  concerning  investments in the
Fund,  account  balances,  and reports and tax information  provided by the Fund);  assisting in the enhancement of relations and communications  between  shareholders and the Fund; assisting in the establishment and maintenance of shareholder  accounts  with  the  Fund;  assisting  in the  maintenance  of  Fund  records  containing  shareholder information;  and providing such other  information and shareholder  liaison services as the Adviser may reasonably request.

Administrative  Services.  Under the terms of an  administration  agreement with the Fund, the Adviser will provide certain  administrative  services to the Fund,  including,  among others:  providing office space and other support services and  personnel as necessary to provide such  services to the Fund;  supervising  the entities  retained by the Fund to provide accounting services,  investor services and custody services;  handling  shareholder  inquiries regarding the Fund,  including but not limited to questions  concerning their investments in the Fund; preparing or assisting in the preparation of various reports,  communications and regulatory  filings of the Fund;  assisting in the  review of  investor  applications;  monitoring  the  Fund's  compliance  with  federal  and  state  regulatory requirements  (other than those relating to investment  compliance);  coordinating  and organizing  meetings of the
Board and meetings of shareholders and preparing related  materials;  and maintaining and preserving  certain books and  records  of the Fund.  In  consideration  for these  services,  the Fund  will pay the  Adviser a monthly  fee computed at the annual rate of 0.15% of the aggregate  value of  outstanding  shares  determined as of the last day
of  each  calendar  month  (the  "Administration   Fee").  Related  to  this,  the  Adviser  (in  its  capacity  as administrator)  and the  Sub-Adviser  have  entered  into a  sub-administration  agreement,  pursuant  to which the
Adviser may delegate some or all of the administrative  responsibilities  to the Sub-Adviser.  The Adviser,  in its capacity as  administrator  of the Fund, will pay the Sub-Adviser,  in its capacity as  sub-administrator,  some or all of the Administration Fee.

Fund  Expenses.  The Fund will bear its own expenses  including,  but not limited to: the Advisory  Fee; any taxes;
investment-related  expenses  incurred by the Fund (e.g.,  management  fees charged by the Underlying Fund Managers and Underlying  Funds,  costs  associated  with organizing and operating any Segregated  Accounts,  placement fees, interest  on  indebtedness,  fees for  data  and  software  providers,  research  expenses  and  professional  fees
(including,  without limitation,  expenses of consultants and experts) relating to investments);  fees and expenses for  accounting  and custody  services;  the fees and expenses of Fund counsel,  legal  counsel to the  Independent
Trustees and the Fund's  Independent  Registered  Public Accounting Firm; costs associated with the registration of the Fund,  including the costs of compliance  with federal and state laws;  costs and expenses of holding  meetings of the Board and meetings of shareholders,  including costs associated with preparation and  dissemination of proxy materials;  the costs of a fidelity bond and any liability  insurance  obtained on behalf of the Fund or the Board;
and such other  expenses  as may be  approved  by the Board.  The Fund will  reimburse  the  Adviser for any of the above expenses that it pays on behalf of the Fund.

         Ongoing  offering  costs are  capitalized  and  amortized to expense over twelve months on a straight line basis.

         The Fund's  organizational  expenses were borne voluntarily by the Adviser. In addition,  initial offering costs were borne voluntarily by the Adviser upon commencement of the Fund's operations.

Capitalization of the Fund as of May 31, 2007

------------------------------------------------ --------------------- --------------------- --------------------------

Title of Class                                    Shares Registered*       Outstanding            Amount Held by

                                                                                               Registrant or for its
                                                                                                      Account
------------------------------------------------ --------------------- --------------------- --------------------------
------------------------------------------------ --------------------- --------------------- --------------------------

Shares of Beneficial Interest $0.001 par value         ________              _______                     0

------------------------------------------------ --------------------- --------------------- --------------------------

* The number of the Fund's  shares  that are  authorized  and may be issued  under the Fund's  Declaration  of
Trust is unlimited.

A b o u t   Y o u r   A c c o u n t

                                                 HOW TO BUY SHARES

INVESTOR QUALIFICATIONS

             Shares will be sold only to "Qualified Investors" that are exempt from federal income tax.

         Currently,  "Qualified  Investors" include: (i) companies (other than investment companies) that represent that  they  have a net  worth of more  than  $1,500,000;  and (ii)  persons  who have at least  $750,000  under the
Adviser's or its  affiliates'  management,  including  any amount  invested in the Fund.  In  addition,  shares are offered only to  investors  that are U.S.  persons for federal  income tax  purposes,  as defined  below,  and that represent  they are exempt from federal income tax. You must complete and sign an investor  certification  that you meet these  requirements  before you may invest in the Fund. The form of this investor  certification  is contained in  Appendix A of this  prospectus.  The Fund will not be  obligated  to sell to brokers or dealers any shares that have not been placed with Qualified Investors that meet all applicable requirements to invest in the Fund.

         A person is  considered a U.S.  person for federal  income tax purposes if the person is: (i) a citizen or resident of the United  States;  (ii) a corporation,  partnership  (including an entity treated as a corporation or partnership  for federal  income tax purposes) or other entity (other than an estate or trust) created or organized under the laws of the United States,  any state therein or the District of Columbia;  (iii) an estate (other than a foreign estate defined in Section  7701(a)(31)(A)  of the Internal  Revenue Code of 1986, as amended (the "Code"));
or (iv) a trust, if a court within the U.S. is able to exercise  primary  supervision over its  administration  and one or more U.S. persons have the authority to control all substantial decisions of such trust.

             Patriot Act Anti-Money  Laundering  Requirements.  The USA Patriot Act (the "Patriot  Act"),  requires all financial  institutions to obtain,  verify,  and record  information that identifies each person or entity that opens an account.  The Patriot Act is intended to prevent the use of the U.S.  financial  system in  furtherance of money  laundering,  terrorism  or  other  illicit  activities.  When  you open an  account,  the  Fund may  request information,  including your name, your date of birth (for a natural person),  your  residential  street address or principal place of business,  your Social Security Number or Employer  Identification  Number,  or other government issued  identification.  Additional  information  may be required  in certain  circumstances  or to open  corporate accounts.  The Fund or the  Transfer  Agent may use the  information  to verify the  identity of  investors  or the status of financial  advisers and may reject  purchase  orders or redeem any amounts in the Fund if they are unable to do so. The Fund may also place  limits on  account  transactions  while it is in the  process of  attempting  to
verify  your  identity.  It  is  the  Fund's  policy  to  cooperate  fully  with  appropriate   regulators  in  any
investigations conducted with respect to potential money laundering, terrorism or other illicit activities.

DISTRIBUTION ARRANGEMENTS

General Terms.  The Distributor  acts as the  distributor of the Fund's shares on a best efforts basis,  subject to various  conditions,  pursuant  to the  terms of a  General  Distributor's  Agreement  entered  into with the Fund.
Shares may be  purchased  through the  Distributor  or through  brokers or dealers  that have  entered into selling agreements  with the  Distributor.  The Fund is not  obligated  to sell to a broker or dealer any shares  that have not been  placed  with  Qualified  Investors  that meet all  applicable  requirements  to  invest in the Fund.  The
Distributor  maintains  its  principal  office at 6803 South  Tucson Way,  Centennial,  Colorado  80112,  and is an
affiliate of the Adviser and the Sub-Adviser.

         Shares  will be  offered  and may be  purchased  on a  monthly  basis,  or at such  other  times as may be determined by the Board.

         Neither  the  Distributor  nor any other  broker or  dealer is  obligated  to buy from the Fund any of the shares.  The  Distributor  does not intend to make a market in the  shares.  The Fund has agreed to  indemnify  the
Distributor and its affiliates and certain other persons against certain liabilities under the Securities Act.

Purchase Terms.  Shares are being offered only to Qualified  Investors that meet all  requirements to invest in the
Fund. The minimum  initial  investment in the Fund by an investor is $500,000.  Subsequent  investments  must be at least $100,000. These minimums may be modified by the Fund from time to time.

         All investor  funds for the sale of shares  pending  acceptance by the Fund will be deposited in an escrow account  maintained by Citibank,  N.A., as the escrow agent,  for the benefit of the  investors.  Funds held in the escrow account may be invested in high quality,  short-term investments,  and any interest earned on the funds will be paid to  investors  on the date  shares  are  issued.  The full  amount of an  investment  is payable in federal funds,  which must be received by the Distributor  not later than fourteen  calendar days prior to the beginning of a month if payment is made by check or four  business  days prior to the beginning of a month if payment is sent by wire.  The  escrowed  monies will be  invested  in the fund on a monthly  basis once an  investor's  investment  is accepted  by the Fund.  If an  investor's  subscription  to  purchase  shares  is not  accepted  by the  Fund,  the investor's funds will be returned to the investor.

         Before an investor may invest in the Fund, the  Distributor or the investor's  sales  representative  will require a  certification  from the  investor  that it is a  Qualified  Investor  and meets other  requirements  for investment,  and that the  investor  will not  transfer its shares  except in the limited  circumstances  permitted under the Funds'  Declaration  of Trust.  The form of investor  certification  that each  investor will be asked to sign is  contained  in  Appendix  A of this  prospectus.  An  investor's  certification  must  be  received  by the
Distributor, along with its payment as described above, otherwise an investor's order will not be accepted.

Calculation  of Net Asset  Value.  The Fund sells its shares at their  offering  price,  which is equal to the "net asset  value"  per share.  The net asset  value of the Fund will be  computed  as of the close of  business  on the following  days:  (i) the last day of each fiscal year (March 31), (ii) the last day of each taxable year (December
31),  (iii) the day preceding the date as of which any shares of the Fund are  purchased,  (iv) any day as of which the Fund  repurchases  any shares or (v) any day the Fund makes a distribution  to  shareholders in shares pursuant to the  Fund's  Reinvestment  Program.  The  Fund's  net asset  value is the value of the  Fund's  assets  less its liabilities.

         In  computing  net asset  value  pursuant  to  "Pricing  Polices  and  Procedures"  adopted  by the Fund's
Trustees,  the Fund will value shares in Underlying  Funds at their fair value,  which the Trustees have determined will  ordinarily  be the values of those shares as  determined by the  Underlying  Fund Managers of the  Underlying
Funds in accordance  with policies  established by the Underlying  Funds.  Other  securities and assets of the Fund
(including  securities  and other  investments  held by Segregated  Accounts)  will be valued at market  value,  if market  quotations are readily  available.  Securities  and assets of the Fund for which market  quotations are not readily  available  will be valued at fair value as determined in good faith by the Trustees or in accordance  with the  "Pricing  Policies  and  Procedures"  adopted  by the  Trustees.  Expenses  of the  Fund  and its  liabilities
(including the amount of any borrowings) are taken into account for purposes of computing net asset value.

         The  Fund's  "Pricing  Policies  and  Procedures"  are  designed  to provide  the  Trustees  with  monthly information  from the  Underlying  Funds on which the Fund may reliably  determine the value of its  investments in the Underlying  Funds and determine its net asset value each month.  The Fund typically  receives  information from the Underlying Funds, as of month-end, within fifteen (15) business days after month-end.

         As a general  matter,  the fair value of the Fund's  interest in an  Underlying  Fund will  represent  the amount  that the Fund could  reasonably  expect to receive  from an  Underlying  Fund if the Fund's  interest  were redeemed at the time of  valuation,  based on the  information  reasonably  available at the time the  valuation is made and that the Fund  believes to be reliable.  In the  unlikely  event that an  Underlying  Fund does not report its value at the end of the month to the Fund on a timely  basis,  the Fund will  determine  the fair value of such
Underlying  Fund  based on the most  recent  value  reported  by the  Underlying  Fund,  as well as other  relevant information  available to the Fund at the time it determines  its net asset value.  Using the  nomenclature  of the hedge fund industry,  any values  reported as "estimated" or "final" values will  reasonably  reflect market values of securities for which market quotations are available or fair value as of the Fund's valuation date.

         Prior to investing in any Underlying  Fund,  the  Sub-Adviser  will conduct a due diligence  review of the valuation  methodology  used by the  Underlying  Fund,  which as a general  matter will utilize  market values when available,  and otherwise utilize fair value principles that the Sub-Adviser  reasonably  believes to be consistent with those used by the Fund for valuing its own investments.

         The  Sub-Adviser  monitors  all  Underlying  Funds and  compares the  individual  monthly  results of each
Underlying  Fund with that of other private hedge fund managers that use the same type of investment  strategy.  In the  unusual  circumstance  where  an  Underlying  Fund's  performance  is not in line  with its  peer  group,  the
Sub-Adviser  will  contact  the  Underlying  Fund's  Sub-Adviser  and  attempt  to find a  logical  and  reasonable explanation for the disparity in returns. Any outlying results,  either positive or negative,  are followed up with the  Underlying  Fund's  Sub-Adviser  to  determine  the cause and to see if  further  review of the  situation  is required.  If,  based on  relevant  information  available  to the  Sub-Adviser  at the time  the Fund  values  its portfolio,  the  Sub-Adviser  concludes that the value provided by the Underlying  Fund does not represent the fair value of the Fund's  interests in the Underlying  Fund, the  Sub-Adviser  will take steps to recommend a fair value for the Fund's interests in the Underlying Fund to the Fund's Board for its consideration.

         Prospective  investors  should be aware that there can be no  assurance  that the fair values of interests in  Underlying  Funds as  determined  under the  procedures  described  above will in all cases be  accurate to the extent that the Fund, the Board and the  Sub-Adviser  do not generally  have access to all necessary  financial and other  information  relating to the  Underlying  Funds to  determine  independently  the net asset  values of those funds. The Board's results in accurately fair valuing  securities  whose market value is not readily  ascertainable are subject to  inaccuracies  and its valuation of portfolio  positions  could have an adverse effect on the Fund's net assets if its judgments regarding appropriate valuations should prove incorrect.

                                        REPURCHASES OF SHARES AND TRANSFERS

NO RIGHT OF REDEMPTION

         No  shareholder  will have the right to require the Fund to redeem  shares.  There is no public market for shares, and none is expected to develop.  With very limited  exceptions,  shares are not transferable and liquidity will be provided  only  through  limited  repurchase  offers  that will be made from time to time by the Fund.  Any transfer  of shares in  violation  of the  Fund's  Declaration  of Trust  will not be  permitted  and will be void.
Consequently,  shareholders  may not be able to liquidate their investment other than as a result of repurchases of shares by the Fund, as described  below.  For  information on the Fund's  policies  regarding  transfers of shares, see "Repurchases and Transfers of Shares--Transfers of Shares" in the SAI.

REPURCHASES OF SHARES

         The Fund from time to time will offer to  repurchase  outstanding  shares  pursuant to written  tenders by shareholders.  Repurchase  offers  will be made at such times and on such terms as may be  determined  by the Board in its sole  discretion,  subject to certain  regulatory  requirements  imposed by the rules of the  Securities and
Exchange  Commission  and  generally  will be offered to repurchase  at a specified  dollar  amount of  outstanding shares.  The Fund's  shares will not be listed for trading on a  securities  exchange.  A  redemption  fee equal to
1.00% of the  value of shares  repurchased  by the Fund will  apply if the date as of which  the  shares  are to be valued  for  purposes  of  repurchase  is less  than  one year  following  the  date of the  shareholder's  initial investment in the Fund. If  applicable,  the  redemption  fee will be deducted  before payment of the proceeds of a repurchase.

         Board  Considerations.  In  determining  whether the Fund  should  repurchase  shares  pursuant to written tenders,  the Board will consider the  recommendations  of the Adviser.  The Adviser expects that it will recommend to the Board that the Fund offer to  repurchase  shares as of the last business day of March,  June,  September and
December of each year. The Fund  anticipates  that the Board will limit each  repurchase to no more than 25% of the
Fund's total assets, although the limit for any one repurchase may be lower.

         The Board will also consider the following factors, among others, in making its determination:

o        whether any shareholders have requested to tender shares to the Fund;

o        the liquidity of the Fund's assets;

o        the investment plans and working capital requirements of the Fund;

o        the relative economies of scale with respect to the size of the Fund;

o        the history of the Fund in repurchasing shares or portions thereof;

o        the economic condition of the securities markets; and

o        the anticipated tax consequences to the Fund of any proposed repurchases of shares or portions thereof.

         The Board will determine that the Fund  repurchase  shares from  shareholders  pursuant to written tenders only on terms the Board  determines  to be fair to the Fund and  shareholders,  and  subject to certain  regulatory requirements  imposed by Securities  and Exchange  Commission  rules.  When the Board  determine that the Fund will make a repurchase  offer,  notice of that offer will be provided to each  shareholder  describing  the terms of the offer,  and containing  information  that  shareholders  should  consider in deciding  whether to tender shares for repurchase.  Shareholders  who are deciding  whether to tender shares during the period that a repurchase  offer is open may  ascertain  the  estimated  net asset value of their  shares from the Adviser  during the period the offer remains open.

         Cash Payment vs. In-Kind Securities  Distribution.  When shares are repurchased by the Fund,  shareholders will generally receive cash distributions equal to the value of the shares  repurchased,  less the Early Repurchase
Fee, if  applicable.  However,  in the sole  discretion of the Fund,  the proceeds of  repurchases of shares may be paid pro rata by the in-kind  distribution  of securities  held by the Fund, or partly in cash and partly  in-kind.
The Fund  does not  expect  to  distribute  securities  in-kind  except in  unusual  circumstances,  such as in the unlikely event that the Fund does not have  sufficient  cash to pay for shares that are  repurchased or if making a cash payment would result in a material  adverse  effect on the Fund or on  shareholders  not tendering  shares for repurchase.  Any such  distributions  will be made on the same basis to all  shareholders  in  connection  with any particular  repurchase  offer. See "Risk  Factors--General  Risks."  Repurchases will be effective after receipt and acceptance by the Fund of all eligible written tenders of Shares.

         Gain or Loss on Sale of Shares.  A shareholder  that tenders  shares and who is subject to federal,  state or local income tax will  generally  have a taxable  event when the shares are  repurchased.  Gain, if any, will be recognized by a tendering  shareholder only as and after the total proceeds received by the shareholder  exceed the shareholder's  adjusted tax basis in the shares.  A loss, if any, will be recognized only after the shareholder has received full payment under the promissory note that will be given to the  shareholder  prior to the Fund's payment of the repurchase amount.

REPURCHASE PROCEDURES

         Due to liquidity  restraints  associated with the Fund's investments in Underlying Funds and the fact that the Fund may have to effect  withdrawals  from those funds to pay for shares  being  repurchased,  it is  presently expected that, under the procedures  applicable to the repurchase of shares,  shares will be valued for purposes of determining their repurchase price as of a date  approximately one month after the date by which  shareholders must submit a repurchase  request (the  "Valuation  Date") and that the Fund will  generally pay the value of the shares repurchased  (or as discussed  below,  an initial  payment of 95% of the  estimated  value if all shares owned by a shareholder  are  repurchased)  approximately  one month after the  Valuation  Date.  This amount may be subject to adjustment  upon  completion of the annual audit of the Fund's  financial  statements  for the fiscal year in which the  repurchase  is effected  (which it is expected  will be completed  within 60 days after the end of each fiscal year).  If all shares owned by a shareholder  are  repurchased,  the  shareholder  will receive an initial  payment equal to 95% of the  estimated  value of the  shares  and the  balance  due  based on the net asset  value  will be determined  and paid  promptly  after  completion of the Fund's audit and may be subject to audit  adjustment.  Any such  distributions  will  be made on the  same  basis  to all  shareholders  in  connection  with  any  particular repurchase  offer.  Regardless of whether the Fund elects to give cash or a Promissory Note, all shareholders  will receive  the same  manner of  consideration,  i.e.,  all  receive  cash or all  receive  a  Promissory  Note,  or a combination thereof.

         Under these  procedures,  shareholders  will have to decide  whether to tender their shares for repurchase without the benefit of having  current  information  regarding  the value of shares as of a date  proximate  to the
Valuation  Date.  The  shareholder  may inquire of the Fund,  at the toll-free  phone number  indicated on the back cover of the  prospectus  and the front  cover of the SAI,  as to the share  value last  determined.  In  addition, there will be a  substantial  period of time between the date as of which  shareholders  must tender shares and the date they can expect to receive  payment for their shares from the Fund.  However,  promptly  after the  expiration of a repurchase offer,  shareholders whose shares are accepted for repurchase will be given  non-interest  bearing, non-transferable  promissory notes by the Fund  representing the Fund's  obligation to pay for repurchased  shares.
Payments for  repurchased  shares may be delayed under  circumstances  where the Fund has  determined to redeem its shares in  Underlying  Funds to make such  payments,  but has  experienced  delays in receiving  payments  from the
Underlying Funds.

         A  shareholder  who  tenders  for  repurchase  only a portion of his shares will be required to maintain a minimum  account balance of $500,000.  If a shareholder  tenders a portion of his shares and the repurchase of that portion would cause the shareholder's  account balance to fall below this required  minimum,  the Fund reserves the right to reduce  the  portion of the shares to be  purchased  from the  shareholder  so that the  required  minimum balance is maintained.

         Repurchases  of shares by the Fund are subject to certain  regulatory  requirements  imposed by Securities and Exchange Commission rules.

Special  Considerations and Risks of Repurchases.  In addition to the limitations and risks discussed  elsewhere in this prospectus,  there are a number of other factors  affecting share  repurchases that investors should consider, as summarized below:

o        Early  Repurchase  Fee. You may be subject to an Early  Repurchase  Fee, on shares that are repurchased if the date as of which the shares  are to be valued for  purposes  of  repurchase  is less than one year following the date of the shareholder's initial investment in the Fund.

o        Decrease in Fund Assets.  Although the Board believes that the Fund's policy of making  repurchase  offers will generally  benefit  shareholders by providing  liquidity,  the repurchase of shares could cause the Fund's  total assets to decrease  unless  offset by new sales of shares.
                  The  Fund's  expense  ratio  might  therefore  increase  as  a  result  of  repurchases.
                  Repurchase  offers  might also  decrease  the  Fund's  investment  flexibility,  in part because of the Fund's need to hold liquid  assets to satisfy  repurchase  requests.  The impact may depend on the number of shares that the Fund  repurchases  and the ability of the Fund to sell additional shares.

o        Asset  Coverage for  Borrowings.  Repurchases  of shares may  significantly  reduce the asset coverage for any Fund  borrowings.  The Fund may not repurchase  shares if the repurchase  results in its asset coverage  levels  falling below the  requirements  of the  Investment  Company
                  Act. As a result,  in order to be able to repurchase  shares  tendered,  the Fund may be forced to repay all or a part of its  outstanding  borrowings  to maintain  the required asset coverage.

o        Forced Sale of Portfolio  Securities.  To complete a repurchase  offer, the Fund might be required to sell portfolio  securities  to raise  cash.  This might  cause the Fund to  realize  gains or losses  at a time  when the  Adviser  would  otherwise  not  want the Fund to do so.  It might  increase  portfolio  turnover  and the  Fund's  portfolio  transaction  expenses, reducing the Fund's net income to distribute to shareholders.

o        Dividends,  Capital Gains and Taxes.  Certain  shareholders  may incur state tax liability upon the Fund's repurchase of their shares. See "Dividends, Capital Gains and Taxes."

MANDATORY REDEMPTION BY THE FUND

         The Declaration of Trust provides that the Fund may redeem shares under certain  circumstances,  including if:  ownership  of the shares will cause the Fund to be in violation of certain  laws;  continued  ownership of the shares  may  adversely  affect  the Fund;  any of the  representations  and  warranties  made by a  shareholder  in connection  with the  acquisition  of the shares was not true when made or has ceased to be true; or it would be in the best interests of the Fund to repurchase the shares.

                                        DIVIDENDS, CAPITAL GAINS AND TAXES

This  information is only a summary of certain federal income tax  information  about your  investment.  You should consult with your tax advisor about the effect of an investment in the Fund on your particular tax situation.

         Dividends.  The  amount  of any  dividends  the  Fund  pays  may  vary  over  time,  depending  on  market conditions,  the  composition of the Fund's  investment  portfolio,  the expenses  borne by the Fund's shares,  any distributions  made  to the  Fund  by the  underlying  Underlying  Funds  or  Segregated  Accounts  and  applicable distribution  requirements  imposed on the Fund by Subchapter M under the Code..  The Fund cannot guarantee that it will pay any dividends or other distributions.

         Capital  Gains  Distributions.  An  Underlying  Fund may realize  capital  gains on the sale of  portfolio securities.  If it does,  the Fund may make  distributions  out of any net  short-term or long-term  capital gains, normally in December of each year.  The Fund may make  supplemental  distributions  of dividends  and capital gains following  the end of its  fiscal  year.  There  can be no  assurance  that the Fund  will  pay any  capital  gains distributions in a particular year.

         Choice for  Receiving  Distributions.  When you open your  account,  specify on your  application  how you want to receive your dividends and distributions.  There are two options available:

o        Reinvest  All  Distributions  in the Fund.  You can elect to reinvest  all  dividends  and  capital  gains distributions in additional shares of the Fund.

o        Receive All  Distributions  in Cash.  You can elect to receive a check for all dividends and capital gains distributions.

         The Fund has a program for the automatic reinvestment of distributions in the Fund.  Under the program, when a shareholder's distribution is reinvested, additional Fund shares will be issued to that shareholder in an amount equal in value to the distribution.  For purposes of determining the number of shares that will be distributed under the Fund's reinvestment program, the dollar value of the distribution payable to each
Shareholder is divided by the net asset value determined as of the date of the distribution.  Unless you provide specific instructions as to the method of payment, dividends and distributions will be automatically reinvested in additional full and fractional shares of the Fund.

         Dividends and distributions are taxable to shareholders,  as discussed below,  whether they are reinvested in  shares  of the  Fund or  received  in  cash.  Unless  you  inform  the Fund  otherwise,  you  will be  enrolled automatically in the Fund's  reinvestment  program.  You may, at any time, elect to have dividends or distributions paid in cash,  rather than  reinvested  in  additional  Fund shares  (provided  that a minimum  account  balance of
$500,000, as of the date that the Fund values shares for repurchase, is maintained).  If you wish to opt out of the program and to receive your  dividends and  distributions  in cash or if you have  additional  questions  about the
reinvestment  program,   please  contact  Tremont  Partners,  Inc  at  1.866.634.6220  to  complete  the  necessary instructions.

         Taxes.  The Fund intends to qualify as a regulated  investment  company  under the Internal  Revenue Code.
That means that in each year it  qualifies,  it will pay no federal  income tax on the earnings or capital gains it distributes to its shareholders.  This avoids a "double tax" on that income and capital gains,  since  shareholders normally  will be taxed on the  dividends  and capital  gains they receive from the Fund (unless  their Fund shares are held in a retirement  account or the  shareholder  is otherwise  exempt from tax).  Tax-exempt  U.S.  investors will not incur  unrelated  business  taxable income with respect to an unleveraged  investment in Fund shares.  The
Sub-Adviser  has  contracted  with a  non-affiliated  third  party  vendor to perform  certain  compliance  testing exercises, including income testing and issuer diversification,  relating to the Fund that are required of the Fund to qualify as a regulated  investment  company under the Internal  Revenue Code.  This  compliance  testing will be based on criteria provided by the Sub-Adviser.  The Sub-Adviser  shall be responsible for reviewing,  analyzing and interpreting the format and content of the compliance  reports,  and shall be responsible for assessing whether the
Fund is in compliance with applicable requirements under the Internal Revenue Code.

         You should be aware of the following tax implications of investing in the Fund:

o        Whether  tax-exempt  investors  receive  them  in cash or  reinvest  them,  dividends  and  capital  gains distributions may be subject to state and local taxes.
o        Dividends paid from net investment  income and  short-term  capital gains are taxable as ordinary  income.
                  Distributions  of the Fund's  long-term  capital gains are taxable as long-term  capital gains.  It does not matter how long you have held your shares.
o        Every  calendar  year the Fund will send you and the IRS a  statement  showing  the amount of any  taxable dividends and other  distributions  the Fund paid to you in the previous  calendar year.
                  The tax information the Fund sends you will  separately  identify any long-term  capital gains distribution the Fund paid to you.
o        Because  the Fund's  share  prices  fluctuate,  you may have a capital  gain or loss when your  shares are repurchased.  A capital  gain or loss is the  difference  between the price you paid for the  shares  and the  price you  received  when they were  accepted  for  repurchase  or exchange.  Generally,  when shares of the Fund you have  tendered are  repurchased,  you must recognize any capital gain or loss on those shares.
o        If you buy shares on the date or just before the date the Fund  declares a capital gains  distribution,  a portion  of the  purchase  price for the  shares  will be  returned  to you as a taxable distribution.
o        An investor  should  also be aware that the  benefits of the  reduced  tax rate  applicable  to  long-term capital gains and qualified  dividend  income may be impacted by the  application of the alternative minimum tax to individual shareholders.
o        You should review the more detailed discussion of federal income tax considerations in the SAI.

             Returns of Capital Can Occur.  In certain  cases,  distributions  made by the Fund may be considered a non-taxable  return of  capital to  shareholders.  This may occur  when the Fund  makes a  distribution  that is in excess of its current income or capital gains. The Fund will identify returns of capital in shareholder notices.

                                       ADDITIONAL INFORMATION ABOUT THE FUND

The Fund's Voting Shares.  Each share of the Fund represents an interest in the Fund  proportionately  equal to the shares of each  other  share.  Each share has one vote at  shareholder  meetings,  with  fractional  shares  voting proportionally,  on matters  submitted to the vote of  shareholders.  There are no cumulative  voting  rights.  The
Fund's shares do not have pre-emptive or conversion or redemption provisions.  In the event of a liquidation of the
Fund,  shareholders  are entitled to share pro rata in the net assets of the Fund  available  for  distribution  to shareholders after all expenses and debts have been paid.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

         All persons  extending  credit to, doing business with,  contracting with or having or asserting any claim against  the Fund or the  Trustees  shall look only to the assets of the Fund for  payment  under any such  credit, transaction,  contract or claim; and neither the shareholders  nor the Trustees,  nor any of their agents,  whether past,  present or future,  shall be personally  liable.  Notice of such  disclaimer and agreement  thereto shall be given in each agreement, obligation or instrument entered into or executed by the Fund or the Trustees.

         Under the Declaration of Trust,  there is expressly  disclaimed  shareholder and Trustee liability for the acts and  obligations  of the Fund.  Nothing  in the  Declaration  of Trust  shall,  however,  protect a Trustee or officer  against any  liability  to which such Trustee or officer  would  otherwise be subject by reason of willful misfeasance,  bad faith,  gross  negligence  or  reckless  disregard  of the duties  involved in the conduct of the office of Trustee or of such officer hereunder.

         Massachusetts  law permits a  shareholder  of a business  trust  (such as the Fund) to be held  personally liability  as a  "partner"  under  certain  circumstances.  However,  the risk that a Fund  shareholder  will incur financial  loss  from  being  held  liable  as a  "partner"  of  the  Fund  is  limited  to the  relatively  remote circumstances in which the Fund would be unable to meet its obligations.

                                    OF THE STATEMENT OF ADDITIONAL INFORMATION

                                               DATED JULY 29, 2007

This is the Table of Contents of the Fund's  Statement of Additional  Information  dated July 29,  2007. It should be read together with the  prospectus.  You can obtain the  Statement of Additional  Information  by writing to the
Fund's Transfer  Agent,  OppenheimerFunds  Services,  at P.O. Box 5270,  Denver,  Colorado 80217, or by calling the
Transfer Agent at the toll-free number shown on the back cover.

Contents
-------------------------------------------------------------------------------------------------------------------

GENERAL INFORMATION

INVESTMENT POLICIES AND PRACTICES

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES

BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES

INVESTMENT ADVISORY SERVICES

CONFLICTS OF INTEREST

TAX ASPECTS

ERISA CONSIDERATIONS

BROKERAGE

DISTRIBUTION ARRANGEMENTS

PAYMENTS TO FUND INTERMEDIARIES

VALUATION OF ASSETS

NDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

CUSTODIAN

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

SUMMARY OF DECLARATION OF TRUST

FUND ADVERTISING AND SALES MATERIAL

FINANCIAL STATEMENTS

APPENDIX A: INDUSTRY CLASSIFICATIONS

                                                 APPENDIX A

                                              INVESTOR CERTIFICATION

       I hereby  certify that I am: (A) an  irrevocable  trust that has a net worth* in excess in $1.5 million (the
"Net Worth Requirement);  (B) a revocable trust and each grantor of the trust meets the Net Worth Requirement;  (C)
an employee benefit plan (a "Plan") that meets the Net Worth Requirement;  (D) a participant-directed  Plan and the person making the investment meets the Net Worth  Requirement;  (E) a corporation,  partnership,  limited liability company or other  entity that meets the Net Worth  Requirement  that is not (i) a  registered  investment  company,
(ii) an entity which is excluded from the  definition of  Investment  Company under Section 3(a) of the  Investment
Company Act of 1940 based on Section  3(c)(1)  because it is a  non-publicly  offered  entity whose  securities are beneficially  owned by not more  than 100  persons,  or (iii) a  business  development  company;  or (F) an  entity referred to in clause E(i), (ii) or (iii) above,  not formed for the specific  purpose of investing in the Fund and each equity owner meets the Net Worth Requirement.  I am exempt from federal income tax.

         I understand that it may be a violation of state and federal law for me to provide this  certification  if
I know that it is not true.  I have read the  prospectus  of the Fund,  including  the investor  qualification  and investor  suitability  provisions  contained  therein.  I  understand  that an  investment  in the Fund  involves a considerable  amount of risk and that some or all of the  investment  may be lost. I understand  that an investment in the Fund is suitable  only for  investors who can bear the risks  associated  with the limited  liquidity of the investment and should be viewed as a long-term investment.

         I am aware of the Fund's  limited  provisions for  transferability  and withdrawal and have carefully read and understand the "Repurchases of Shares" provisions in the prospectus.

         I certify  that I am a United  States  person  within the  meaning  of the Code and that my U.S.  taxpayer identification  number and address,  as it appears in your records,  is true and correct.  I further  certify under penalties  of perjury  that I am NOT  subject to backup  withholding  because  either (1) I am exempt  from  backup withholding,  (2) I have not been  notified by the  Internal  Revenue  Service  ("IRS") that I am subject to backup withholding  as a result of a failure to report all  interest or  dividends,  or (3) the IRS has notified me that I am no longer subject to backup withholding.**

         If I am the  fiduciary  executing  this  Investor  Certificate  on behalf of a Plan (the  "Fiduciary"),  I represent and warrant that I have  considered the following  with respect to the Plan's  investment in the Fund and have  determined  that,  in review of such  considerations,  the  investment  is  consistent  with the  Fiduciary's responsibilities  under the  Employee  Retirement  Income  Security  Act of 1974,  as  amended  ("ERISA"):  (i) the fiduciary  investment  standards  under  ERISA in the  context of the  Plan's  particular  circumstances;  (ii) the permissibility  of an investment in the Fund under the documents  governing the Plan and the  Fiduciary;  and (iii)
the risks  associated  with an investment in the Fund and the fact that I will be unable to redeem the  investment.
However,  the Fund may  repurchase  the  investment at certain times and under certain  conditions set forth in the prospectus.

         By signing below,  I understand  that the Fund and its  affiliates  are relying on the  certification  and agreements  made herein in determining my  qualification  and  suitability as an investor in the Fund. I understand that an  investment  in the Fund is not  appropriate  for,  and may not be acquired  by, any person who cannot make this  certification,  and agree to indemnify  OppenheimerFunds,  Inc. and its affiliates and hold harmless from any liability that you may incur as a result of this certification being untrue in any respect.

By:  ____________________     Print Name (and Title, if applicable): ______________________

By:  ____________________     Print Name (and Title, if applicable): ______________________

 * As used herein, "net worth" means the excess of total assets at fair market value over total liabilities. **
The Investor must cross out item (2) if it has been notified by the IRS that it is currently subject to backup withholding because it has failed to report all interest and dividends on its tax return.

NOTE:  If the shareholders of a joint account are not spouses, both shareholders must sign this certification.

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Sub-Adviser
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
KPMG LLP
707 Seventeenth Street
Denver, Colorado 80202

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

INFORMATION AND SERVICES
For More Information on OFI Tremont Market Neutral Hedge Fund
The following additional information about the Fund is available without charge upon request:

Statement of Additional  Information.  This document  includes  additional  information about the Fund's investment policies,  risks, and operations.  It is incorporated by reference into this prospectus  (which means it is legally part of this prospectus).

Annual and Semi-Annual  Reports.  Additional  information about the Fund's investments and performance is available in the Fund's Annual Reports to shareholders.

How to Get More Information:
You can request the Statement of Additional Information, the Annual and Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

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By Telephone:

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Call OppenheimerFunds Services toll-free: 1.866.634.6220
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By Mail:

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Write to:

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OppenheimerFunds Services
P.O. Box 5270
Denver, Colorado 80217-5270
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On the Internet:

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You can request  these  documents  by e-mail or through the  OppenheimerFunds  website.  You may also read or download certain documents on the OppenheimerFunds website at:

-------------------------------------------------------------------------------------------------------------
www.oppenheimerfunds.com

Information  about the Fund  including the Statement of  Additional  Information  can be reviewed and copied at the
Securities and Exchange  Commission's  Public  Reference Room in Washington,  D.C.  Information on the operation of the Public  Reference  Room may be obtained by calling the Securities  and Exchange  Commission at  1.202.551.8090.
Reports and other  information  about the Fund are available on the EDGAR  database on the  Securities and Exchange
Commission's  Internet  website at  www.sec.gov.  Copies may be  obtained  after  payment of a  duplicating  fee by electronic request at the Securities and Exchange  Commission's  e-mail address:  publicinfo@sec.gov  or by writing to the Securities and Exchange Commission 's Public Reference Section, Washington, D.C. 20549-0102.

No one has been  authorized  to provide any  information  about the Fund or to make any  representations  about the
Fund other than what is contained in this  prospectus.  This prospectus is not an offer to sell shares of the Fund, nor a solicitation  of an offer to buy shares of the Fund, to any person in any state or other  jurisdiction  where it is unlawful to make such an offer.

                                                              The Fund's shares are distributed by:
                                                              OppenheimerFunds Distributor, Inc.

The Fund's SEC File No. is 811- 21109
PR0481.001.0707  Printed on recycled paper.

The  information  in this  Statement of  Additional  Information  is not complete and may be changed.  We may not use this
Statement of Additional  Information to sell  securities  until the  registration  statement  containing this Statement of
Additional  Information,  which has been filed with the Securities and Exchange Commission,  is effective.  This Statement of  Additional  Information  is not an  offer to sell  these  securities  and is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                                          OFI Tremont Market Neutral Hedge Fund

                                                      July 29, 2007

                                           STATEMENT OF ADDITIONAL INFORMATION

                                                Two World Financial Center
                                              225 Liberty Street, 11th Floor
                                              New York, New York 10281-1008
                                                      (212) 323-0200
                                                 toll-free (866) 634-6220

         This  Statement of Additional  Information  ("SAI") is not a  prospectus.  This SAI relates to and should be read in conjunction  with the  prospectus of OFI Tremont  Market Neutral Hedge Fund (the "Fund"),  dated July 29, 2007. A copy of the prospectus may be obtained by contacting the Fund at the telephone numbers or address set forth above.

         This SAI is not an offer to sell these  securities and is not soliciting an offer to buy these  securities in any state where the offer or sale is not permitted.

                                                                                                                      PAGE

GENERAL INFORMATION................................................................................................3

INVESTMENT POLICIES AND PRACTICES..................................................................................3

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES.........................................................___

BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES.........................................................................___

INVESTMENT ADVISORY SERVICES.......................................................................................___

CONFLICTS OF INTEREST..............................................................................................___

TAX ASPECTS........................................................................................................___

ERISA CONSIDERATIONS...............................................................................................___

BROKERAGE..........................................................................................................___

DISTRIBUTION ARRANGEMENTS..........................................................................................___

PAYMENTS TO FUND INTERMEDIARIES....................................................................................___

VALUATION OF ASSETS................................................................................................___

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL....................................................___

CUSTODIAN..........................................................................................................___

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES................................................................___

SUMMARY OF DECLARATION OF TRUST....................................................................................___

FUND ADVERTISING AND SALES MATERIAL................................................................................___

FINANCIAL STATEMENTS...............................................................................................___

APPENDIX A:  INDUSTRY CLASSIFICATIONS..............................................................................A-1

                                                        GENERAL INFORMATION

         The Fund is registered under the Investment Company Act as a closed-end,  non-diversified  management  investment company.  The Fund was formed as a Massachusetts  business trust under the laws of the  Commonwealth of  Massachusetts  on
May 24, 2002 and commenced operations January 2, 2003.

                                            INVESTMENT POLICIES AND PRACTICES
         The  investment  objective and  principal  investment  strategies  of the Fund,  as well as the  principal  risks associated  with the  Fund's  investment  strategies,  are set  forth in the  prospectus.  Certain  additional  investment information is set forth below.

FUNDAMENTAL POLICIES

         The Fund's stated  fundamental  policies,  which may only be changed by the affirmative vote of a majority of the outstanding  voting  securities of the Fund  ("shares"),  are listed below.  As defined by the  Investment  Company Act of
1940, as amended (the  "Investment  Company Act"),  the vote of a "majority of the  outstanding  voting  securities of the
Fund" means the vote, at an annual or special  meeting of security  holders duly called,  (a) of 67% or more of the voting securities  present at such meeting,  if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy; or (b) of more than 50% of the outstanding  voting  securities of the Fund,  whichever is less.  The Fund may not:

o........Issue  senior  securities,  except  to the  extent  permitted  under the  Investment  Company  Act,  the rules or regulations  thereunder  or  any  exemption  therefrom,  as  such  statute,  rules  or regulations may be amended or interpreted from time to time.

o        Borrow  money,  except to the extent  permitted  by  Section 18 of the  Investment  Company  Act or as  otherwise permitted by the SEC.

o        Underwrite  securities  of other  issuers,  except  insofar  as the Fund may be deemed an  underwriter  under the
                           Securities  Act of  1933,  as  amended,  in  connection  with the  disposition  of its portfolio securities.

o        Make loans, except through purchasing  fixed-income  securities,  lending portfolio securities,  or entering into repurchase agreements except as permitted under the Investment Company Act.

o        Invest in real estate,  physical  commodities or commodity  contracts,  except to the extent  permitted under the
                           Investment  Company  Act,  the  rules  or  regulations  thereunder  or  any  exemption therefrom,  as such statute,  rules or regulations may be amended or interpreted  from time to time.

o        Invest 25% or more of the value of its total assets in the  securities  (other than U.S.  Government  securities)
                           of issuers  engaged  in any single  industry;  provided,  however,  that the Fund will invest  25% or more of the  value of its  total  assets in  private  investment  funds
                           ("Underlying  Funds")  that  pursue  market  neutral  investment   strategies  (except
                           temporarily during any period of adverse market conditions  affecting Underlying Funds that  pursue  such  strategies),  but will not  invest 25% or more of the value of its total assets in Underlying  Funds that, in the  aggregate,  have  investment  programs that focus on investing in any single industry.

         For purposes of the Fund's policy not to concentrate  its  investments as described  above,  the Fund has adopted the  industry  classifications  set  forth in  Appendix  A to this  Statement  of  Additional  Information.  This is not a fundamental policy.

         Currently,  under the  Investment  Company Act, the maximum  amount the Fund may borrow is to the extent that the value of the Fund's  assets,  less its  liabilities,  other than  borrowings,  is equal to at least 300% of all borrowings
(including the proposed borrowing).

         The Fund cannot issue "senior  securities,"  but this does not prohibit certain  investment  activities for which assets of the Fund are designated as segregated,  or margin,  collateral or escrow arrangements are established,  to cover
the  related  obligations.   Examples  of  those  activities  include  borrowing  money,  reverse  repurchase  agreements, delayed-delivery  and  when-issued  arrangements  for  portfolio  securities  transactions,  and  contracts to buy or sell derivatives, hedging instruments, options or futures.

         With  respect  to these  investment  restrictions  and other  policies  described  in this SAI or the  prospectus
(except the Fund's policies on borrowings and senior securities set forth above),  if a percentage  restriction is adhered to at the time of an investment or  transaction,  a later change in  percentage  resulting  from a change in the values of investments  or the value of the Fund's total assets,  unless  otherwise  stated,  will not constitute a violation of such restriction or policy.  The Fund's  investment  policies and  restrictions do not apply to the activities and transactions of the investment funds in which the Fund's assets are invested, but will apply to investments made by the Fund.

         The Fund's  investment  objective  is  fundamental  and may not be  changed  without  the vote of a majority  (as defined by the Investment Company Act) of the Fund's outstanding voting securities.

CERTAIN PORTFOLIO SECURITIES AND OTHER OPERATING POLICIES

         As discussed in the prospectus,  the Fund will invest primarily in private investment funds ("Underlying  Funds")
that are managed by  alternative  asset  managers  ("Underlying  Fund  Managers")  that employ market  neutral  investment strategies.  The Fund may also on  occasion  retain an  Underlying  Fund  Manager  to manage a  designated  segment of the
Fund's assets (a "Segregated  Account") in accordance with the Underlying Fund Manager's  investment  program.  Additional information  regarding the types of securities and financial  instruments in which Underlying Fund Managers may invest the assets of  Underlying  Funds and  Segregated  Accounts,  and  certain  of the  investment  techniques  that may be used by
Underlying Fund Managers, is set forth below.

EQUITY SECURITIES

         The investment  portfolios of Underlying  Funds and Segregated  Accounts will include long and short positions in common stocks,  preferred stocks and convertible  securities of U.S. and foreign issuers.  The value of equity  securities depends on business,  economic and other factors  affecting those issuers.  Equity  securities  fluctuate in value,  often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

         Underlying  Fund Managers may generally  invest  Underlying  Funds and Segregated  Accounts in equity  securities without  restriction.  These  investments  may include  securities  issued by  companies  having  relatively  small market capitalization,  including  "micro cap"  companies.  The prices of the  securities of smaller  companies may be subject to more abrupt or erratic market movements than larger, more established  companies,  because these securities  typically are traded in lower  volume  and the  issuers  typically  are more  subject  to  changes  in  earnings  and  prospects.  These securities are also subject to other risks that are less prominent in the case of the securities of larger companies.

  FIXED-INCOME SECURITIES

         Underlying  Funds and  Segregated  Accounts may invest in  fixed-income  securities.  An Underlying  Fund Manager will invest in these  securities  when their yield and  potential for capital  appreciation  are  considered  sufficiently attractive  and also may invest in these  securities  for  defensive  purposes  and to  maintain  liquidity.  Fixed-income securities  include  bonds,  notes  and  debentures  issued  by U.S.  and  foreign  corporations  and  governments.  These securities may pay fixed,  variable or floating rates of interest,  and may include zero coupon obligations.  Fixed-income securities are subject to the risk of the issuer's  inability to meet principal and interest  payments on its  obligations
(i.e.,  credit risk) and are subject to the risk of price  volatility  due to such factors as interest  rate  sensitivity, market  perception  of the  creditworthiness  or financial  condition of the issuer and general  market  liquidity  (i.e., market risk).  Certain  portfolio  securities,  such as those with interest  rates that  fluctuate  directly or indirectly based on multiples of a stated  index,  are designed to be highly  sensitive to changes in interest  rates and can subject the holders thereof to significant reductions of yield and possible loss of principal.

         Underlying  Funds and  Segregated  Accounts may invest in both  investment  grade and  non-investment  grade debt securities  (commonly  referred to as "junk bonds").  Investment grade debt securities are securities that have received a rating from at least one nationally  recognized  statistical  rating  organization (a "Rating  Agency") in one of the four highest rating  categories or, if not rated by any Rating Agency,  have been  determined by an Underlying  Fund Manager to be of comparable quality.

         An Underlying  Fund's or Segregated  Account's  investments in  non-investment  grade debt securities,  including convertible  debt securities,  are considered by the Rating Agencies to be  predominantly  speculative with respect to the issuer's  capacity to pay interest and repay principal.  Non-investment  grade securities in the lowest rating  categories may involve a substantial  risk of default or may be in default.  Adverse  changes in economic  conditions or developments regarding  the  individual  issuer are more likely to cause  price  volatility  and weaken the  capacity of the issuers of non-investment  grade  securities to make  principal and interest  payments than is the case for higher grade  securities.
In  addition,  the market for lower grade  securities  may be thinner  and less  liquid  than the market for higher  grade securities.

NON-U.S. SECURITIES

         Underlying  Funds and Segregated  Accounts may invest in equity and fixed-income  securities of non-U.S.  issuers and in  depositary  receipts,  such as American  Depositary  Receipts  ("ADRs"),  that  represent  indirect  interests  in securities of non-U.S.  issuers.  Non-U.S.  securities in which Underlying Funds and Segregated Accounts may invest may be listed on non-U.S.  securities  exchanges  or traded in non-U.S.  over-the-counter  markets or may be purchased in private placements  and not be publicly  traded.  Investments in non-U.S.  securities  are affected by risk factors  generally not thought to be present in the U.S.  These factors are listed in the prospectus under "Risk Factors--Non-U.S. Investments."

         As a general  matter,  Underlying  Funds and  Segregated  Accounts  are not  required to hedge  against  non-U.S.
currency  risks,  including  the risk of  changing  currency  exchange  rates,  which  could  reduce the value of non-U.S.
currency  denominated  portfolio  securities  irrespective of the underlying  investment.  However,  from time to time, an
Underlying  Fund or Segregated  Account may enter into forward  currency  exchange  contracts  ("forward  contracts")  for hedging  purposes  and  non-hedging  purposes to pursue its  investment  objective.  Forward  contracts  are  transactions involving the Underlying  Fund's or Segregated  Account's  obligation to purchase or sell a specific  currency at a future date at a  specified  price.  Forward  contracts  may be used by the  Underlying  Fund or  Segregated  Account for hedging purposes  to protect  against  uncertainty  in the level of future  non-U.S.  currency  exchange  rates,  such as when the
Underlying Fund or Segregated Account anticipates  purchasing or selling a non-U.S.  security.  This technique would allow the  Underlying  Fund or Segregated  Account to "lock in" the U.S.  dollar price of the security.  Forward  contracts also may be used to attempt to  protect  the value of the  Underlying  Fund's or  Segregated  Account's  existing  holdings  of
non-U.S.  securities.  There may be, however,  imperfect correlation between the Underlying Fund's or Segregated Account's
non-U.S.  securities  holdings and the forward  contracts  entered into with respect to such holdings.  Forward  contracts also may be used for  non-hedging  purposes to pursue the Fund's or an Underlying  Fund's  investment  objective,  such as when an Underlying Fund Manager  anticipates that particular  non-U.S.  currencies will appreciate or depreciate in value, even though  securities  denominated in such  currencies are not then held in the Fund's or Underlying  Fund's  investment portfolio.

         ADRs involve  substantially the same risks as investing directly in securities of non-U.S.  issuers, as discussed above.  ADRs are receipts  typically  issued by a U.S. bank or trust  company that show evidence of underlying  securities issued by a non-U.S.  corporation.  Issuers of  unsponsored  Depository  Receipts are not  obligated to disclose  material information in the United States, and therefore, there may be less information available regarding such issuers.

MONEY MARKET INSTRUMENTS

         The Fund,  Underlying  Funds and  Segregated  Accounts may invest  during  periods of adverse  market or economic conditions  for  defensive  purposes  some or all of their  assets in high  quality  money  market  instruments  and other short-term  obligations,  money market mutual funds or repurchase agreements with banks or broker-dealers or may hold cash or cash equivalents in such amounts as Tremont Partners,  Inc., the Fund's sub-adviser (the "Sub-Adviser"),  or Underlying
Fund  Managers  deem  appropriate  under  the  circumstances.  The  Fund or  Underlying  Funds  also may  invest  in these instruments for liquidity  purposes pending  allocation of their  respective  offering  proceeds and other  circumstances.
Money  market  instruments  are  high  quality,  short-term  fixed-income  obligations,  which  generally  have  remaining maturities of one year or less, and may include U.S.  Government  Securities,  commercial  paper,  certificates of deposit and  bankers'  acceptances  issued by domestic  branches of United  States  banks that are members of the Federal  Deposit
Insurance Corporation, and repurchase agreements.

REPURCHASE AGREEMENTS

         Repurchase  agreements are agreements  under which the Fund, an Underlying Fund or Segregated  Account  purchases securities from a bank that is a member of the Federal Reserve System,  a foreign bank or a securities  dealer that agrees to  repurchase  the  securities  from the Company at a higher  price on a designated  future  date.  If the seller under a repurchase  agreement  becomes  insolvent or otherwise  fails to repurchase the securities,  the Fund,  Underlying Fund or
Segregated Account would have the right to sell the securities.  This right,  however, may be restricted,  or the value of the securities may decline before the  securities  can be liquidated.  In the event of the  commencement  of bankruptcy or insolvency  proceedings  with respect to the seller of the  securities  before the  repurchase of the  securities  under a repurchase  agreement is accomplished,  the Fund,  Underlying Fund or Segregated Account might encounter a delay and incur costs,  including  a  decline  in the  value of the  securities,  before  being  able to sell the  securities.  Repurchase agreements that are subject to foreign law may not enjoy  protections  comparable to those provided to certain  repurchase agreements  under U.S.  bankruptcy  law, and they  therefore  may involve  greater  risks.  The Fund has adopted  specific policies designed to minimize certain of the risks of loss from its use of repurchase agreements.

REVERSE REPURCHASE AGREEMENTS

         Reverse  repurchase  agreements  involve  the  sale  of a  security  to a  bank  or  securities  dealer  and  the simultaneous  agreement to repurchase the security for a fixed price,  reflecting a market rate of interest, on a specific date.  These  transactions  involve a risk  that the  other  party to a  reverse  repurchase  agreement  will be unable or unwilling to complete  the  transaction  as  scheduled,  which may result in losses to an  Underlying  Fund or  Segregated
Account.  Reverse  repurchase  agreements  are a form of leverage  which also may increase the volatility of an Underlying
Fund's or Segregated Account's investment portfolio.
SPECIAL INVESTMENT TECHNIQUES

         Underlying  Funds and  Segregated  Accounts  may use a variety of  special  investment  techniques  as more fully discussed below to hedge a portion of their  investment  portfolios  against various risks or other factors that generally affect  the  values of  securities.  They may also use  these  techniques  for  non-hedging  purposes  in  pursuing  their investment  objectives.  These  techniques  may involve the use of  derivative  transactions.  The  techniques  Underlying
Funds and  Segregated  Accounts may employ may change over time as new  instruments  and techniques are introduced or as a result of regulatory  developments.  Certain of the special  investment  techniques  that  Underlying  Funds or Segregated
Accounts may use are speculative and involve a high degree of risk,  particularly when used for non-hedging  purposes.  It is possible  that any hedging  transaction  may not  perform as  anticipated  and that an  Underlying  Fund or  Segregated
Account may suffer losses as a result of its hedging activities.

         DERIVATIVES.  Underlying  Funds and Segregated  Accounts may engage in transactions  involving  options,  futures and other  derivative  financial  instruments.  Derivatives can be volatile and involve various types and degrees of risk, depending  upon the  characteristics  of the  particular  derivative  and the  portfolio  as a whole.  Derivatives  permit
Underlying  Funds and Segregated  Accounts to increase or decrease the level of risk, or change the character of the risk, to which their  portfolios  are exposed in much the same way as they can increase or decrease the level of risk, or change the character of the risk, of their portfolios by making investments in specific securities.

         Derivatives  may entail  investment  exposures  that are greater  than their cost would  suggest,  meaning that a small  investment in  derivatives  could have a large  potential  impact on an Underlying  Fund's or Segregated  Account's performance.

         If an  Underlying  Fund or  Segregated  Account  invests in  derivatives  at  inopportune  times or judges market conditions  incorrectly,  such investments may lower the Underlying  Fund's or Segregated  Account's return or result in a loss. An Underlying Fund or Segregated  Account also could  experience  losses if its derivatives  were poorly  correlated with its other  investments,  or if the  Underlying  Fund or  Segregated  Account  were unable to  liquidate  its position because of an illiquid  secondary market.  The market for many derivatives is, or suddenly can become,  illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.

         OPTIONS  AND  FUTURES.   The  Underlying  Fund  Managers  may  utilize  options  and  futures   contracts.   Such
transactions  may be effected on  securities  exchanges,  in the  over-the-counter  market,  or  negotiated  directly with counterparties.  When such transactions are purchased  over-the-counter  or negotiated  directly with  counterparties,  an
Underlying  Fund or  Segregated  Account bears the risk that the  counterparty  will be unable or unwilling to perform its obligations  under the option  contract.  Such  transactions  may also be illiquid and, in such cases,  an Underlying Fund
Manager may have difficulty  closing out its position.  Over-the-counter  options  purchased and sold by Underlying  Funds and Segregated Accounts may include options on baskets of specific securities.

         The  Underlying  Fund  Managers  may  purchase  call and put  options on  specific  securities,  on  indices,  on currencies  or on futures,  and may write and sell  covered or  uncovered  call and put options for hedging  purposes  and non-hedging  purposes to pursue their investment  objectives.  A put option gives the purchaser of the option the right to sell,  and  obligates  the writer to buy,  the  underlying  security at a stated  exercise  price at any time prior to the expiration  of the option.  Similarly,  a call option gives the  purchaser  of the option the right to buy, and  obligates the  writer to sell,  the  underlying  security  at a stated  exercise  price at any time prior to the  expiration  of the option.  A covered call option is a call option with respect to which an Underlying  Fund or  Segregated  Account owns the underlying  security.  The sale of such an option exposes an Underlying Fund or Segregated  Account during the term of the option to possible  loss of  opportunity  to realize  appreciation  in the market price of the  underlying  security or to possible  continued  holding of a security that might  otherwise  have been sold to protect  against  depreciation  in the market price of the security.  A covered put option is a put option with respect to which cash or liquid  securities  have been placed in a segregated  account on an Underlying  Fund's or Segregated  Account's  books.  The sale of such an option exposes the seller during the term of the option to a decline in price of the  underlying  security  while also  depriving the  seller of the  opportunity  to invest  the  segregated  assets.  Options  sold by the  Underlying  Funds  need not be covered.  The Fund will segregate  liquid assets to cover  positions that could be considered to potentially  leverage the
Fund to the extent required by applicable laws and regulations.

         An Underlying  Fund or Segregated  Account may close out a position when writing  options by purchasing an option on the same security with the same exercise  price and  expiration  date as the option that it has  previously  written on the security.  The Underlying  Fund or Segregated  Account will realize a profit or loss if the amount paid to purchase an option is less or more, as the case may be, than the amount  received  from the sale  thereof.  To close out a position as a purchaser of an option, an Underlying Fund Manager would ordinarily effect a similar "closing sale  transaction,"  which involves  liquidating  position by selling the option  previously  purchased,  although the Underlying  Fund Manager could exercise the option should it deem it advantageous to do so.

         The use of derivatives  that are subject to regulation by the Commodity  Futures Trading  Commission (the "CFTC")
by Underlying  Funds and Segregated  Accounts could cause the Fund to be a commodity pool, which would require the Fund to comply with certain  rules of the CFTC.  However,  the Fund intends to conduct its  operations  to avoid  regulation  as a commodity  pool.  If  applicable  CFTC  rules  change,  such  conditions  may be  applied  to the  Fund's  use of  certain derivatives.

         Underlying  Funds and  Segregated  Accounts  may enter into  futures  contracts  in U.S.  domestic  markets or on exchanges  located  outside the United States.  Foreign  markets may offer  advantages  such as trading  opportunities  or arbitrage  possibilities  not available in the United States.  Foreign markets,  however,  may have greater risk potential than domestic  markets.  For example,  some foreign  exchanges are principal  markets so that no common clearing  facility exists and an investor may look only to the broker for  performance of the contract.  In addition,  any profits that might be realized in trading  could be  eliminated  by adverse  changes in the exchange  rate,  or a loss could be incurred as a result of those  changes.  Transactions  on foreign  exchanges may include both  commodities  which are traded on domestic exchanges  and those  which are not.  Unlike  trading on  domestic  commodity  exchanges,  trading  on  foreign  commodity exchanges is not regulated by the CFTC.

         Engaging in these  transactions  involves risk of loss,  which could adversely affect the value of the Fund's net assets.  No assurance can be given that a liquid market will exist for any particular  futures  contract at any particular time.  Many futures  exchanges and boards of trade limit the amount of fluctuation  permitted in futures  contract  prices during a single  trading day. Once the daily limit has been reached in a particular  contract,  no trades may be made that day at a price  beyond that limit or trading may be  suspended  for  specified  periods  during the trading  day.  Futures contract  prices  could  move to the  limit for  several  consecutive  trading  days with  little or no  trading,  thereby preventing  prompt  liquidation of futures positions and potentially  subjecting an Underlying Fund or Segregated  Account to substantial losses.

         Successful  use of  futures  also is  subject to an  Underlying  Fund  Manager's  ability  to  correctly  predict movements  in the  direction  of the  relevant  market,  and, to the extent the  transaction  is entered  into for hedging purposes,  to ascertain the appropriate  correlation  between the transaction  being hedged and the price movements of the futures contract.

         Some or all of the  Underlying  Fund  Managers  may  purchase  and sell  stock  index  futures  contracts  for an
Underlying Fund or Segregated  Account.  A stock index future  obligates an Underlying  Fund or Segregated  Account to pay or  receive  an amount of cash  equal to a fixed  dollar  amount  specified  in the  futures  contract  multiplied  by the difference  between the  settlement  price of the contract on the  contract's  last trading day and the value of the index based on the stock prices of the  securities  that  comprise it at the opening of trading in those  securities on the next business day.

         Some or all of the  Underlying  Fund  Managers may  purchase and sell  interest  rate  futures  contracts  for an
Underlying  Fund or Segregated  Account.  An interest  rate future  represents an obligation to purchase or sell an amount of a specific debt security at a future date at a specific price.

         Some or all of the Underlying  Fund Managers may purchase and sell currency  futures.  A currency  future creates an obligation to purchase or sell an amount of a specific currency at a future date at a specific price.

         OPTIONS ON  SECURITIES  INDEXES.  Some or all of the  Underlying  Fund  Managers  may  purchase  and sell for the
Underlying  Funds and Segregated  Accounts call and put options on stock indexes listed on national  securities  exchanges or traded in the  over-the-counter  market for  hedging  purposes  and  non-hedging  purposes to pursue  their  investment objectives.  A  stock  index  fluctuates  with  changes  in  the  market  values  of the  stocks  included  in the  index.
Accordingly,  successful  use by an Underlying  Fund Manager of options on stock indexes will be subject to the Underlying
Fund Manager's  ability to predict  correctly  movements in the direction of the stock market generally or of a particular industry or market  segment.  This  requires  different  skills and  techniques  than  predicting  changes in the price of individual stocks.

         WARRANTS  AND RIGHTS.  Warrants  are  derivative  instruments  that permit,  but do not  obligate,  the holder to subscribe for other  securities or commodities.  Rights are similar to warrants,  but normally have a shorter duration and are  offered  or  distributed  to  shareholders  of a  company.  Warrants  and  rights do not carry with them the right to dividends or voting  rights with  respect to the  securities  that they  entitle the holder to  purchase,  and they do not represent  any rights in the assets of the issuer.  As a result,  warrants and rights may be considered  more  speculative than certain other types of  equity-like  securities.  In addition,  the values of warrants and rights do not  necessarily change with the values of the underlying  securities or commodities and these  instruments cease to have value if they are not exercised prior to their expiration dates.

         SWAP  AGREEMENTS.  The Underlying  Fund Managers may enter into equity,  interest  rate,  index and currency rate swap  agreements  on behalf of  Underlying  Funds and  Segregated  Accounts.  These  transactions  are entered  into in an attempt to obtain a  particular  return  when it is  considered  desirable  to do so,  possibly at a lower cost than if an investment  was made  directly in the asset that yielded the desired  return.  Swap  agreements  are  two-party  contracts entered  into  primarily  by  institutional  investors  for  periods  ranging  from a few weeks to more than a year.  In a standard swap  transaction,  two parties  agree to exchange the returns (or  differentials  in rates of return)  earned or realized on  particular  predetermined  investments  or  instruments,  which may be adjusted for an interest  factor.  The gross  returns to be exchanged  or  "swapped"  between the parties are  generally  calculated  with respect to a "notional amount," i.e., the return on or increase in value of a particular  dollar amount  invested at a particular  interest rate, in a  particular  foreign  currency,  or in a "basket"  of  securities  representing  a  particular  index.  Forms of swap agreements  include  interest rate caps,  under which,  in return for a premium,  one party agrees to make payments to the other to the extent  interest rates exceed a specified rate or "cap";  interest rate floors,  under which, in return for a premium,  one party  agrees to make  payments to the other to the extent  interest  rates fall below a specified  level or
"floor";  and interest rate collars,  under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

         Most swap agreements  entered into by an Underlying  Fund or Segregated  Account would require the calculation of the  obligations  of the parties to the  agreements on a "net basis."  Consequently,  an  Underlying  Fund's or Segregated
Account's  current  obligations  (or rights) under a swap  agreement  generally will be equal only to the net amount to be paid or received  under the agreement  based on the relative  values of the positions  held by each party to the agreement
(the "net  amount").  The risk of loss with  respect to swaps is limited to the net  amount of  interest  payments  that a party is  contractually  obligated to make.  If the other party to a swap  defaults,  an  Underlying  Fund's or Segregated
Account's risk of loss consists of the net amount of payments that it contractually is entitled to receive.

         To achieve  investment  returns  equivalent to those achieved by an Underlying  Fund Manager in whose  investment vehicles the Fund could not invest directly,  perhaps because of its investment  minimum or its  unavailability for direct investment,  the Fund may enter  into swap  agreements  under  which the Fund may agree,  on a net basis,  to pay a return based on a floating  interest rate, such as the London Interbank  Offered Rate ("LIBOR"),  and to receive the total return of the reference  investment  vehicle over a stated time period.  The Fund may seek to achieve the same investment  result through the use of other  derivatives in similar  circumstances.  The federal income tax treatment of swap  agreements and other  derivatives  used in the  above  manner  is  unclear.  The Fund  does not  currently  intend  to use swaps or other derivatives in this manner.

LENDING PORTFOLIO SECURITIES

         An Underlying Fund or Segregated  Account may lend  securities  from its portfolio to brokers,  dealers and other financial  institutions needing to borrow securities to complete certain  transactions.  The Underlying Fund or Segregated
Account continues to be entitled to payments in amounts equal to the interest,  dividends or other  distributions  payable on the loaned  securities  which affords the Underlying Fund or Segregated  Account an opportunity to earn interest on the amount of the loan and on the loaned  securities'  collateral.  An Underlying  Fund or Segregated  Account  generally will receive  collateral  consisting  of cash,  U.S.  Government  Securities  or  irrevocable  letters of credit  which will be maintained  at all times in an amount  equal to at least 100% of the current  market value of the loaned  securities.  The
Underlying Fund or Segregated  Account might  experience  risk of loss if the  institution  with which it has engaged in a portfolio loan transaction breaches its agreement with the Underlying Fund or Segregated Account.

WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT SECURITIES

         To reduce the risk of changes in securities  prices and interest rates, an Underlying Fund or Segregated  Account may purchase securities on a forward  commitment,  when-issued or delayed delivery basis, which means delivery and payment take place a number of days after the date of the  commitment to purchase.  The payment  obligation  and the interest rate receivable  with respect to such  purchases  are fixed when the  Underlying  Fund or  Segregated  Account  enters into the commitment,  but the  Underlying  Fund or  Segregated  Account does not make payment  until it receives  delivery from the counterparty.  After an Underlying  Fund or Segregated  Account commits to purchase such  securities,  but before delivery and settlement, it may sell the securities if it is deemed advisable.

         Securities  purchased on a forward  commitment or when-issued or delayed delivery basis are subject to changes in value,  generally changing in the same way, i.e.,  appreciating when interest rates decline and depreciating when interest rates rise, based upon the public's  perception of the  creditworthiness  of the issuer and changes,  real or anticipated, in the level of interest  rates.  Securities  so purchased may expose an  Underlying  Fund or Segregated  Account to risks because they may experience such fluctuations  prior to their actual delivery.  Purchasing  securities on a when-issued or delayed  delivery  basis can involve the  additional  risk that the yield  available in the market when the delivery takes place  actually  may be  higher  than  that  obtained  in the  transaction  itself.  Purchasing  securities  on a  forward commitment,  when-issued or delayed delivery basis when an Underlying Fund or Segregated  Account is fully or almost fully invested results in a form of leverage and may result in greater  potential  fluctuation in the value of the net assets of an Underlying  Fund or Segregated  Account.  In addition,  there is a risk that  securities  purchased on a when-issued or delayed  delivery  basis  may not be  delivered  and  that the  purchaser  of  securities  sold by an  Underlying  Fund or
Segregated  Account on a forward  basis will not honor its purchase  obligation.  In such cases,  the  Underlying  Fund or
Segregated Account may incur a loss.

PASSIVE FOREIGN INVESTMENT COMPANY

         If the Fund  purchases  shares in a passive  foreign  investment  company (a "PFIC"),  the Fund may be subject to
U.S.  Federal  income tax on a portion of any "excess  distribution"  or gain from the  disposition of such Shares even if such income is  distributed as a taxable  dividend by the Fund to its  Shareholders.  Additional  charges in the nature of interest may be imposed on the Fund in respect of deferred  taxes arising from such  distributions  or gains.  If the Fund were to invest in a PFIC and elect to treat the PFIC as a  "qualified  electing  fund" under the Code (a "QEF"),  the Fund would be  required,  in lieu of the  foregoing  requirements,  to  include in income  each year a portion of the  ordinary earnings  and net capital  gain of the QEF,  even if not  distributed  to the Fund.  The Fund may not be able to make this election with respect to many PFICs because of certain  requirements that the PFICs would have to qualify.  Alternatively, the Fund could  elect to  mark-to-market  at the end of each  taxable  year its shares in a PFIC.  In this case,  the Fund would  recognize as ordinary  income any increase in the value of such Shares,  and as ordinary  loss any decrease in such value, to the extent it did not exceed prior  increases in income.  Under either  election,  the Fund might be required to recognize  income in excess of its  distributions  from PFICs and its proceeds from  dispositions of PFIC stock during the applicable  year and such income would  nevertheless  be subject to the  Distribution  Requirement and would be taken into account for purposes of the 4% excise tax (described in "Tax Aspects" below).

PORTFOLIO TURNOVER

"Portfolio  turnover"  describes the rate at which the Fund traded its portfolio  investments during its last fiscal year.
For example,  if a fund sold all of its portfolio  investments  during the year,  its  portfolio  turnover rate would have been 100%.  The  Sub-Adviser  is not  limited in the amount of  portfolio  trading it may conduct on behalf of the Fund in seeking to achieve the Fund's  investment  objective and will invest in and withdraw from the Underlying Funds held in the
Fund's  portfolio as it deems  appropriate.  The rate of portfolio  turnover will not be treated as a limiting or relevant factor when circumstances exist that are considered by the Sub-Adviser to make portfolio changes advisable.

Although the Sub-Adviser  expects that many of the Fund's  investments in Underlying Funds will be relatively long term in nature,  it may make changes in the Fund's particular  portfolio  holdings whenever it is considered that an investment no longer has substantial  growth potential or has reached its anticipated level of performance,  or (especially when cash is not  otherwise  available)  that  another  investment  appears  to  have a  relatively  greater  opportunity  for  capital appreciation.  The Sub-Adviser  may also make strategy  specific  reallocations  to certain  Underlying  Funds held in the
Fund's portfolio.  The Sub-Adviser may also make general portfolio changes to increase the Fund's cash to position it in a defensive  posture.  The Sub-Adviser may make portfolio  changes without regard to the length of time the Fund has held an investment,  or whether a sale  results  in profit or loss,  or whether a  purchase  results  in the  reacquisition  of an investment  which the Fund may have only recently sold. The portfolio  turnover rate may vary greatly from year to year as well as during a year and may also be affected  by cash  requirements.  If the Fund  repurchases  large  amounts of shares during  Repurchase  Offers,  it may have to sell  portions  of its  securities  holdings  to raise  cash to pay for  those repurchases.  That might may result in a higher than usual portfolio turnover rate.

The annual rate of the Fund's  total  portfolio  turnover for the fiscal years ended March 31, 2007 and March 31, 2006 was
_____% and 39% respectively.

                                REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES
REPURCHASE OFFERS

         As discussed in the  prospectus,  offers to repurchase  shares will be made by the Fund at such times and on such terms as may be determined by the Board of Trustees of the Fund (the "Board"),  in its sole  discretion in accordance with the provisions of applicable law. In determining  whether the Fund should  repurchase  shares from  shareholders  pursuant to written tenders,  the Board will consider the recommendation of  OppenheimerFunds,  Inc., the Fund's investment adviser
(the  "Adviser").  The Board  also will  consider  various  factors,  including  but not  limited  to those  listed in the prospectus, in making its determinations.

         The Board will cause the Fund to make offers to repurchase shares from  shareholders  pursuant to written tenders only on terms it  determines  to be fair to the Fund and to all  shareholders.  When the  Board  determines  that the Fund will  repurchase  shares,  notice  will be provided to each  shareholder  describing  the terms  thereof,  and  containing information  shareholders  should  consider in deciding  whether and how to  participate in such  repurchase  opportunity.
Shareholders  who are deciding  whether to tender shares  during the period that a repurchase  offer is open may ascertain an  estimated  net  asset  value  of  their  shares  from  the  Adviser  during  such  period.  If a  repurchase  offer is oversubscribed  by  shareholders,  the Fund  will  repurchase  only a pro rata  portion  of the  shares  tendered  by each shareholder.

         As discussed  in the  prospectus,  the Fund will issue notes to tendering  shareholders  in  connection  with the repurchase of shares.  Upon its acceptance of tendered shares for repurchase,  the Fund will maintain daily on its books a segregated  account  consisting of (i) cash, (ii) liquid  securities or (iii) interests in Underlying  Funds that the Fund has requested be withdrawn (or any combination of the  foregoing),  in an amount equal to the aggregate  estimated  unpaid dollar amount of the notes issued by the Fund in connection with the repurchase offer.

         Payment  for  repurchased  shares  may  require  the  Fund to  liquidate  portfolio  holdings  earlier  than  the
Sub-Adviser  would  otherwise  liquidate  these  holdings,  potentially  resulting in losses,  and may increase the Fund's portfolio  turnover.  The  Sub-Adviser  intends to take measures  (subject to such policies as may be  established  by the
Board of Trustees) to attempt to avoid or minimize potential losses and turnover resulting from the repurchase of shares.

MANDATORY REDEMPTIONS

         As  noted in the  prospectus,  the  Fund  has the  right to  redeem  shares  under  certain  circumstances.  Such mandatory redemptions may be made if:

o        shares  have been  transferred  or shares  have  vested in any  person by  operation  of law as the result of the death, dissolution, bankruptcy or incompetency of a shareholder;

o        ownership of shares will cause the Fund to be in  violation  of, or subject the Fund to  additional  registration or regulation  under,  the  securities,  commodities or other laws of the U.S. or any other relevant jurisdiction;

o        continued  ownership of such shares may be harmful or injurious to the business or  reputation of the Fund or the
                      Adviser,  or may  subject the Fund or any  shareholders  to an undue risk of adverse tax or other fiscal consequences;

o        any of the  representations  and warranties  made by a shareholder in connection  with the  acquisition of shares was not true when made or has ceased to be true; or

o        it would be in the best interests of the Fund to redeem shares or portion thereof.

TRANSFERS OF SHARES

         No  shareholder  will be  permitted to transfer  shares of the Fund unless  after such  transfer the value of the shares remaining is at least equal to Fund's minimum investment requirement.

                                        BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES

Board of Trustees  and  Oversight  Committees.  The Fund is  governed by a Board of  Trustees,  which is  responsible  for protecting the interests of shareholders  under federal and Massachusetts  law. The Trustees meet periodically  throughout the year to  oversee  the  Fund's  activities,  review  its  performance,  and  review  the  actions  of the  Adviser  and
Sub-Adviser.  Although  the Fund will not  normally  hold annual  meetings of its  shareholders,  it may hold  shareholder meetings from time to time on important  matters,  and  shareholders  have the right to call a meeting to remove a Trustee or to take other action described in the Fund's Declaration of Trust.

         The Board of Trustees has an Audit Committee, a Regulatory & Oversight Committee and a Governance Committee.
Each committee is comprised solely of Trustees who are not "interested persons" under the Investment Company Act (the
"Independent Trustees"). The members of the Audit Committee are Joel W. Motley (Chairman), Mary F. Miller, Kenneth A.
Randall, Russell S. Reynolds, Jr., Joseph M. Wikler and Peter I. Wold. The Audit Committee held _____ meetings during the Fund's fiscal year ended March 31, 2007. The Audit Committee furnishes the Board with recommendations regarding the selection of the Fund's independent registered public accounting firm (also referred to as the "independent Auditors").
Other main functions of the Audit Committee outlined in the Audit Committee Charter, include, but are not limited to:
(i) reviewing the scope and results of financial statement audits and the audit fees charged; (ii) reviewing reports from the Fund's independent Auditors regarding the Fund's internal accounting procedures and controls; (iii) reviewing reports from the Adviser's Internal Audit Department; (iv) maintaining a separate line of communication between the
Fund's independent Auditors and the Independent Trustees; (v) reviewing the independence of the Fund's independent
Auditors; and (vi) pre-approving the provision of any audit or non-audit services by the Fund's independent Auditors, including tax services, that are not prohibited by the Sarbanes-Oxley Act, to the Fund, the Adviser and certain affiliates of the Adviser.

         The members of the Regulatory & Oversight Committee are Robert G. Galli (Chairman), Matthew P. Fink, Phillip A.
Griffiths, Joel W. Motley and Joseph M. Wikler. The Regulatory & Oversight Committee held ____ meetings during the
Fund's fiscal year ended March 31, 2007. The Regulatory & Oversight Committee evaluates and reports to the Board on the
Fund's contractual arrangements, including the Investment Advisory and Distribution Agreements, transfer agency and shareholder service agreements and custodian agreements as well as the policies and procedures adopted by the Fund to comply with the Investment Company Act and other applicable law, among other duties as set forth in the Regulatory &
Oversight Committee's Charter.

         The members of the Governance Committee are Phillip A. Griffiths (Chairman), Matthew P. Fink, Robert G. Galli,
Mary F. Miller, Kenneth A. Randall, Russell S. Reynolds, Jr. and Peter I. Wold. The Governance Committee held ____
meetings during the Fund's fiscal year ended March 31, 2007. The Governance Committee reviews the Fund's governance guidelines, the adequacy of the Fund's Codes of Ethics, and develops qualification criteria for Board members consistent with the Fund's governance guidelines, provides the Board with recommendations for voting portfolio securities held by the Fund, and monitors the Fund's proxy voting, among other duties set forth in the Governance Committee's Charter.

         The Governance Committee's functions also include the selection and nomination of Trustees, including
Independent Trustees for election. The Governance Committee may, but need not, consider the advice and recommendation of the Adviser and its affiliates in selecting nominees. The full Board elects new Trustees except for those instances when a shareholder vote is required.

         To date, the Governance Committee has been able to identify from its own resources an ample number of qualified candidates. Nonetheless, under the current policy of the Board, if the Board determines that a vacancy exists or is likely to exist on the Board, the Governance Committee will consider candidates for Board membership including those recommended by the Fund's shareholders. The Governance Committee will consider nominees recommended by Independent Board members or recommended by any other Board members including Board members affiliated with the Fund's Adviser. The
Governance Committee may, upon Board approval, retain an executive search firm to assist in screening potential candidates. Upon Board approval, the Governance Committee may also use the services of legal, financial, or other external counsel that it deems necessary or desirable in the screening process. Shareholders wishing to submit a nominee for election to the Board may do so by mailing their submission to the offices of OppenheimerFunds, Inc., Two World
Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008, to the attention of the Board of
Trustees of OFI Tremont Market Neutral Hedge Fund, c/o the Secretary of the Fund.

         Submissions should, at a minimum, be accompanied by the following: (1) the name, address, and business, educational, and/or other pertinent background of the person being recommended; (2) a statement concerning whether the person is an "interested person" as defined in the Investment Company Act; (3) any other information that the Fund would be required to include in a proxy statement concerning the person if he or she was nominated; and (4) the name and address of the person submitting the recommendation and, if that person is a shareholder, the period for which that person held Fund shares. Shareholders should note that a person who owns securities issued by Massachusetts Mutual Life
Insurance Company (the parent company of the Adviser) would be deemed an "interested person" under the Investment
Company Act. In addition, certain other relationships with Massachusetts Mutual Life Insurance Company or its subsidiaries, with registered broker-dealers, or with the Funds' outside legal counsel may cause a person to be deemed an "interested person."

         The Governance Committee has not established specific qualifications that it believes must be met by a trustee nominee. In evaluating trustee nominees, the Governance Committee considers, among other things, an individual's background, skills, and experience; whether the individual is an "interested person" as defined in the Investment
Company Act; and whether the individual would be deemed an "audit committee financial expert" within the meaning of applicable SEC rules. The Governance Committee also considers whether the individual's background, skills, and experience will complement the background, skills, and experience of other Trustees and will contribute to the Board.
There are no differences in the manner in which the Governance Committee evaluates nominees for trustees based on whether the nominee is recommended by a shareholder. Candidates are expected to provide a mix of attributes, experience, perspective and skills necessary to effectively advance the interests of shareholders.

         Trustees and Officers of the Fund. Except for Mr. Murphy, each of the Trustees is an Independent Trustee. All of the Trustees are also directors or trustees of the following Oppenheimer funds (referred to as "Board I Funds"):

Oppenheimer Absolute Return Fund                             Oppenheimer Money Market Fund, Inc.
Oppenheimer AMT-Free Municipals                              Oppenheimer Multi-State Municipal Trust
Oppenheimer AMT-Free New York Municipals                     Oppenheimer Portfolio Series
Oppenheimer Balanced Fund                                    Oppenheimer Real Estate Fund
Oppenheimer Baring China Fund                                Oppenheimer Real Estate Fund
Oppenheimer Baring Japan Fund                                Oppenheimer Rochester Arizona Municipal Fund
Oppenheimer California Municipal Fund                        Oppenheimer Rochester Maryland Municipal Fund
Oppenheimer Capital Appreciation Fund                        Oppenheimer Rochester Massachusetts Municipal Fund
Oppenheimer Developing Markets Fund                          Oppenheimer Rochester Michigan Municipal Fund
Oppenheimer Discovery Fund                                   Oppenheimer Rochester Minnesota Municipal Fund
Oppenheimer Dividend Growth Fund                             Oppenheimer Rochester North Carolina Municipal Fund
Oppenheimer Emerging Growth Fund                             Oppenheimer Rochester Ohio Municipal Fund
Oppenheimer Emerging Technologies Fund                       Oppenheimer Rochester Virginia Municipal Fund
Oppenheimer Enterprise Fund                                  Oppenheimer Select Value Fund
Oppenheimer Global Fund                                      Oppenheimer Series Fund, Inc.
Oppenheimer Global Opportunities Fund                        Oppenheimer Transition 2010 Fund
Oppenheimer Gold & Special Minerals Fund                     Oppenheimer Transition 2015 Fund
Oppenheimer Growth Fund                                      Oppenheimer Transition 2020 Fund
Oppenheimer International Diversified Fund                   Oppenheimer Transition 2030 Fund
Oppenheimer International Growth Fund                        OFI Tremont Core Strategies Hedge Fund
Oppenheimer International Small Company Fund                 OFI Tremont Market Neutral Hedge Fund
Oppenheimer International Value Fund                         Oppenheimer Tremont Market Neutral Fund LLC
Oppenheimer Institutional Money Market Fund, Inc.            Oppenheimer Tremont Opportunity Fund LLC
Oppenheimer Limited Term California Municipal Fund           Oppenheimer U.S. Government Trust

         In addition  to being a Board  member of each of the Board I Funds,  Messrs.  Galli and Wruble are  directors  or trustees of ten other portfolios in the Oppenheimer fund complex.

         Present or former officers,  directors,  trustees and employees (and their immediate family members) of the Fund, the Adviser and its  affiliates,  and retirement  plans  established by them for their employees are permitted to purchase shares of the Fund and the other  Oppenheimer  funds at net asset value without  sales charge.  The sales charge on shares is waived for that group because of the reduced sales efforts realized by the Distributor.

         Messrs. Birney, Gillespie, Murphy, Petersen, Szilagyi, Vandehey, Wixted and Zack and Mss. Bloomberg and Ives,
who are officers of the Fund, hold the same offices with one or more of the other Board I Funds. As of July ____, 2007 the Trustees and officers of the Fund, as a group, owned of record or beneficially less than 1% of outstanding shares of the Fund. The foregoing statement does not reflect ownership of shares held of record by an employee benefit plan for employees of the Adviser, other than the shares beneficially owned under that plan by the officers of the Fund listed above. In addition, none of the Independent Trustees (nor any of their immediate family members) owns securities of either the Adviser, the Sub-Adviser or the Distributor of the Board I Funds or of any entity directly or indirectly controlling, controlled by or under common control with the Adviser, the Sub-Adviser or the Distributor.

         Biographical Information. The Trustees and officers, their positions with the Fund, length of service in such position(s) and principal occupations and business affiliations during at least the past five years are listed in the charts below. The charts also include information about each Trustee's beneficial share ownership in the Fund and in all of the registered investment companies that the Trustee oversees in the Oppenheimer family of funds ("Supervised
Funds"). The address of each Trustee in the chart below is 6803 S. Tucson Way, Centennial, Colorado 80112-3924. Each
Trustee serves for an indefinite term, or until his or her resignation, retirement, death or removal.

-------------------------------------------------------------------------------------------------------------------------------------

                                                        Independent Trustees

-------------------------------------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
Name, Position(s) Held       Principal Occupation(s) During the Past 5 Years; Other           Dollar Range of     Aggregate Dollar
                                                                                                   Shares
                                                                                                Beneficially      Range Of Shares
with the Fund, Length of     Trusteeships/Directorships Held; Number of Portfolios in the         Owned in       Beneficially Owned
Service, Age                 Fund Complex Currently Overseen                                      the Fund      in Supervised Funds
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ---------------------------------------

                                                                                                     As of December 31, 2006

---------------------------- ---------------------------------------------------------------- ---------------------------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Brian F. Wruble,             General Partner of Odyssey  Partners,  L.P. (hedge fund) (since  None              Over $100,000
Director since 2005          September 1995);  Director of Special Value Opportunities Fund,
Age: 64                      LLC (registered  investment  company) (since  September  2004);
                             Investment  Advisory Board Member of Zurich Financial  Services
                             (insurance)  (since October 2004);  Board of Governing Trustees of The Jackson  Laboratory  (non-profit)  (since  August 1990);
                             Trustee  of  the  Institute  for  Advanced  Study   (non-profit
                             educational   institute)  (since  May  1992);  Special  Limited
                             Partner of Odyssey  Investment  Partners,  LLC (private  equity
                             investment)   (January   1999-September   2004)  and   Managing
                             Principal   (1997-   December   1998);   Trustee  of   Research
                             Foundation   of   AIMR   (2000-2002)    (investment   research,
                             non-profit);  Governor, Jerome Levy Economics Institute of Bard
                             College  (August  1990-September  2001)  (economics  research);
                             Director  of  Ray &  Berendtson,  Inc.  (May  2000-April  2002)
                             (executive   search  firm).   Oversees  62  portfolios  in  the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Matthew P. Fink,             Trustee  of the  Committee  for  Economic  Development  (policy  None              Over $100,000
Director since 2005          research  foundation)  (since 2005);  Director of ICI Education
Age: 66                      Foundation  (education  foundation) (October 1991-August 2006);
                             President   of  the   Investment   Company   Institute   (trade
                             association)  (October 1991-June 2004);  Director of ICI Mutual
                             Insurance  Company   (insurance   company)  (October  1991-June
                             2004). Oversees 52 portfolios in the OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Robert G. Galli,             A director or trustee of other Oppenheimer  funds.  Oversees 62  None              Over $100,000
Director since 2005          portfolios in the OppenheimerFunds complex.
Age: 73

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Phillip A. Griffiths,        Distinguished  Presidential  Fellow for  International  Affairs  None              None
Director since 2005          (since 2002) and Member  (since  1979) of the National  Academy
Age: 68                      of  Sciences;   Council  on  Foreign  Relations  (since  2002);
                             Director of GSI  Lumonics  Inc.  (precision  medical  equipment supplier) (since 2001);  Senior Advisor of The Andrew W. Mellon
                             Foundation  (since  2001);  Chair of Science  Initiative  Group
                             (since  1999);  Member of the  American  Philosophical  Society
                             (since  1996);   Trustee  of  Woodward  Academy  (since  1983);
                             Foreign Associate of Third World Academy of Sciences;  Director
                             of the Institute for Advanced  Study  (1991-2004);  Director of
                             Bankers  Trust New York  Corporation  (1994-1999);  Provost  at
                             Duke  University  (1983-1991).  Oversees 52  portfolios  in the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Mary F. Miller,              Trustee of the  American  Symphony  Orchestra  (not-for-profit)  None              Over $100,000
Director since 2005          (since  October  1998);  and Senior Vice  President and General
Age: 64                      Auditor  of  American  Express  Company   (financial   services
                             company) (July 1998-February  2003).  Oversees 52 portfolios in the OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Joel W. Motley,              Managing  Director of Public Capital  Advisors,  LLC (privately  None              Over $100,000
Director since 2005          held  financial  adviser)  (since  2006).  Director of Columbia
Age: 54                      Equity  Financial  Corp.   (privately-held  financial  adviser)
                             (since  2002);   Managing  Director  of  Carmona  Motley,  Inc.
                             (privately-held   financial   adviser)  (since  January  2002);
                             Managing    Director   of   Carmona    Motley    Hoffman   Inc.
                             (privately-held   financial  adviser)  (January   1998-December
                             2001);  Member  of the  Finance  and  Budget  Committee  of the
                             Council  on  Foreign   Relations,   Member  of  the  Investment
                             Committee  of the  Episcopal  Church of America,  Member of the
                             Investment  Committee  and  Board of  Human  Rights  Watch  and
                             Member of the Investment  Committee of Historic  Hudson Valley.
                             Oversees 52 portfolios in the OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
Kenneth A. Randall,          Director of Dominion Resources,  Inc. (electric utility holding  None              Over $100,000
Director since 2005          company)  (February  1972-October  2005);  Former  Director  of
Age: 79                      Prime Retail,  Inc. (real estate  investment  trust),  Dominion

                             Energy  Inc.   (electric   power  and  oil  &  gas   producer),
                             Lumberman's   Mutual  Casualty  Company,   American   Motorists
                             Insurance Company and American  Manufacturers  Mutual Insurance
                             Company;  Former  President and Chief Executive  Officer of The
                             Conference  Board,  Inc.  (international  economic and business research).  Oversees  52  portfolios  in  the  OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Russell S. Reynolds, Jr.,    Chairman of The  Directorship  Search  Group,  Inc.  (corporate  None              $10,001 - $50,000
Director since 2005          governance  consulting and executive  recruiting) (since 1993);
Age: 75                      Life Trustee of  International  House  (non-profit  educational organization);  Former Trustee of The Historical Society of the
                             Town  of  Greenwich;  Former  Director  of  Greenwich  Hospital
                             Association;  Founder,  Chairman and Chief Executive Officer of
                             Russell Reynolds Associates,  Inc. (1969-1993);  Banker at J.P.
                             Morgan & Co. (1958-1966);  1st Lt. Strategic Air Command,  U.S.
                             Air  Force   (1954-1958).   Oversees  52   portfolios   in  the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Joseph M. Wikler,            Director of the following  medical device  companies:  Medintec  None              Over $100,000
Director since 2002          (since  1992)  and  Cathco  (since  1996);  Director  of  Lakes
Age: 66                      Environmental   Association   (since   1996);   Member  of  the
                             Investment  Committee  of the  Associated  Jewish  Charities of
                             Baltimore  (since  1994);  Director of  Fortis/Hartford  mutual funds  (1994-December  2001).  Oversees  52  portfolios  in the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Peter I. Wold,               President   of  Wold  Oil   Properties,   Inc.   (oil  and  gas  None              Over $100,000
Director since 2002          exploration  and  production   company)   (since  1994);   Vice
Age: 59                      President  of American  Talc  Company,  Inc.  (talc  mining and milling)  (since  1999);  Managing  Member of  Hole-in-the-Wall
                             Ranch  (cattle   ranching)   (since  1979);   Vice   President,
                             Secretary and Treasurer of Wold Trona  Company,  Inc. (soda ash
                             processing  and  production)   (1996  -  2006);   Director  and
                             Chairman of the Denver  Branch of the Federal  Reserve  Bank of
                             Kansas City (1993-1999); and Director of PacifiCorp.  (electric
                             utility)   (1995-1999).   Oversees   52   portfolios   in   the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

         Mr. Murphy is an "Interested Trustee" because he is affiliated with the Adviser by virtue of his positions as an officer and director of the Adviser, and as a shareholder of its parent company. The address of Mr. Murphy is Two
World Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008. Mr. Murphy serves as a Trustee for an indefinite term, or until his resignation, retirement, death or removal and as an officer for an indefinite term, or until his resignation, retirement, death or removal.

------------------------------------------------------------------------------------------------------------------------------------

                                                  Interested Trustee and Officer

------------------------------------------------------------------------------------------------------------------------------------
--------------------------- ----------------------------------------------------------------- ---------------- ---------------------
Name, Position(s) Held      Principal Occupation(s) During the Past 5 Years; Other             Dollar Range      Aggregate Dollar
                                                                                                 of Shares
                                                                                               Beneficially      Range Of Shares
with Fund, Length of        Trusteeships/Directorships Held; Number of Portfolios in the         Owned in       Beneficially Owned
Service, Age                Fund Complex Currently Overseen                                      the Fund      in Supervised Funds
--------------------------- ----------------------------------------------------------------- ---------------- ---------------------
--------------------------- ----------------------------------------------------------------- --------------------------------------

                                                                                                     As of December 31, 2006

--------------------------- ----------------------------------------------------------------- --------------------------------------
--------------------------- ----------------------------------------------------------------- ----------------- --------------------

John V. Murphy,             Chairman,  Chief  Executive  Officer and Director of the Adviser  None              Over $100,000
Trustee and President,      since June 2001; President of the  Adviser(September  2000-March
Principal Executive         2007);  President and a director or trustee of other Oppenheimer
Officer since 2002          funds;  President and Director of Oppenheimer  Acquisition Corp.
Age: 57                     ("OAC")  (the   Adviser's   parent   holding   company)  and  of
                            Oppenheimer   Partnership   Holdings,   Inc.   (holding  company
                            subsidiary  of the  Adviser)  (since  July  2001);  Director  of
                            OppenheimerFunds  Distributor,  Inc. (subsidiary of the Adviser)
                            (since  November  2001);  Chairman and  Director of  Shareholder
                            Services,  Inc.  and of  Shareholder  Financial  Services,  Inc.
                            (transfer agent  subsidiaries of the Adviser) (since July 2001);
                            President  and  Director  of  OppenheimerFunds   Legacy  Program
                            (charitable  trust program  established  by the Adviser)  (since
                            July  2001);  Director  of  the  following  investment  advisory
                            subsidiaries   of   the   Adviser:   OFI   Institutional   Asset
                            Management,   Inc.,  Centennial  Asset  Management  Corporation,
                            Trinity  Investment  Management  Corporation and Tremont Capital
                            Management,   Inc.  (since  November  2001),  HarbourView  Asset
                            Management Corporation and OFI Private Investments,  Inc. (since
                            July 2001);  President  (since  November  1, 2001) and  Director
                            (since July 2001) of Oppenheimer  Real Asset  Management,  Inc.;
                            Executive Vice President of Massachusetts  Mutual Life Insurance
                            Company (OAC's parent company)  (since February 1997);  Director of  DLB  Acquisition  Corporation  (holding  company  parent  of
                            Babson Capital Management LLC) (since June 1995);  Member of the
                            Investment   Company   Institute's  Board  of  Governors  (since
                            October 3,   2003);  Chief  Operating  Officer  of  the  Adviser
                            (September 2000-June 2001);  President and Trustee of MML Series
                            Investment   Fund  and   MassMutual   Select   Funds   (open-end
                            investment  companies) (November  1999-November 2001);  Director of C.M. Life Insurance  Company  (September  1999-August  2000);
                            President,  Chief  Executive  Officer  and  Director  of MML Bay
                            State  Life  Insurance  Company  (September  1999-August  2000);
                            Director of Emerald  Isle  Bancorp  and  Hibernia  Savings  Bank
                            (wholly-owned   subsidiary  of  Emerald  Isle   Bancorp)   (June
                            1989-June 1998).  Oversees 99 portfolios in the OppenheimerFunds complex..

--------------------------- ----------------------------------------------------------------- ----------------- --------------------

         The  addresses of the officers in the chart below are as follows:  for Mr.  Birney,  555 Theodore  Fremd  Avenue,
Rye, New York 10580, for Messrs.  Gillespie and Zack and Ms. Bloomberg,  Two World Financial  Center,  225 Liberty Street,
New York, New York 10281-1008 and for Messrs. Petersen,  Szilagyi,  Vandehey, and Wixted and Ms. Ives, 6803 S. Tucson Way,
Centennial,  Colorado 80112-3924. Each officer serves for an indefinite term or until his or her resignation,  retirement, death or removal.

-----------------------------------------------------------------------------------------------------------------------------
                                                 Other Officers of the Fund
-----------------------------------------------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------
Name, Position(s) Held with Fund,   Principal Occupation(s) During Past 5 Years
Length of Service, Age
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Timothy J. Birney,                  Vice  President of the  Sub-Adviser  since  January 2005 and was  Investment  Management
Vice   President   and   Portfolio  Associate  for  Tremont  Capital,  Inc.,  the parent  company of the  Sub-Adviser,  from
Manager since 2005                  November 2003 to January 2005.  From May 2002 through  November 2003,  Vice President at
Age: 39                             Asset  Alliance  Corporation.  From March 1998  through  May 2002,  Vice  President  and

                                    Research  Portfolio  Manager of  Alternative  Asset  Management at Nikko  Securities Co.
                                    International, Inc. An officer of 4 portfolios in the OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Mark S. Vandehey,                   Senior Vice  President and Chief  Compliance  Officer of the Adviser (since March 2004);
Vice President and Chief            Vice  President of  OppenheimerFunds  Distributor,  Inc.,  Centennial  Asset  Management
Compliance Officer since 2004       Corporation and Shareholder Services,  Inc. (since June 1983). Former Vice President and
Age: 56                             Director  of  Internal  Audit of the  Adviser  (1997-February  2004).  An  officer of 99 portfolios in the OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Brian W. Wixted,                    Senior Vice President and Treasurer of the Adviser (since March 1999);  Treasurer of the
Treasurer and Principal Financial   following:  HarbourView Asset Management  Corporation,  Shareholder  Financial Services,
Accounting Officer since 2002       Inc.,  Shareholder Services,  Inc., Oppenheimer Real Asset Management  Corporation,  and
Age: 47                             Oppenheimer  Partnership  Holdings,  Inc. (since March 1999),  OFI Private  Investments,
                                    Inc.  (since  March  2000),  OppenheimerFunds   International  Ltd.  (since  May  2000),
                                    OppenheimerFunds  plc (since May 2000), OFI Institutional Asset Management,  Inc. (since
                                    November  2000),  and   OppenheimerFunds   Legacy  Program   (charitable  trust  program
                                    established by the Adviser) (since June 2003);  Treasurer and Chief Financial Officer of
                                    OFI Trust Company (trust company subsidiary of the Adviser) (since May 2000);  Assistant
                                    Treasurer  of  the  following:   OAC  (since  March  1999),Centennial  Asset  Management
                                    Corporation  (March  1999-October  2003)  and  OppenheimerFunds  Legacy  Program  (April
                                    2000-June 2003);  Principal and Chief Operating Officer of Bankers Trust  Company-Mutual
                                    Fund  Services  Division  (March  1995-March  1999).  An officer of 99 portfolios in the
                                    OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Brian Petersen,                     Vice President of the Adviser  (since  February  2007);  Assistant Vice President of the
Assistant Treasurer since 2004      Manager  (August  2002-February  2007);  Manager/Financial  Product  Accounting  of  the
Age: 36                             Manager (November  1998-July 2002). An officer of 99 portfolios in the  OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------
Brian C. Szilagyi,                  Assistant  Vice  President  of the  Adviser  (since July  2004);  Director of  Financial
Assistant Treasurer since 2005      Reporting and Compliance of First Data Corporation  (April  2003-July 2004);  Manager of
Age: 36                             Compliance of Berger Financial Group LLC (May 2001-March 2003);  Director of Mutual Fund

                                    Operations at American Data Services,  Inc.  (September 2000-May 2001). An officer of 99 portfolios in the OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Robert G. Zack,                     Executive Vice President  (since January 2004) and General Counsel (since March 2002) of
Secretary since 2002                the Adviser;  General  Counsel and Director of the  Distributor  (since  December 2001);
Age: 58                             General  Counsel of Centennial  Asset  Management  Corporation  (since  December  2001);
                                    Senior Vice President and General Counsel of HarbourView  Asset  Management  Corporation
                                    (since  December  2001);  Secretary and General  Counsel of OAC (since  November  2001);
                                    Assistant  Secretary  (since  September  1997) and  Director  (since  November  2001) of
                                    OppenheimerFunds  International  Ltd.  and  OppenheimerFunds  plc;  Vice  President  and
                                    Director of Oppenheimer  Partnership  Holdings,  Inc. (since December 2002); Director of
                                    Oppenheimer Real Asset  Management,  Inc. (since November 2001);  Senior Vice President,
                                    General  Counsel and Director of Shareholder  Financial  Services,  Inc. and Shareholder
                                    Services,  Inc.  (since  December  2001);  Senior Vice  President,  General  Counsel and
                                    Director of OFI Private  Investments,  Inc. and OFI Trust Company (since November 2001);
                                    Vice  President  of  OppenheimerFunds  Legacy  Program  (since June  2003);  Senior Vice
                                    President  and  General  Counsel of OFI  Institutional  Asset  Management,  Inc.  (since
                                    November  2001);  Director of  OppenheimerFunds  (Asia) Limited (since  December  2003);
                                    Senior Vice  President  (May  1985-December  2003),  Acting  General  Counsel  (November
                                    2001-February  2002)  and  Associate  General  Counsel  (May  1981-October  2001) of the
                                    Adviser;  Assistant  Secretary  of  the  following:   Shareholder  Services,  Inc.  (May
                                    1985-November  2001),  Shareholder  Financial  Services,  Inc.  (November  1989-November
                                    2001),  and  OppenheimerFunds  International  Ltd.  (September  1997-November  2001). An
                                    officer of 99 portfolios in the OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Kathleen T. Ives,                   Vice  President  (since June 1998) and Senior  Counsel and  Assistant  Secretary  (since
Assistant Secretary since 2002      October  2003) of the  Adviser;  Vice  President  (since 1999) and  Assistant  Secretary
Age: 41                             (since  October  2003) of the  Distributor;  Assistant  Secretary  of  Centennial  Asset
                                    Management  Corporation (since October 2003); Vice President and Assistant  Secretary of
                                    Shareholder Services,  Inc. (since 1999); Assistant Secretary of OppenheimerFunds Legacy
                                    Program and Shareholder  Financial  Services,  Inc.  (since  December  2001);  Assistant
                                    Counsel of the Adviser  (August  1994-October  2003). An officer of 99 portfolios in the
                                    OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Lisa I. Bloomberg,                  Vice  President  and  Associate  Counsel of the  Adviser  (since  May 2004);  First Vice
Assistant Secretary since 2004      President  (April  2001-April  2004),  Associate  General Counsel  (December  2000-April
Age: 39                             2004),  Corporate Vice President (May  1999-April  2001) and Assistant  General  Counsel
                                    (May  1999-December  2000)  of  UBS  Financial  Services  Inc.  (formerly,   PaineWebber
                                    Incorporated). An officer of 99 portfolios in the OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Phillip S. Gillespie,               Senior Vice President and Deputy General Counsel of the Adviser (since  September 2004);
Assistant Secretary since 2004      Mr.  Gillespie  held the  following  positions at Merrill Lynch  Investment  Management:
Age: 43                             First Vice President  (2001-September  2004);  Director  (2000-September  2004) and Vice
                                    President (1998-2000). An officer of 99 portfolios in the OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------

|X|      Remuneration  of the  Officers  and  Trustees.  The  officers  and the  interested  Trustee of the Fund,  who are affiliated  with the Adviser,  receive no salary or fee from the Fund. The  Independent  Trustees'  compensation  from the
Fund,  shown  below,  is for serving as a Trustee and member of a committee  (if  applicable),  with respect to the Fund's fiscal  year  ended  March 31,  2007.  The total  compensation  from the Fund and fund  complex  represents  compensation, including accrued  retirement  benefits,  for serving as a Trustee and member of a committee (if applicable) of the Boards of the Fund and other funds in the OppenheimerFunds complex during the calendar year ended December 31, 2006

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
Name and Other Fund Position(s)        Aggregate                               Estimated Annual      Total Compensation From
                                                       Retirement Benefits
                                   Compensation From    Accrued as Part of       Benefits Upon
(as applicable)                       the Fund(1)         Fund Expenses          Retirement(2)      the Fund and Fund Complex
--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- ------------------------------------------ ---------------------- --------------------------

                                      Fiscal year ended March 31, 2007                               Year ended December 31,
                                                                                                              2006

--------------------------------- ------------------------------------------ ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Brian F. Wruble(3)                    $_____ (4)              $_____              $81,942(5)              $241,260 (6)

Chairman of the Board
--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Clayton K. Yeutter(7)                 $_____ (8)              $_____              $117,498(9)               $173,700

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Matthew P. Fink                         $_____                $_____              $56,034(10)               $113,472
Governance Committee Member and
Regulatory & Oversight
Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Robert G. Galli                         $_____                $_____           $574,819(10) (11)          $264,812 (12)

Regulatory & Oversight
Committee Chairman
--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Phillip A. Griffiths                  $_____(13)              $_____             $327,278(21)               $150,760

Governance Committee Chairman
and Regulatory & Oversight
Committee Member
--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------
Mary F. Miller

Audit Committee Member and            $_____(14)              $_____              $66,814(21)               $106,792
Governance Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Joel W. Motley                        $_____(15)              $_____              $97,539(21)               $150,760

Audit Committee Chairman and
Regulatory & Oversight
Committee Member
--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Kenneth A. Randall                      $_____               None(16)             $67,138(17)               $134,080

Audit Committee Member and
Governance Committee Member
--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Russell S. Reynolds, Jr.                $_____                $_____              $29,739(17)               $110,120
Audit Committee Member and
Governance Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Joseph M. Wikler (18)                 $_____ (19)             $_____             $159,825(21)                $99,080
Audit Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Peter I. Wold (18)
Audit Committee Member and            $_____ (20)             $_____             $108,941(21)                $99,080
Governance Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

--------------------------------- -------------------- --------------------- ---------------------- --------------------------

     1.  "Aggregate  Compensation  From the  Fund"  includes  fees and  deferred compensation, if any.

     2.  "Estimated  Annual  Benefits Upon  Retirement'  is based on a straight life payment  election with the assumption  that Trustee will retire at the age of 75 and is eligible  (after 7 years of service) to receive  retirement plan benefits with respect to certain Board I Funds as described below under  "Retirement Plan for Trustee." Plan  participants  as of the Freeze Date will continue to receive accrued benefits under the Plan.  Active  independent  trustees as of the Freeze
Date have each  elected a  distribution  method with  respect to their  benefits under the Plan.

     3. Mr. Wruble became Chairman of the Board I Funds on January 1, 2007.

     4. Includes $_____ deferred by Mr. Wruble under the "Compensation  Deferral
Plan" described below

     5. Includes $45,544 estimated benefits to be paid to Mr. Wruble for serving as a  director  or trustee  of 10 other  Oppenheimer  funds that are not Board I
Funds.

     6.  Includes  $135,500  paid to Mr.  Wruble for  serving  as a director  or trustee of 10 other  Oppenheimer funds (at December 31, 2006) that are not Board
I Funds.

     7. Mr. Yeutter  retired as Chairman of the Board of Trustees of the Board I
Funds effective December 31, 2006.

     8.  Includes  $______  deferred  by Mr.  Yeutter  under  the  "Compensation
Deferral Plan" described below.

     9. Mr.  Yeutter  elected  to  receive a single  life  annuity  based on his benefits as of December 31, 2006

     10.  Elected  to  receive  a  lump-sum  payout in lieu of  Retirement  Plan benefits as of December 31, 2006.

     11. Includes $49,811 estimated benefits to be paid to Mr. Galli for serving as a  director  or trustee  of 10 other  Oppenheimer  funds that are not Board I
Funds.

     12.  Includes  $135,500  paid to Mr.  Galli for  serving as a  director  or trustee of 10 other  Oppenheimer funds (at December 31, 2006) that are not Board
I Funds.

     13.  Includes $ ______ deferred by Mr.  Griffiths  under the  "Compensation
Deferral Plan" described below.

     14.  Includes  $ ______  deferred  by Ms.  Miller  under the  "Compensation
Deferral Plan" described below

     15.  Includes  $ ______  deferred  by Mr.  Motley  under the  "Compensation
Deferral Plan" described below.

     16. Due to actuarial considerations, no additional retirement benefits were accrued with respect to Mr. Randall.

     1. Mr.  Randall and Mr.  Reynolds  have elected to receive  Joint  Survival
Annuity  benefits  payments based on the value of their Retirement Plan benefits as of December 31, 2006.

     18. Mr.  Wikler  and Mr.  Wold were  elected as Board  members of 23 of the
Board I Funds as of August  17,  2005.  They had  served as Board  members of 10 other Board I Funds, including the Fund prior to that date.

     19. Includes $_____ deferred by Mr. Wikler under the "Compensation Deferral
Plan" described below.

     20. Includes  $_____ deferred by Mr. Wold under the  "Compensation  Deferral
Plan" described below

     Received a lump-sum roll-over to the Compensation  Deferral Plan in lieu of
Retirement Plan benefits as of December 31, 2006.

     |X|  Retirement  Plan for Trustees.  The Board I Funds adopted a retirement plan that provides for payments to retired Independent Trustees. Payments are up to 80% of the average compensation paid during a Trustee's five years of service in which the highest compensation was received. A Trustee must serve as director or trustee  for any of the Board I Funds for at least seven years to be eligible for retirement plan benefits and must serve for at least 15 years to be eligible for the maximum  benefit.  The Board has frozen the retirement plan with respect to new accruals as of December 31, 2006 (the "Freeze Date").  Retirees as of the
Freeze Date will continue to receive  benefits  under the previous  terms of the
Plan. Each Trustee  continuing to serve on the Board of any of the Board I Funds after the Freeze Date (each such Trustee a "Continuing  Board Member") may elect to have his frozen benefit (i.e., an amount  equivalent to the actuarial present value of his benefit under the  retirement  plan as of the Freeze Date) (i) paid at once or over time, (ii) rolled into the Compensation  Deferral Plan described below, or (iii) in the case of Continuing  Board Members having at least 7 years of service as of the Freeze Date paid in the form of an annual  benefit or joint and survivor annual benefit.  The Board determined to freeze the retirement plan after  considering a recent trend among corporate  boards of directors to forego retirement plan payments in favor of current compensation.

     |X|  Compensation  Deferral  Plan.  The  Board of  Trustees  has  adopted a
Compensation  Deferral Plan for Independent  Trustees that enables them to elect to defer  receipt of all or a portion of the annual  fees they are  entitled  to receive from certain Board I Funds. Under the plan, the compensation deferred by a Trustee  is  periodically  adjusted  as though an  equivalent  amount had been invested in shares of one or more Oppenheimer funds selected by the Trustee. The amount  paid to the  Trustee  under the plan will be  determined  based upon the amount of compensation deferred and the performance of the selected funds.

     Deferral of the Trustees' fees under the plan will not materially  affect a
Fund's assets, liabilities or net income per share. The plan will not obligate a fund to retain the  services  of any Trustee or to pay any  particular  level of compensation to any Trustee.  Pursuant to an Order issued by the SEC, a fund may invest in the funds  selected by the Trustee under the plan without  shareholder approval  for the  limited  purpose of  determining  the value of the  Trustee's deferred compensation account.

CODES OF ETHICS

     The Fund,  the  Adviser,  the  Sub-Adviser  and the  Distributor  have each adopted codes of ethics.  The codes are designed to detect and prevent  improper personal trading by their personnel,  including investment personnel, that might compete with or otherwise take advantage of the Fund's  portfolio  transactions.
Covered  persons  include the Trustees  and the  officers  and  directors of the
Adviser  and the  Sub-Adviser,  as  well as  employees  of the  Adviser  and the
Sub-Adviser having knowledge of the investments and investment intentions of the
Fund.  The  codes of ethics  permit  persons  subject  to the codes to invest in securities,  including  securities  that may be  purchased  or held by the Fund, subject to a number of restrictions  and controls.  Compliance with the codes of ethics is carefully monitored and enforced.

     The codes of ethics are  included as  exhibits  to the Fund's  registration statement filed with the Securities and Exchange  Commission and can be reviewed and copied at the SEC's Public  Reference Room in Washington,  D.C. The codes of ethics  are  available  on the  EDGAR  database  on the SEC's  Internet  site at
http://www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic  request at the following E-mail address:  publicinfo@sec.gov,  or by writing  the  SEC's  Public  Reference  Section,  Washington,  D.C.  20549-0102.
Information  on the  operation of the Public  Reference  Room may be obtained by calling the SEC at 1-202-551-8090.

PORTFOLIO PROXY VOTING

     The Fund has  delegated  responsibility  for  voting  proxies  relating  to securities owned by the Fund to OppenheimerFunds, Inc. the investment adviser to
the  Fund  (the   "Adviser")   and  the  Adviser  has  delegated   proxy  voting
responsibility  to the  Sub-Adviser.  The  Fund  invests  primarily  in  private investment  partnerships and similar investment  vehicles,  which are not voting securities.  To the  extent  the Fund  invests  in voting  securities  or in the unlikely  event that an Underlying  Fund does solicit the vote or consent of its interest holders, the Fund and the Sub-Adviser have adopted the OppenheimerFunds
Portfolio Proxy Voting Policies and Procedures.

     The  Fund's  primary  consideration  in  voting  portfolio  proxies  is the financial  interests of the Fund and its shareholders.  The Fund has retained an unaffiliated  third-party as its agent to vote  portfolio  proxies in accordance with  the  Fund's  Proxy  Voting  Guidelines  and to  maintain  records  of such portfolio  proxy voting.  The  Portfolio  Proxy Voting  Policies and  Procedures
include  provisions to address  conflicts of interest that may arise between the
Fund and the Adviser or the Adviser's affiliates or business relationships. Such a conflict of interest may arise, for example, where the Adviser or an affiliate of the  Adviser  manages or  administers  the assets of a pension  plan or other investment  account of the portfolio  company  soliciting  the proxy or seeks to serve in that capacity.  The Adviser and its affiliates  generally seek to avoid such conflicts by maintaining  separate  investment decision making processes to prevent the sharing of business  objectives  with  respect to proposed or actual actions regarding  portfolio proxy voting decisions.  Additionally,  the Adviser employs the following two procedures: (1) if the proposal that gives rise to the conflict is specifically  addressed in the Proxy Voting Guidelines,  the Adviser will vote the portfolio  proxy in accordance  with the Proxy Voting  Guidelines, provided  that they do not provide  discretion  to the Adviser on how to vote on the matter; and (2) if such proposal is not specifically  addressed in the Proxy
Voting  Guidelines  or the Proxy Voting  Guidelines  provide  discretion  to the
Adviser on how to vote, the Adviser will vote in accordance with the third-party proxy voting agent's  general  recommended  guidelines on the proposal  provided that the Adviser has reasonably determined that there is no conflict of interest on the part of the proxy voting agent. If neither of the previous two procedures provides  an  appropriate  voting  recommendation,  the  Adviser  may  retain an independent  fiduciary  to advise the Adviser on how to vote the proposal or may abstain from voting.  The Proxy Voting  Guidelines'  provisions  with respect to certain routine and non-routine proxy proposals are summarized below:

     o The  Fund  generally  votes  with  the  recommendation  of  the  issuer's management  on  routine  matters,  including  ratification  of  the  independent registered public accounting firm, unless circumstances indicate otherwise.

     o The Fund  evaluates  nominees for director  nominated by  management on a case-by-case basis, examining the following factors,  among others:  Composition of the board and key board committees,  attendance at board meetings,  corporate governance  provisions and takeover activity,  long-term company performance and the nominee's investment in the company.

     o In general,  the Fund opposes  anti-takeover  proposals  and supports the elimination,  or the  ability of  shareholders  to vote on the  preservation  or elimination, of anti-takeover proposals, absent unusual circumstances.

     o The Fund supports  shareholder  proposals to reduce a super-majority vote requirement,  and opposes  management  proposals  to add a  super-majority  vote requirement.

     o The Fund opposes proposals to classify the board of directors.

     o The Fund supports proposals to eliminate cumulative voting.

     o  The  Fund  opposes  re-pricing  of  stock  options  without  shareholder approval.

     o The Fund generally  considers  executive  compensation  questions such as stock option plans and bonus plans to be ordinary  business  activity.  The Fund analyzes  stock option  plans,  paying  particular  attention to their  dilutive effect. While the Fund generally supports management proposals, the Fund opposes plans it considers to be excessive.

     The Fund is  required to file Form N-PX,  with its  complete  proxy  voting record  for the 12 months  ended June 30th,  no later than  August  31st of each year. The Fund's Form N-PX filing is available (i) without charge, upon request, by calling the Fund toll-free at 1.800.525.7048 and (ii) on the SEC's website at
www.sec.gov.

     INVESTMENT ADVISORY SERVICES THE INVESTMENT ADVISER

     The Adviser commenced  serving as the Fund's investment  adviser on June 2,
2004,  subject  to the  ultimate  supervision  of and  subject  to any  policies
established  by  the  Board.  Prior  to  that  time,  OFI  Institutional   Asset
Management,  Inc., a wholly-owned subsidiary of the Adviser ("OFII"),  served as investment  adviser.  The Adviser is a  wholly-owned  subsidiary of  Oppenheimer
Acquisition  Corporation,   which  in  turn  is  a  wholly-owned  subsidiary  of
Massachusetts   Mutual  Life  Insurance   Company   ("MassMutual"),   a  global,
diversified insurance and financial services organization.

     The Adviser is responsible for developing, implementing and supervising the
Fund's  investment  program  and in  connection  therewith  regularly  providing
investment  advice  and   recommendations  to  the  Fund  with  respect  to  its
investments,  investment  policies and purchases and sales of securities for the
Fund and arranging for the purchase and sale of such  securities  pursuant to an investment advisory agreement entered into between the Fund and the Adviser (the
"Advisory Agreement").

     The Adviser is authorized,  subject to the approval of the Board, to retain one of its affiliates to provide any or all of the investment  advisory services required to be provided to the Fund or to assist the Adviser in providing  these services.

     As compensation  for services  required to be provided by the Adviser under the Advisory  Agreement,  the Fund pays the Adviser a monthly fee (the "Advisory
Fee") computed at the annual rate of 1.25% of the aggregate value of outstanding shares  determined  as of the last day of the month (before any  repurchases  of shares, as defined below).

     The  Advisory  Agreement  has an initial term of two years from the date of its  execution,  and may be continued in effect from year to year  thereafter if such  continuance is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the  Independent  Trustees by vote cast in person at a meeting  called for the purpose of voting on such  approval.
The Advisory Agreement is terminable without penalty,  on 60 days' prior written notice: by the Board; by vote of a majority of the outstanding voting securities of the Fund;  or by the Adviser.  The Advisory  Agreement  also provides that it will terminate automatically in the event of its "assignment," as defined by the
Investment Company Act and the rules thereunder.

     The Advisory Agreement provides that in the absence of willful misfeasance, bad  faith,  gross  negligence  in the  performance  of its  duties or  reckless disregard  of its  obligations  and duties  under the  Advisory  Agreement,  the
Adviser  is not  liable  for any  loss  the Fund  sustains  for any  investment, adoption of any  investment  policy,  or the purchase,  sale or retention of any security.  In  addition,  it provides  that the  Adviser  may act as  investment adviser for any other person, firm or corporation and use the name "Oppenheimer"
in connection with other investment companies for which it may act as investment adviser or general distributor. If the Adviser shall no longer act as investment adviser of the Fund,  the Adviser may  withdraw the right of the Fund to use the name "Oppenheimer" as part of its name.

     The Adviser or its designee maintains the Fund's accounts,  books and other documents  required  to be  maintained  under  the  Investment  Company  Act  at
OppenheimerFunds,  Inc., Two World Financial  Center,  225 Liberty  Street,  New
York, NY 10281-1008.

     For the fiscal year ended March 31, 2007 and 2006, the Fund paid $_________
and $878,915 to the Adviser pursuant to the Investment Advisory  Agreement.  The
Adviser  pays a monthly fee to OFII out of its own  resources in an amount equal to 50% of the  amount  of the  advisory  fee  earned  by the  Adviser  under the
Investment Advisory Agreement in connection with providing selling and marketing support to the  Adviser  and the Fund.  For the fiscal year ended March 31, 2007 and 2006, the Adviser paid OFII $_________ and $439,457.50.  For the period June
2, 2004 through March 31, 2005,  the Fund paid $734,583 to the Adviser  pursuant to the Investment Advisory Agreement. The Adviser assumed management of the Fund from OFII effective  June 2, 2004.  For the period April 1, 2004,  OFII was paid
$246,562 and for the fiscal year ended March 31, 2004,  OFII was paid  $460,923.
During the fiscal year ended March 31, 2005,  the Adviser and OFII had agreed to voluntarily waive a portion of their respective  advisory fees.  Effective April
1, 2004, OFII and as of June 2, 2004, the Adviser had voluntarily  undertaken to limit the Fund's  total  expenses to not more than 1.50% of the average  monthly net assets of the Fund.  The waiver  may be  amended  or  withdrawn  at any time without  notice to  shareholders.  Prior to April 1, 2004,  a similar  voluntary undertaking  had limited the Fund's total expenses to not more than 1.75% of the average  monthly  net assets of the Fund.  For the fiscal  year ended  March 31,
2005,  OFI and OFII waived  $143,759 and  $34,740,  respectively  in  additional advisory fees. For the fiscal year ended March 31, 2004, OFII waived $108,456 in additional  advisory fees. The Fund commenced  operations on January 2, 2003. No advisory fees were paid to OFII for the fiscal year ended March 31, 2003.

THE SUB-ADVISER

     As  authorized  by the Advisory  Agreement,  Tremont  Partners,  Inc.  (the
"Sub-Adviser"),  an affiliate of the Adviser,  has been assigned  responsibility for providing day-to-day  investment management services to the Fund, subject to the supervision of the Adviser. The Sub-Adviser is primarily responsible for the selection of Underlying  Fund  Managers and the  allocation of the assets of the
Fund for  investment  among the  Underlying  Fund  Managers.  In  addition,  the
Sub-Adviser is  responsible  for investing the cash portion of the Fund's assets not invested in Underlying Funds or through Segregated Accounts. The Sub-Adviser is a majority-owned subsidiary of Oppenheimer Acquisition Corporation,  which in turn is a wholly owned subsidiary of MassMutual.

     The  Sub-Adviser  provides  services to the Fund pursuant to the terms of a
Sub-Advisory Agreement entered into between the Adviser and the Sub-Adviser (the
"Sub-Advisory  Agreement").  In  consideration  of the services  provided by the
Sub-Adviser,  the Adviser pays a monthly fee to the Sub-Adviser  equal to 50% of the amount of the  Advisory  Fee earned by the Adviser  pursuant to the Advisory
Agreement.

     The  Sub-Advisory  Agreement has an initial term of two years from the date of its execution, and may be continued in effect from year to year thereafter if such  continuance is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the  Independent  Trustees by vote cast in person at a meeting  called for the purpose of voting on such  approval.
The  Sub-Advisory  Agreement is terminable  without  penalty,  on 60 days' prior written notice:  by the Board;  by vote of a majority of the outstanding  voting securities of the Fund; by the Adviser; or by the Sub-Adviser.  The Sub-Advisory
Agreement also provides that it will terminate automatically in the event of its
"assignment," as defined by the Investment Company Act and the rules thereunder.

     The  Sub-Advisory  Agreement  provides  that  in  the  absence  of  willful misfeasance,  bad faith,  gross  negligence in the  performance of its duties or reckless  disregard of its obligations and duties under the Advisory  Agreement, the  Sub-Adviser  is not liable to the Fund or to the  Adviser  for any loss the
Fund sustains for any  investment,  adoption of any  investment  policy,  or the purchase,  sale or retention of any security.  In addition, it provides that the
Sub-Adviser  may  act as  investment  adviser  for  any  other  person,  firm or corporation  and use the name  "Tremont"  in  connection  with other  investment companies for which it may act as investment  adviser.  If the Sub-Adviser shall no longer act as Sub-Adviser of the Fund, the Sub-Adviser may withdraw the right of the Fund to use the name "Tremont" as part of its name.

     During the fiscal years ended March 31, 2007 and 2006, the Adviser paid the
Sub-Adviser   $___________  and  $439,457.50,   respectively   pursuant  to  the
Sub-Advisory  Agreement.  During the fiscal years ended March 31, 2005 and March
31, 2004, the Fund's then serving investment adviser paid $401,323 and $176,234, respectively, to the Sub-Adviser pursuant to the Sub-Advisory Agreement.

     A discussion  regarding  the basis of the Board  approving  any  investment advisory or sub-advisory  contract of the Fund is available in the Fund's annual report to shareholders.

     Administrative  Services.  Under the terms of an  administration  agreement
(the "Administration Agreement") with the Fund, the Adviser will provide certain administrative services to the Fund, including,  among others:  providing office space and other  support  services  and  personnel  as necessary to provide such services to the Fund;  supervising the entities  retained by the Fund to provide
accounting   services,   investor  services  and  custody   services;   handling
shareholder inquiries regarding the Fund, including but not limited to questions concerning  their  investments  in  the  Fund;  preparing  or  assisting  in the preparation of various  reports,  communications  and regulatory  filings of the
Fund;  assisting in the review of investor  applications;  monitoring the Fund's compliance  with  federal and state  regulatory  requirements  (other than those relating to investment compliance);  coordinating and organizing meetings of the
Board  and  meetings  of  shareholders  and  preparing  related  materials;  and
maintaining   and  preserving   certain  books  and  records  of  the  Fund.  In
consideration  for these  services,  the Fund will pay the Adviser a monthly fee computed  at the  annual  rate of 0.15% of the  aggregate  value of  outstanding shares determined as of the last day of each calendar month (the "Administration
Fee").  Related to this, the Adviser (in its capacity as administrator)  and the
Sub-Adviser have entered into a sub-administration  agreement, pursuant to which the Adviser may delegate some or all of the administrative  responsibilities  to the Sub-Adviser. The Adviser, in its capacity as administrator of the Fund, will pay the Sub-Adviser,  in its capacity as  sub-administrator,  some or all of the
Administration Fee.

     During  the  fiscal  years  ended  March 31,  2007 and 2006,  the Fund paid
$____________  and  $105,483,  respectively  to  the  Adviser  pursuant  to  the
Administration  Agreement  in which the Adviser then paid 100% of that amount to the  Sub-Adviser.  During the fiscal  year ended March 31,  2005,  the Fund paid
$86,030  and  $29,561 to the  Adviser  and OFII,  respectively  pursuant  to the
Administration   Agreement.   The  Adviser  assumed  the   responsibilities   as
administrator  on June 2, 2004.  For the fiscal year ended March 31,  2004,  the
Fund paid OFII for administrative  services $55,318,  to the Adviser pursuant to the Administration Agreement.

 PORTFOLIO MANAGER

     The Fund's  portfolio  is managed by Timothy J. Birney  (referred to as the
"Portfolio Manager"). He is the person responsible for the day-to-day management of the Fund's investments.

     Other  Accounts  Managed.  In addition to  managing  the Fund's  investment portfolio,  Mr.  Birney  also  manages  other  investment  portfolios  and other accounts on behalf of the  Sub-Adviser or its  affiliates.  The following  table provides information  regarding the other portfolios and accounts managed by Mr.
Birney as of March 31, 2007.

--------------------------------- --------------------------------------------------------------------------------------------
--------------------------------------- ------------------------- --------------------- ---------------------

Accounts Managed                                   3                       15                   None

--------------------------------------- ------------------------- --------------------- ---------------------
--------------------------------------- ------------------------- --------------------- ---------------------

Total Assets Managed*                            $ 355                   $1,306                 None

--------------------------------------- ------------------------- --------------------- ---------------------
--------------------------------------- ------------------------- --------------------- ---------------------

Accounts    with     Performance-Based             2                       4                    None
Advisory Fees

--------------------------------------- ------------------------- --------------------- ---------------------
--------------------------------------- ------------------------- --------------------- ---------------------

Total   Assets   in   Accounts    with            $128                    $530                  None

Performance-Based Advisory Fees*
--------------------------------------- ------------------------- --------------------- ---------------------
   *   In millions.
   **  Does not include  personal  accounts of  portfolio  managers and their  families,  which are subject to the Code of
       Ethics.

       As indicated  above,  the Portfolio  Manager also manages other funds and accounts.  Potentially,  at times,  those responsibilities  could  conflict with the interests of the Fund.  That may occur whether the  investment  objectives  and strategies  of the other funds and accounts are the same as, or  different  from,  the Fund's  investment  objectives  and strategies.  For example Mr.  Birney may need to allocate  investment  opportunities  between the Fund and another fund or account having similar objectives or strategies,  or he may need to execute  transactions for another fund or account that could  have a negative  impact on the value of  securities  held by the Fund.  Not all funds and  accounts  advised by the
Sub-Adviser  have  the  same  management  fee.  If the  management  fee  structure  of  another  fund or  account  is more advantageous to the Sub-Adviser  than the fee structure of the Fund, the Sub-Adviser  could have an incentive to favor the other fund or account.  However,  the Sub-Adviser's  compliance  procedures and Code of Ethics recognize the Sub-Adviser's fiduciary obligation to treat all of its clients,  including the Fund, fairly and equitably,  and are designed to preclude
Mr. Birney from favoring one client over another.  It is possible,  of course,  that those  compliance  procedures and the
Code of Ethics may not always be adequate to do so. At  different  times,  Mr.  Birney may manage  other funds or accounts with  investment  objectives  and  strategies  similar  to those of the Fund,  or he may  manage  funds or  accounts  with different investment objectives and strategies.

         Compensation of the Portfolio  Manager.  Mr. Birney is employed and compensated by the  Sub-Adviser,  not the Fund.  The  Sub-Adviser's  compensation  structure  is  designed  to attract and retain  highly  qualified  investment management  professionals  and to reward  contributions  toward  creating  shareholder  value.  As of March 31,  2007, Mr.
Birney's  compensation  consisted of three main elements:  a base salary, an annual discretionary bonus and eligibility to participate  in long-term  awards of options and  appreciation  rights in regard to the common stock of the  Sub-Adviser's holding company parent.

         The base pay  component is reviewed  regularly to ensure that it is  commensurate  with the  requirements  of the portfolios  under Mr.  Birney's  management,  reflects  any  specific  competence  or  specialty  of the  manager,  and is competitive with other comparable  positions.  The annual  discretionary  bonus is determined by senior  management of the
Sub-Adviser and is based on a number of factors,  including management's  evaluation of the Fund's pre-tax performance for periods since Mr. Birney became the Fund's  portfolio  manager.  Other factors include  management  quality (such as style consistency,  risk  management,  sector  coverage,  team  leadership  and coaching) and  organizational  development.  The performance  of other pooled  investment  vehicles and other  accounts are also  considered in  determining  Mr.  Birney's compensation.  Mr. Birney's  compensation with respect to the Fund is not based on the total value of the Fund's portfolio assets,  although the Fund's  investment  performance  may  increase  those  assets.  The  compensation  structure is also intended  to reduce  potential  conflicts  of  interest  between  the Fund and other  funds  managed  by Mr.  Birney.  The compensation  structure of the other funds  managed by Mr. Birney is the same as the  compensation  structure of the Fund, described above.

     Ownership  of Fund Shares.  As of March 31, 2007,  Mr.  Birney did not  beneficially  own any shares of the Fund.

FUND EXPENSES

         The Fund will bear all costs and expenses  incurred in its business and operations other than those  specifically required to be borne by the Adviser  pursuant to the Advisory  Agreement.  Costs and expenses  borne by the Fund  include, but are not limited to, the following:

o        all costs and  expenses  directly  related to  investment  transactions  and  positions  for the Fund's  account, including,  but not limited to,  brokerage  commissions,  research fees,  interest and commitment  fees on loans and debit  balances,  borrowing  charges on securities  sold short,  dividends on securities  sold but not yet purchased,  custodial  fees,  margin fees,  transfer taxes and premiums,  taxes withheld on foreign  dividends and indirect expenses from investments in Underlying Funds;
o        all costs and expenses  associated with the operation and  registration of the Fund,  ongoing  offering costs and the costs of compliance with, any applicable federal and state laws;
o        all costs and expenses  associated with the  organization  and operation of separate  investment funds managed by
                           Underlying Fund Managers retained by the Fund;
o        the costs and  expenses  of holding  meetings  of the Board and any  meetings of  shareholders,  including  costs associated with the preparation and dissemination of proxy materials;
o        the fees and  disbursements of Fund counsel,  legal counsel to the Independent  Trustees,  Advisers,  Independent
                           Registered   Public   Accounting   Firm  for  the  Fund  and  other   consultants  and
                           professionals engaged on behalf of the Fund;
o        the Advisory Fee;
o        the fees payable to custodians and other persons providing administrative services to the Fund;
o        the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Board;
o        all  costs  and  expenses  of  preparing,   setting  in  type,  printing  and  distributing   reports  and  other
                           communications to shareholders; and
o        such other types of expenses as may be approved from time to time by the Board.

         The Underlying  Funds will bear all expenses  incurred in connection  with their  operations.  These expenses are similar to those  incurred by the Fund.  The  Underlying  Fund  Managers  generally  will charge  asset-based  fees to and receive  performance-based  allocations from the Underlying Funds, which effectively will reduce the investment returns of the Underlying  Funds and the amount of any  distributions  from the Underlying  Funds to the Fund.  These expenses,  fees and allocations will be in addition to those incurred by the Fund itself.

                                                  CONFLICTS OF INTEREST
THE ADVISER

                  The Adviser and its  affiliates  manage the assets of  registered  investment  companies  other than the
Fund and provide  investment  advisory  services to other  accounts.  The Fund has no  interest in these  activities.  The
Adviser  and its  officers  or  employees  who assist in  providing  services  to the Fund will be engaged in  substantial activities  other than on behalf of the Fund and may have  conflicts  of interest in  allocating  their time and  activity between the Fund and other  registered  investment  companies  and accounts  managed by the  Adviser.  The Adviser and its officers  and  employees  will devote so much of their time to the affairs of the Fund as in their  judgment is  necessary and appropriate.

THE SUB-ADVISER

         The  Sub-Adviser  also provides  investment  advisory and other  services,  directly and through  affiliates,  to various  entities and accounts other than the Fund  ("Tremont  Accounts").  The Fund has no interest in these  activities.
The Sub-Adviser and the investment  professionals  who, on behalf of the  Sub-Adviser,  will provide  investment  advisory services  to the Fund will be engaged in  substantial  activities  other  than on behalf of the Fund,  may have  differing economic  interests  in respect of such  activities,  and may have  conflicts  of  interest in  allocating  their time and activity  between  the Fund and the Tremont  Accounts.  Such  persons  will devote only so much time to the affairs of the
Fund as in their judgment is necessary and appropriate.

PARTICIPATION IN INVESTMENT OPPORTUNITIES

         The  Sub-Adviser  expects  to employ an  investment  program  for the Fund that is  substantially  similar to the investment  program employed by it for certain Tremont Accounts,  including a private  investment  partnership that has an investment  program  that  is  substantially  the  same  as the  Fund's  investment  program.  As a  general  matter,  the
Sub-Adviser  will  consider  participation  by the  Fund  in all  appropriate  investment  opportunities  that  are  under consideration for those other Tremont  Accounts.  There may be  circumstances,  however,  under which the Sub-Adviser will cause one or more Tremont Accounts to commit a larger percentage of their respective  assets to an investment  opportunity than to  which  the  Sub-Adviser  will  commit  the  Fund's  assets.  There  also may be  circumstances  under  which  the
Sub-Adviser will consider participation by Tremont Accounts in investment  opportunities in which the Sub-Adviser does not intend to invest on behalf of the Fund, or vice versa.

         The  Sub-Adviser  will  evaluate  for the Fund and for each  Tremont  Account a variety  of  factors  that may be relevant in determining whether a particular  investment  opportunity or strategy is appropriate and feasible for the Fund or a Tremont  Account  at a  particular  time,  including,  but not  limited  to,  the  following:  (1) the  nature of the investment  opportunity  taken in the context of the other  investments  at the time;  (2) the liquidity of the investment relative  to the needs of the  particular  entity or account;  (3) the  availability  of the  opportunity  (i.e.,  size of obtainable position);  (4) the transaction costs involved;  and (5) the investment or regulatory limitations applicable to the particular  entity or account.  Because these  considerations  may differ for the Fund and the Tremont Accounts in the context of any  particular  investment  opportunity,  the investment  activities of the Fund and the Tremont  Accounts may differ  from  time to time.  In  addition,  the fees and  expenses  of the Fund  will  differ  from  those of the  Tremont
Accounts.  Accordingly, the future performance of the Fund and the Tremont Accounts will vary.

         When the Sub-Adviser  determines  that it would be appropriate  for the Fund and one or more Tremont  Accounts to participate  in an  investment  transaction  in the same  Underlying  Fund or other  investment  at the same time, it will attempt to  aggregate,  place and  allocate  orders on a basis that the  Sub-Adviser  believes  to be fair and  equitable, consistent  with its  responsibilities  under  applicable  law.  Decisions in this regard are  necessarily  subjective and there is no requirement  that the Fund  participate,  or participate  to the same extent as the Tremont  Accounts,  in all investments or trades.  However,  no participating  entity or account will receive  preferential  treatment over any other and  the  Sub-Adviser  will  take  steps  to  ensure  that no  participating  entity  or  account  will be  systematically disadvantaged by the aggregation, placement and allocation of orders and investments.

         Situations  may occur,  however,  where the Fund could be  disadvantaged  because  of the  investment  activities conducted  by the  Sub-Adviser  for the  Tremont  Accounts.  Such  situations  may be based on,  among other  things,  the following:  (1) legal restrictions or other limitations  (including  limitations  imposed by Underlying Fund Managers with respect to Underlying  Funds) on the combined size of positions  that may be taken for the Fund and the Tremont  Accounts, thereby  limiting the size of the Fund's position or the  availability of the investment  opportunity;  (2) the difficulty of  liquidating  an  investment  for the Fund and the  Tremont  Accounts  where the market  cannot  absorb the sale of the combined positions;  and (3) the determination that a particular  investment is warranted only if hedged with an option or other instrument and there is a limited  availability of such options or other  instruments.  In particular,  the Fund may be legally  restricted  from  entering  into a "joint  transaction"  (as defined in the  Investment  Company Act) with the
Tremont  Accounts with respect to the securities of an issuer without first obtaining  exemptive  relief from the SEC. See
"Other Matters" below.

         Directors,  officers,  employees  and  affiliates  of the  Sub-Adviser  may  buy and  sell  securities  or  other investments  for their own  accounts and may have actual or potential  conflicts of interest  with respect to  investments made on behalf of the Fund. As a result of differing  trading and investment  strategies or constraints,  positions may be taken by  directors,  officers,  employees  and  affiliates  of the  Sub-Adviser,  or by the  Sub-Adviser  for the Tremont
Accounts, that are the same, different or made at a different time than positions taken for the Fund.

OTHER MATTERS

         Except in accordance  with applicable  law, the Adviser,  the Sub-Adviser and their  affiliates are not permitted to buy  securities  or other  property  from,  or sell  securities  or other  property to, the Fund.  However,  subject to certain  conditions  imposed by applicable rules under the Investment  Company Act, the Fund may effect certain  principal transactions in securities  with one or more accounts  managed by the Adviser or the  Sub-Adviser,  except for accounts as to which the Adviser,  the Sub-Adviser or any of their  affiliates  serves as a general partner or as to which they may be deemed to be an  affiliated  person (or an affiliated  person of such a person),  other than an  affiliation  that results solely from the Adviser,  the  Sub-Adviser  or one of their  affiliates  serving as an investment  adviser to the account.
These  transactions  would be made in  circumstances  where the Sub-Adviser has determined it would be appropriate for the
Fund to  purchase  (or sell),  and the Adviser or the  Sub-Adviser  has  determined  it would be  appropriate  for another account to sell (or purchase), the same security or instrument on the same day.

         Future  investment  activities of the Adviser,  the Sub-Adviser  and their  affiliates,  and of their  respective directors, officers or employees, may give rise to additional conflicts of interest.

                                                       TAX ASPECTS

         This  summary of certain  aspects of the  federal  income tax  treatment  of the Fund is based upon the  Internal
Revenue Code of 1986, as amended (the "Code"),  judicial decisions,  Treasury  Regulations and rulings in existence on the date hereof,  all of which are subject to change.  This summary does not discuss the impact of various  proposals to amend the Code which could change  certain of the tax  consequences  of an  investment  in the Fund.  This summary also does not discuss tax  consequences  that may be relevant to persons who are neither U.S. persons within the meaning of the Code nor persons exempt from federal income tax.

Tax Treatment of Fund Operations

         Qualification as a Regulated  Investment Company. As a regulated  investment company,  the Fund is not subject to federal income tax on the portion of its net investment  income (that is, taxable interest,  dividends,  and other taxable ordinary  income,  net of expenses and net short-term  capital gain in excess of long-term  capital loss) and capital gain net income (that is, the excess of net long-term  capital gains over net  short-term  capital  losses) that it distributes to  shareholders.  That  qualification  enables  the Fund to "pass  through"  its income  and  realized  capital  gains to shareholders  without  the Fund  having to pay tax on them.  The Code  contains  a number of  complex  tests  relating  to qualification  that the Fund  might  not meet in a  particular  year.  If it did not  qualify  as a  regulated  investment company,  the Fund would be treated for federal  income tax purposes as an ordinary  corporation  and would receive no tax deduction for payments made to shareholders.

         To qualify as a regulated  investment  company,  the Fund must distribute at least 90% of its investment  company taxable income (in brief, net investment  income and the excess of net short-term  capital gain over net long-term capital loss)  for the  taxable  year.  The Fund must also  satisfy  certain  other  requirements  of the Code,  some of which are described  below.  Distributions  by the Fund made during the  taxable  year or,  under  specified  circumstances,  within twelve months after the close of the taxable year,  will be considered  distributions  of income and gains for the taxable year and will therefore count toward satisfaction of the above-mentioned requirement.

         To  qualify  as a  regulated  investment  company,  the Fund must  derive at least 90% of its gross  income  each taxable year from dividends,  interest,  certain payments with respect to securities  loans,  gains from the sale or other disposition of stock or securities or foreign  currencies  (to the extent such currency gains are directly  related to the regulated investment company's principal business of investing in stock or securities) and certain other income.

         In addition to satisfying the requirements  described above, the Fund must satisfy an asset  diversification test in order to qualify as a  regulated  investment  company.  Under  that  test,  at the close of each  quarter of the Fund's taxable  year,  at least 50% of the value of the Fund's  assets  must  consist  of cash and cash  items,  U.S.  government securities,  securities of other regulated investment  companies,  and securities of "other issuers".  As to each of those
"other  issuers",  the Fund must not have  invested  more than 5% of the value of the Fund's total assets in securities of each such issuer and the Fund must not hold more than 10% of the  outstanding  voting  securities of each such issuer.  In addition,  no more than 25% of the value of the Fund's  total assets may be invested in the  securities  of any one issuer
(other than U.S. government  securities and securities of other regulated investment  companies) or in two or more issuers which the Fund  controls  and  which  are  engaged  in the same or  similar  trades or  businesses  or  related  trades or businesses.  For purposes of this test,  obligations issued or guaranteed by certain agencies or  instrumentalities of the
U.S. government are treated as U.S. government securities.

         Excise Tax on  Regulated  Investment  Companies.  Under the Code,  by  December  31 of each  year,  the Fund must distribute at least 98% of its taxable  investment  income  earned from January 1 through  December 31 of that year and at least 98% of its  capital  gains  realized  in the period  from  November 1 of the prior  year  through  October 31 of the current  year.  If it does  not,  the Fund  must  pay an  excise  tax on the  amounts  not  distributed.  It is  presently anticipated that the Fund will meet those  requirements.  To meet these  requirements,  in certain  circumstances the Fund might be  required to  liquidate  portfolio  investments  to make  sufficient  distributions.  However,  the Board and the
Adviser might determine in a particular  year that it would be in the best interests of  shareholders  for the Fund not to make such distributions at the required levels and to pay the excise tax on the undistributed  amounts.  That would reduce the amount of income or capital gains available for distribution to shareholders.

Unrelated Business Taxable Income

         Generally,  an exempt  organization is exempt from federal income tax on its passive investment  income,  such as dividends, interest and capital gains.(1)  This  general  exemption  from tax does not  apply to the  "unrelated  business taxable income" ("UBTI") of an exempt  organization.  Generally,  income and gain derived by an exempt  organization  from the  ownership  and sale of  debt-financed  property is taxable in the  proportion  to which such  property is financed by
"acquisition  indebtedness"  during the relevant period of time.  Accordingly,  a tax-exempt U.S. person  investing in the
Fund will not realize UBTI with respect to an  unleveraged  investment  in shares.  Tax-exempt  U.S.  persons are urged to consult their own tax advisors concerning the U.S. tax consequences of an investment in the Fund.

                                                   ERISA CONSIDERATIONS

         Persons  who are  fiduciaries  with  respect to an  employee  benefit  plan or other  arrangement  subject to the
Employee Retirement Income Security Act of 1974, as amended (an "ERISA Plan" and "ERISA,"  respectively),  and persons who are  fiduciaries  with  respect to an IRA or Keogh Plan,  which is not  subject to ERISA but is subject to the  prohibited transaction  rules of Section 4975 of the Code (together with ERISA Plans,  "Benefit Plans") should consider,  among other things, the matters described below before determining whether to invest in the Fund.

         ERISA imposes certain  general and specific  responsibilities  on persons who are fiduciaries  with respect to an
ERISA Plan,  including  prudence,  diversification,  an  obligation  not to engage in a prohibited  transaction  and other standards.  In determining whether a particular  investment is appropriate for an ERISA Plan,  Department of Labor ("DOL")
regulations  provide that a fiduciary of an ERISA Plan must give  appropriate  consideration  to, among other things,  the role that the  investment  plays in the ERISA  Plan's  portfolio,  taking into  consideration  whether the  investment  is designed reasonably to further the ERISA Plan's purposes,  an examination of the risk and return factors,  the portfolio's composition  with regard to  diversification,  the liquidity  and current  return of the total  portfolio  relative to the
anticipated   cash  flow  needs  of  the  ERISA  Plan,  the  income  tax   consequences   of  the  investment   (see  "Tax
Aspects--Unrelated  Business Taxable Income") and the projected return of the total portfolio relative to the ERISA Plan's funding  objectives.  Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine  whether such an investment is consistent with its fiduciary  responsibilities and the foregoing  regulations.  For example, a fiduciary should  consider  whether an investment in the Fund may be too illiquid or too  speculative  for a particular  ERISA Plan, and whether  the assets of the ERISA Plan would be  sufficiently  diversified.  If a  fiduciary  with  respect to any such
ERISA Plan breaches its or his  responsibilities  with regard to selecting an investment or an investment course of action for such ERISA  Plan,  the  fiduciary  itself or himself  may be held  liable for losses  incurred  by the ERISA Plan as a result of such breach.

         Because the Fund is registered as an investment  company under the Investment  Company Act, the underlying assets of the Fund  should not be  considered  to be "plan  assets" of the ERISA  Plans  investing  in the Fund for  purposes  of
ERISA's (or the Code's) fiduciary  responsibility  and prohibited  transaction  rules.  Thus,  neither the Adviser nor the
Sub-Adviser will be fiduciaries within the meaning of ERISA by reason of their authority with respect to the Fund.

         A Benefit Plan which  proposes to invest in the Fund will be required to represent  that it, and any  fiduciaries responsible  for such Plan's  investments,  are aware of and  understand  the Fund's  investment  objective,  policies and strategies,  that the  decision  to invest  plan assets in the Fund was made with  appropriate  consideration  of relevant investment  factors with regard to the Benefit Plan and is consistent  with the duties and  responsibilities  imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the Code.

         Certain prospective Benefit Plan Members may currently maintain  relationships with the Adviser,  the Sub-Adviser or their  affiliates.  Each of such  persons may be deemed to be a party in interest to and/or a fiduciary  of any Benefit
Plan to which it provides  investment  management,  investment  advisory or other services.  ERISA prohibits (and the Code penalizes)  the use of ERISA and  Benefit  Plan  assets for the  benefit of a party in  interest  and also  prohibits  (or penalizes)  an ERISA or Benefit  Plan  fiduciary  from using its  position to cause such Plan to make an  investment  from which it or certain third  parties in which such  fiduciary  has an interest  would receive a fee or other  consideration.
ERISA and Benefit Plan Members  should  consult with counsel to determine if  participation  in the Fund is a  transaction that is  prohibited  by ERISA or the Code.  Fiduciaries  of ERISA or Benefit  Plan  Members  will be required to represent that the decision to invest in the Fund was made by them as fiduciaries  that are independent of such affiliated  persons, that  such  fiduciaries  are duly  authorized  to make such  investment  decision  and that  they  have not  relied on any individualized  advice or recommendation of such affiliated  persons, as a primary basis for the decision to invest in the
Fund.

         The  provisions  of ERISA and the Code are  subject to  extensive  and  continuing  administrative  and  judicial interpretation  and review.  The  discussion of ERISA and the Code contained in this SAI and the prospectus is general and may be affected by future  publication of  regulations  and rulings.  Potential  Benefit Plan Members should consult their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of shares.

                                                        BROKERAGE

         Each  Underlying  Fund  Manager is  directly  responsible  for  placing  orders for the  execution  of  portfolio transactions  for the  Underlying  Fund or  Segregated  Account  that it  manages  and for the  allocation  of  brokerage.
Transactions  on U.S.  stock  exchanges and on some foreign stock  exchanges  involve the payment of negotiated  brokerage commissions.  On the  great  majority  of  foreign  stock  exchanges,  commissions  are  fixed.  No stated  commission  is generally  applicable  to  securities  traded in  over-the-counter  markets,  but the prices of those  securities  include undisclosed commissions or mark-ups.

         In selecting brokers and dealers to execute  transactions on behalf of an Underlying Fund or Segregated  Account, each  Underlying  Fund Manager will  generally  seek to obtain the best price and execution for the  transactions,  taking into account  factors such as price,  size of order,  difficulty  of execution and  operational  facilities of a brokerage firm,  the scope and quality of brokerage  services  provided,  and the firm's risk in  positioning a block of securities.
Although it is expected that each Underlying Fund Manager  generally will seek reasonably  competitive  commission  rates, an Underlying Fund Manager will not necessarily pay the lowest commission  available on each  transaction.  The Underlying
Fund Managers will typically have no obligation to deal with any broker or group of brokers in executing  transactions  in portfolio  securities.  Brokerage  practices adopted by Underlying Fund Managers with respect to Underlying Funds may vary and will be governed by each Underlying Fund's organizational documents.

         Consistent  with the principle of seeking best price and execution,  an Underlying  Fund Manager may place orders for an Underlying  Fund or Segregated  Account with brokers that provide the  Underlying  Fund Manager and its  affiliates with  supplemental  research,  market and statistical  information,  including  advice as to the value of securities,  the advisability  of investing  in,  purchasing or selling  securities,  and the  availability  of securities or purchasers or sellers of securities, and furnishing analyses and reports concerning issuers,  industries,  securities,  economic factors and trends,  portfolio  strategy and the  performance of accounts.  The expenses of the  Underlying  Fund Managers are not necessarily  reduced as a result of the receipt of this  supplemental  information,  which may be useful to the Underlying
Fund Managers or their  affiliates in providing  services to clients other than the  Underlying  Funds and the  Segregated
Accounts they manage.  In addition,  not all of the  supplemental  information is necessarily  used by an Underlying  Fund
Manager in connection  with the Underlying Fund or Segregated  Account it manages.  Conversely,  the information  provided to an Underlying  Fund Manager by brokers and dealers  through which other clients of the  Underlying  Fund Manager or its affiliates  effect  securities  transactions  may be useful to the  Underlying  Fund Manager in providing  services to the
Underlying Fund or a Segregated Account.

         It is anticipated  that  Underlying Fund Managers  (including  each Underlying Fund Manager  retained to manage a
Segregated  Account) will generally follow brokerage  placement  practices similar to those described above. The brokerage placement  practices  described  above will also be followed by the Sub-Adviser to the extent it places  transactions  for the Fund.  However,  certain  Underlying Fund Managers (other than those managing  Segregated  Accounts) may have policies that permit the use of brokerage  commissions of an Underlying  Fund to obtain  products or services that are not research related and that may benefit the Underlying Fund Manager.

                                                DISTRIBUTION ARRANGEMENTS

General Terms.  The Distributor  acts as the distributor of the Fund's shares on a best efforts basis,  subject to various conditions,  pursuant  to the terms of a General  Distributor's  Agreement  entered  into  with the  Fund.  Shares  may be purchased  through the  Distributor  or through  brokers or dealers that have entered  into  selling  agreements  with the
Distributor.  The Fund is not  obligated  to sell to a broker  or  dealer  any  shares  that  have  not been  placed  with
Qualified  Investors  that  meet all  applicable  requirements  to  invest  in the Fund.  The  Distributor  maintains  its principal  office at 6803 South  Tucson  Way,  Centennial,  Colorado  80112,  and is an  affiliate  of the Adviser and the
Sub-Adviser.

         Shares will be offered and may be purchased on a monthly  basis,  or at such other times as may be  determined by the Board.

         Neither  the  Distributor  nor any other  broker or dealer is  obligated  to buy from the Fund any of the shares.
The  Distributor  does not intend to make a market in the shares.  The Fund has agreed to indemnify  the  Distributor  and its affiliates and certain other persons against certain liabilities under the Securities Act.

                                             PAYMENTS TO FUND INTERMEDIARIES

         The Adviser and/or the Distributor  (including  their  affiliates) may make payments to financial  intermediaries in connection  with their  offering and selling shares of the Fund and other  Oppenheimer  funds,  providing  marketing or promotional support,  transaction processing and/or administrative  services.  Among the financial intermediaries that may receive  these  payments  are brokers and dealers  who sell and/or hold shares of the Fund,  banks  (including  bank trust departments),  registered  investment  advisers,  insurance  companies,  retirement  plan and  qualified  tuition  program administrators,  third party administrators,  and other institutions that have selling,  servicing or similar arrangements with the Adviser or  Distributor.  The payments to  intermediaries  vary by the types of product sold, the features of the
Fund shares and the role played by the intermediary.

         Possible types of payments to financial intermediaries include, without limitation, those discussed below.

o        Payments made by the Adviser or  Distributor  out of their  respective  resources  and assets,  which may include profits the Adviser  derives from investment  advisory fees paid by the Fund.  These payments are made at the discretion of the Adviser and/or the  Distributor.  These  payments,  often referred to as "revenue  sharing"
             payments, may be in addition to the payments by the Fund listed above.

o        These types of payments may reflect  compensation  for marketing  support,  support provided in offering the Fund or other Oppenheimer funds through certain trading platforms and programs,  transaction  processing or other services;
o        The Adviser and Distributor  each may also pay other  compensation to the extent the payment is not prohibited by law or by any  self-regulatory  agency,  such as the NASD.  Payments are made based on the  guidelines established by the Adviser and Distributor, subject to applicable law.
                    The Adviser pays a monthly fee to its affiliate,  OFI  Institutional  Asset  Management,  Inc., out of
                    its own  resources  in an amount  equal to 50% of the amount of the advisory fee earned by the Adviser under the  Advisory  Agreement in  connection  with  providing  selling and  marketing  support to the
                    Adviser and the Fund.

         These  payments may provide an incentive to financial  intermediaries  to actively  market or promote the sale of shares of the Fund or other  Oppenheimer  funds, or to support the marketing or promotional  efforts of the Distributor in offering  shares of the Fund or other  Oppenheimer  funds.  In  addition,  some types of payments  may provide a financial intermediary with an incentive to recommend the Fund. Financial  intermediaries may earn profits on these payments,  since the amount of the  payment  may exceed the cost of  providing  the  service.  Certain  of these  payments  are  subject to limitations  under  applicable  law.  Financial  intermediaries  may categorize and disclose these  arrangements  to their clients and to members of the public in a manner  different from the  disclosures  in the Fund's  Prospectus and this SAI.
You should ask your financial  intermediary  for information  about any payments it receives from the Fund, the Adviser or the Distributor and any services it provides, as well as the fees and commissions it charges.

         Although  brokers or dealers  that sell Fund  shares  may also act as a broker or dealer in  connection  with the execution  of the  purchase  or sale of  portfolio  securities  by the  Fund  or  other  Oppenheimer  funds,  a  financial intermediary's  sales of shares of the Fund or such other  Oppenheimer  funds is not a consideration  for the Adviser when choosing brokers or dealers to effect portfolio transactions for the Fund or such other Oppenheimer funds.

         Revenue  sharing  payments  can  pay  for  distribution-related  or  asset  retention  items  including,  without limitation,

o        transactional  support,  one-time  charges  for  setting  up access  for the Fund or other  Oppenheimer  funds on particular trading systems, and paying the intermediary's networking fees;
o        program  support,  such as expenses  related to including  the  Oppenheimer  funds in retirement  plans,  college savings plans, fee-based advisory or wrap fee programs,  fund "supermarkets",  bank or trust company products or insurance companies' variable annuity or variable life insurance products;
o        placement on the dealer's list of offered funds and providing  representatives  of the Distributor with access to a financial intermediary's sales meetings, sales representatives and management representatives.

         Additionally,  the  Adviser  or  Distributor  may make  payments  for firm  support,  such as  business  planning assistance,  advertising,  and  educating a financial  intermediary's  sales  personnel  about the  Oppenheimer  funds and shareholder financial planning needs.

         For the year ended December 31, 2006, the following  financial  intermediaries  that are broker-dealers  offering
shares  of  the  Oppenheimer   funds,   and/or  their   respective   affiliates,   received  revenue  sharing  or  similar
distribution-related payments from the Adviser or Distributor for marketing or program support:

  1st Global Capital Co.                                  Advantage Capital Corporation / FSC
   Aegon                                                  Aetna Life Ins & Annuity Co.
   AG Edwards                                             AIG Financial Advisors
   AIG Life                                               Allianz Life Insurance Company
   Allstate Life                                          American Enterprise Life Insurance
   American General Annuity                               American Portfolios
   Ameriprise                                             Ameritas
   Annuity Investors Life                                 Associated Securities
   AXA Advisors                                           AXA Equitable Life Insurance
   Banc One Securities Corporation                        BNY Investment Center
   Cadaret Grant & Co, Inc.                               Chase Investment Services
   Citicorp Investment Services, Inc.                     Citigroup Global Markets Inc (SSB)
   CitiStreet                                             Citizen's Bank of Rhode Island
   Columbus Life                                          Commonwealth Financial Network
   CUNA Brokerage Services, Inc.                          CUSO Financial Services, L.P.
   Edward D Jones & Co.                                   Federal Kemper
   Financial Network (ING)                                GE Financial Assurance
   GE Life & Annuity                                      Genworth Financial
   GlenBrook Life and Annuity Co.                         Great West Life
   Hartford Life Insurance Co.                            HD Vest Investment Services
   Hewitt Associates                                      IFMG Securities, Inc.
   ING Financial Advisers                                 ING Financial Partners
   Jefferson Pilot Securities Co.                         Kemper Investors Life Insurance Co.
   Legend Equities Co.                                    Legg Mason Wood Walker
   Lincoln Benefit National Life                          Lincoln Financial
   Lincoln Investment Planning, Inc.                      Linsco Private Ledger Financial
   Mass Mutual                                            McDonald Investments, Inc.
   Merrill Lynch                                          Minnesota Life
   Mony Life                                              Morgan Stanley Dean Witter
   Multifinancial (ING)                                   Mutual Service Co.
   National Planning Co.                                  Nationwide
   NFP                                                    Park Avenue Securities LLC
   PFS Investments, Inc.                                  Phoenix Life Insurance Co.
   Plan Member Securities                                 Prime Capital Services, Inc.
   Primevest Financial Services, Inc.                     Protective Life Insurance Co.
   Provident Mutual Life & Annuity                        Prudential
   Raymond James & Associates, Inc.                       RBC Daine Rauscher
   Royal Alliance                                         Securities America, Inc.
   Security Benefit                                       Security First-Metlife
   Signator Investments                                   Sun Life Insurance Co.
   Sun Trust Securities, Inc.                             Thrivent Financial
   Travelers Life & Annuity Co.                           UBS Financial Services, Inc.
   Union Central                                          United Planners
   Wachovia                                               Walnut Street Securities (Met Life)
   Waterstone Financial Group                             Wells Fargo

For the year ended December 31, 2006, the following firms, which in some cases are broker-dealers, received payments from the Adviser or Distributor for administrative or other services provided (other than revenue sharing arrangements), as described above:

  1st Global Capital Co.                                 A G Edwards
  ACS HR Solutions                                       ADP
  AETNA Life Ins & Annuity Co.                           Alliance Benefit Group
  American Enterprise Investments                        American Express Retirement Service
  American Funds (Fascorp)                               American United Life Insurance Co.
  Ameriprise                                             Ameritrade, Inc.
  AMG Administrative Management Group                    AST (American Stock & Transfer)
  AXA Advisors                                           Baden Retirement
  BCG - New                                              BCG (Programs for Benefit Plans)
  Bear Stearns Securities Co.                            Benefit Administration, Inc.(WA)
  Benefit Administration, Inc.(WIS)                      Benefit Plans Administration
  Benetech, Inc.                                         Bisys
  Boston Financial Data Services                         Ceridian
  Charles Schwab & Co, Inc.                              Citigroup Global Markets Inc (SSB)
  CitiStreet                                             City National Investments
  Clark Consulting                                       CPI
  DA Davidson & Co.                                      Daily Access. Com, Inc.
  Davenport & Co, LLC                                    David Lerner Associates
  Digital Retirement Solutions                           DR, Inc.
  Dyatech                                                E*Trade Clearing LLC
  Edgewood                                               Edward D Jones & Co.
  Equitable Life / AXA                                   ERISA Administrative Svcs, Inc
  ExpertPlan.com                                         FAS Co. (FASCore/RK Pro)
  FBD Consulting                                         Ferris Baker Watts, Inc.
  Fidelity                                               First Clearing LLC
  First Southwest Co.                                    First Trust - Datalynx
  First Trust Corp                                       Franklin Templeton
  Geller Group                                           Great West Life
  H&R Block Financial Advisors, Inc.                     Hartford Life Insurance Co.
  HD Vest Investment Services                            Hewitt Associates
  HSBC Brokerage USA, Inc.                               ICMA - RC Services
  Independent Plan Coordinators                          Ingham Group
  Interactive Retirement Systems                         Invesmart
  Janney Montgomery Scott, Inc.                          JJB Hillard W L Lyons, Inc.
  John Hancock                                           JP Morgan
  July Business Services                                 Kaufman & Goble
  Legend Equities Co.                                    Legg Mason Wood Walker
  Lehman Brothers, Inc.                                  Liberty-Columbia 529 Program
  Lincoln Investment Planning, Inc.                      Lincoln National Life Insurance Co.
  Linsco Private Ledger Financial                        MassMutual
  Matrix Settlement & Clearance Services                 McDonald Investments, Inc.
  Mercer HR Services                                     Merrill Lynch
  Mesirow Financial, Inc.                                MetLife
  MFS Investment Management                              Mid Atlantic Capital Co.
  Milliman USA                                           Morgan Keegan & Co, Inc.
  Morgan Stanley Dean Witter                             Nathan & Lewis Securities, Inc.
  National City Bank                                     National Deferred Comp
  National Financial                                     National Investor Services Co.
  Nationwide                                             Newport Retirement Services
  Northwest Plan Services                                NY Life Benefits
  Oppenheimer & Co, Inc.                                 Peoples Securities, Inc.
  Pershing                                               PFPC
  Piper Jaffray & Co.                                    Plan Administrators
  Plan Member Securities                                 Primevest Financial Services, Inc.
  Principal Life Insurance                               Prudential
  PSMI Group                                             Quads Trust Company
  Raymond James & Associates, Inc.                       Reliastar
  Robert W Baird & Co.                                   RSM McGladrey
  Scott & Stringfellow, Inc.                             Scottrade, Inc.
  Southwest Securities, Inc.                             Standard Insurance Co
  Stanley, Hunt, Dupree & Rhine                          Stanton Group, Inc.
  Sterne Agee & Leach, Inc.                              Stifel Nicolaus & Co, Inc.
  Sun Trust Securities, Inc.                             Symetra
  T Rowe Price                                           The 401k Company
  The Princeton Retirement Group Inc.                    The Retirement Plan Company, LLC
  TruSource                                              TruSource Union Bank of CA
  UBS Financial Services, Inc.                           Unified Fund Services (UFS)
  US Clearing Co.                                        USAA Investment Management Co.
  USI Consulting Group                                   Valic
  Vanguard Group                                         Wachovia
  Web401K.com                                            Wedbush Morgan Securities
  Wells Fargo                                            Wilmington Trust

                                                   VALUATION OF ASSETS
         The net asset value of the Fund is  computed,  generally  monthly,  as of the close of business on the  following days:  (i) the last day of each  fiscal  year,  (ii) the date  preceding  the date as of which any  shares of the Fund are purchased,  and (iii) any day as of which the Fund  repurchases  any  shares.  The Fund's net asset value per share is the value of the Fund's  assets less its  liabilities  divided by the shares  outstanding.  The net asset value is computed in accordance with the pricing policies and procedures adopted by the Board.

         The Fund's  investment in Underlying  Funds are subject to the terms and conditions of the  respective  operating agreements and offering  memoranda,  as  appropriate,  pursuant to which the Fund will value its investments in Underlying
Funds at fair value.  The Fund's  investments  in  Underlying  Funds are carried at fair value as determined by the Fund's pro-rata  interest in the net assets of each Underlying Fund.  These  Underlying Funds value their underlying  investments in accordance with policies  established by such Underlying Funds, as described in each of their financial  statements and offering  memoranda.  All  valuations  utilize  financial  information  supplied  by each  Underlying  Fund and are net of management  and  performance  incentive  fees or  allocations  payable to the  Underlying  Fund  Managers  pursuant to the
Underlying  Funds'  agreements.  Where no value is readily  available from an Underlying Fund or where a value is supplied by an Underlying  Fund is deemed not to be indicative of its value,  the  Underlying  Fund will be valued at fair value as determined in good faith by the Board or in accordance  with the procedures  adopted by the Board.  In accordance with the
Advisory  Agreement,  the Adviser values the Fund's assets based on such reasonably  available relevant  information as it considers  material.  Because of the inherent  uncertainty of valuation,  the values of the Fund's  investments may differ significantly  from the  values  that would have been used had a ready  market for the  investments  held by the Fund been available.

         To the extent Underlying Fund Managers are engaged to manage the Segregated Accounts, the Fund will value portfolio securities of the Segregated Accounts managed by the Underlying Fund Managers as described below:

                  Equity  securities,  puts,  calls and  futures  traded on a U.S.  securities  exchange or on NASDAQ(R)are valued as follows:

                           (1) if last sale information is regularly  reported,  they are valued at the last reported sale  price on the  principal  exchange  on which they are  traded or on  NASDAQ(R),  as applicable, on that day, or

                           (2) if last sale  information is not available on a valuation date, they are valued at the last  reported sale price  preceding the valuation  date if it is within the spread of the closing "bid" and "asked"  prices on the valuation date or, if not, at the closing
                               "bid" price on the valuation date.
                  Equity securities traded on a foreign  securities  exchange generally are valued in one of the following ways:

                           (1) at the last sale price available to the pricing service approved by the Trustees, or

                           (2) at the last sale  price  obtained  by the  Adviser  from the  report of the  principal exchange  on  which  the  security  is  traded  at  its  last  trading  session  on or immediately before the valuation date, or

                           (3) at the mean between the "bid" and "asked" prices obtained from the principal  exchange on which the  security  is traded  or, on the basis of  reasonable  inquiry,  from two market makers in the security.
                  The following  securities  are valued at the mean between the "bid" and "asked"  prices  determined by a pricing  service  approved by the Trustees or obtained by the Adviser from two active  market  makers in the security on the basis of reasonable inquiry:

                           (1) debt instruments that have a maturity of more than 397 days when issued,
                           (2) debt  instruments  that had a  maturity  of 397 days or less  when  issued  and have a remaining maturity of more than 60 days,
                           (3) non-money  market debt instruments that had a maturity of 397 days or less when issued and which have a remaining maturity of 60 days or less, and
                           (4) puts, calls and futures that are not traded on an exchange or on NASDAQ(R).

                  Money  market  debt  securities  that had a  maturity  of less  than 397 days  when  issued  that have a remaining  maturity of 60 days or less are valued at cost,  adjusted  for  amortization  of premiums and accretion of discounts.

                  Securities (including restricted securities) not having  readily-available  market quotations are valued at fair value  determined  under  procedures  established  by the Trustees.  If the Adviser is unable to locate two market  makers  willing to give  quotes,  a security  may be priced at the mean  between  the
                  "bid" and "asked"  prices  provided by a single  active  market maker (which in certain cases may be the
                  "bid" price if no "asked" price is available).  The Fund's  interests in Underlying  Funds will not have readily  available  market  quotations  and will be valued at their "fair  value," as  determined  under procedures  established by the Trustees.  As described in the prospectus,  with respect to its interests in Underlying  Funds, the Fund will normally rely on valuation  information  provided by Underlying Fund
                  Managers as being the "fair value" of such  investments.  The  Trustees,  however,  will  consider  such information  provided by Underlying  Fund  Managers,  as well as other  available  information,  and may possibly conclude in unusual  circumstances that the information  provided by an Underlying Fund Manager does not represent the "fair value" of the Fund's interests in Underlying Funds.

                  In the case of U.S.  government  securities,  mortgage-backed  securities,  corporate  bonds and foreign government  securities,  when last sale  information  is not  generally  available,  the Adviser may use pricing  services  approved by the Trustees.  The pricing  service may use "matrix"  comparisons  to the prices for comparable  instruments on the basis of quality,  yield, and maturity.  Other special factors may be involved  (such as the  tax-exempt  status of the  interest  paid by municipal  securities).  The
                  Adviser  will  monitor the  accuracy of the pricing  services.  That  monitoring  may include  comparing prices used for portfolio valuation to actual sales prices of selected securities.

                  The  closing  prices in the  London  foreign  exchange  market  on a  particular  business  day that are provided by a bank,  dealer or pricing  service that the Adviser has  determined to be reliable are used to value foreign  currency,  including  forward foreign  currency  contracts,  and to determine the U.S.
                  dollar value of securities that are denominated or quoted in foreign currency.

                                 INDEPENDENT REGISTERED ACCOUNTING FIRM AND LEGAL COUNSEL

         KPMG LLP has been appointed the  Independent  Registered  Public  Accounting Firm to the Fund for the fiscal year
2007,  replacing Ernst & Young LLP who were dismissed as the  independent  registered  public  accounting firm to the Fund effective at the conclusion of the fiscal 2006 audit.  For the fiscal year 2007, KPMG LLP will audit the Fund's  financial statements and perform other related audit services.  KPMG LLP also acts as the independent  registered  public accounting firm for the Adviser and certain  other funds  advised by the Adviser and its  affiliates.  Audit and  non-audit  services provided by KPMG LLP to the Fund must be pre-approved by the Audit Committee.

                  Mayer,  Brown,  Rowe & Maw LLP, 1675 Broadway,  New York, New York, acts as Fund Counsel and Independent
Trustees Counsel.

                                                        CUSTODIAN

         Citibank,  N.A. (the "Custodian")  serves as the custodian of the Fund's assets,  and may maintain custody of the
Fund's assets with domestic and non-U.S.  subcustodians (which may be banks, trust companies,  securities depositories and clearing  agencies)  approved  by the  Board.  Assets  of the Fund  are not  held by the  Adviser  or the  Sub-Adviser  or commingled  with the assets of other accounts  except to the extent that securities are held in the name of a custodian in a securities  depository,  clearing  agency or omnibus  customer  account of such  custodian.  The  Custodian's  principal business address is 111 Wall Street, New York, New York 10005.

                                   CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

         As of July  ____,  2007,  the  Adviser  owned  approximately  0% of the  shares of the  Fund.  The  Adviser  is a corporation  organized under the laws of Colorado and maintains its principal  office at Two World Financial  Center,  225
Liberty Street,  New York, New York  10281-1008.  Any shareholder  that holds more than 25% of the shares may be deemed to control  the Fund and  generally  would be in a  position  to  control  the  outcome  of  voting  on  matters  as to which shareholders are entitled to vote.

         In addition,  as of July ____, 2007, the following  persons are all of the other persons who own of record or are known by the Fund to own beneficially 5% or more of the outstanding shares of the Fund.

SUMMARY OF DECLARATION OF TRUST
         The following is a summary  description of additional items and of select  provisions of the Declaration of Trust that are not described  elsewhere in this SAI or in the Fund's  prospectus.  The  description of such items and provisions is not  definitive  and reference  should be made to the complete text of the  Declaration of Trust filed as an exhibit to the Fund's Registration Statement.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

         All persons  extending credit to, doing business with,  contracting with or having or asserting any claim against the Fund or the  Trustees  shall  look only to the  assets of the Fund for  payment  under any such  credit,  transaction, contract or claim;  and neither the  shareholders  nor the  Trustees,  nor any of their agents,  whether past,  present or future,  shall be personally  liable  thereafter.  Notice of such disclaimer and agreement  thereto shall be given in each agreement, obligation or instrument entered into or executed by Fund or the Trustees.

         Under the Declaration of Trust,  there is expressly  disclaimed  shareholder  and Trustee  liability for the acts and  obligations of the Fund.  Nothing in the  Declaration of Trust shall,  however,  protect a Trustee or officer against any liability to which such Trustee or officer  would  otherwise be subject by reason of willful  misfeasance,  bad faith, gross  negligence or reckless  disregard of the duties involved in the conduct of the office of Trustee or of such officer hereunder.

         Massachusetts  law permits a shareholder of a business trust (such as the Fund) to be held  personally  liability as a "partner"  under certain  circumstances.  However,  the risk that a Fund  shareholder  will incur financial loss from being held liable as a "partner" of the Fund is limited to the  relatively  remote  circumstances  in which the Fund would be unable to meet its obligations.

TERM, DISSOLUTION AND LIQUIDATION

         The  liquidation  of the Fund may be  authorized  at any time by vote of a majority of the Trustees or instrument executed by a majority of their number then in office,  provided the Trustees  find that it is in the best interest of the shareholders of the Fund or as otherwise provided in the Declaration of Trust.

         Upon the  occurrence  of any  event of  dissolution,  the  Board  or the  Adviser,  acting  as  liquidator  under appointment  by the Board (or another  liquidator,  if the Board does not appoint the Adviser to act as  liquidator  or is unable to perform this function), is charged with winding up the affairs of the Fund and liquidating its assets.

         Upon the  dissolution of the Fund, its assets are to be distributed  (1) first to satisfy the debts,  liabilities and obligations of the Fund, other than debts to shareholders,  including actual or anticipated  liquidation expenses, and
(2) then to satisfy debts,  liabilities and obligations owing to the shareholders.  Assets may be distributed in-kind on a pro rata  basis if the  Board  or  liquidator  determines  that  such a  distribution  would  be in the  interests  of the shareholders in facilitating an orderly liquidation.

VOTING

         Each  shareholder  has the right to cast a number of votes  equal to the  number of shares  owned at a meeting of shareholders  called  by the  Board or by  shareholders  holding  not less than  one-third  of the  total  number of votes eligible  to be  cast.  Shareholders  will be  entitled  to vote on any  matter  on  which  shareholders  of a  registered investment  company organized as a business trust would normally be entitled to vote,  including the election of Trustees, approval of the Fund's investment advisory agreement,  and approval of the Fund's auditors,  and on certain other matters, to the extent  that the  Investment  Company  Act  requires a vote of  shareholders  on any such  matters.  Except for the exercise of their  voting  privileges,  shareholders  in their  capacity as such are not  entitled to  participate  in the management or control of the Fund's business, and may not act for or bind the Fund.

REPORTS TO SHAREHOLDERS

         The  Fund  will  furnish  to  shareholders  as soon as  practicable  after  the end of  each  taxable  year  such information as is necessary for shareholders to complete federal and state income tax or information  returns,  along with any other tax  information  required  by law.  The Fund will send to  shareholders  a  semi-annual  and an audited  annual report  within  60 days  after  the close of the  period  for which it is being  made,  or as  otherwise  required  by the
Investment  Company Act.  Quarterly  reports from the Adviser or the Sub-Adviser  regarding the Fund's  operations  during each fiscal quarter also will be sent to shareholders.

FISCAL YEAR

         For accounting  purposes,  the Fund's fiscal year is the 12-month  period ending on March 31st. For tax purposes, the Fund intends to adopt the 12-month period ending March 31 of each year as its taxable year.

                                           FUND ADVERTISING AND SALES MATERIAL

         Advertisements  and sales literature  relating to the Fund and reports to shareholders may include  quotations of investment  performance.  In these  materials,  the Fund's  performance will normally be portrayed as the net return to an investor  in the Fund during  each month or quarter of the period for which  investment  performance  is being  shown.  In addition to reporting  standardized return performance,  cumulative  performance and year-to-date  performance computed by aggregating  quarterly  or monthly  return  data may also be used.  Investment  returns  will be  reported on a net basis, after all fees and expenses.  Other methods may also be used to portray the Fund's investment performance.

         The  Fund's  investment  performance  will  vary  from  time to  time,  and  past  results  are  not  necessarily representative of future results.

         Comparative  performance  information,  as well as any  published  ratings,  rankings and  analyses,  reports and articles  discussing the Fund, may also be used to advertise or market the Fund,  including data and materials prepared by recognized  sources of such information.  Such information may include  comparisons of the Fund's  investment  performance to the  performance of recognized  market indices and indices,  including but not limited to the  CSFB/Tremont  Underlying
Fund  Index,  an index  prepared in part by Tremont  Advisers,  Inc.,  an  affiliate  of the Adviser and the  Sub-Adviser.
Comparisons  may also be made to economic and financial  trends and data that may be relevant for investors to consider in determining whether to invest in the Fund.

                                                   FINANCIAL STATEMENTS

         The Fund's audited financial statements for the year ended March 31, 2007 immediately follow.

                                                        Appendix A

                                                 Industry Classifications

A)       Basic Materials

1)       Chemicals
2)       Forest Products & Paper
3)       Iron/Steel
4)       Mining
B)       Communications

5)       Advertising
6)       Internet
7)       Media
8)       Telecommunications
C)       Consumer, (Cyclical)

9)       Airlines
10)      Apparel
11)      Auto Manufacturers
12)      Auto Parts & Equipment
13)      Distribution/Wholesale
14)      Entertainment
15)      Food Service
16)      Home Builders
17)      Home Furnishings
18)      Housewares
19)      Leisure Time
20)      Lodging
21)      Office furnishings
22)      Retail
23)      Storage/Warehousing
24)      Textiles
25)      Toys/Games/Hobbies
D)       Consumer, (Non-Cyclical)

26)      Agriculture
27)      Beverages
28)      Biotechnology
29)      Commercial Services
30)      Cosmetics/Personal Carte
31)      Food
32)      Healthcare-Products
33)      Healthcare-Services
34)      Household Products/Wares
35)      Pharmaceuticals
E)       Diversified

36)      Holding Companies-Divers
F)       Energy

37)      Coal
38)      Energy-alternate Sources
39)      Oil & Gas
40)      Oil & Gas Services
41)      Pipelines
G)       Financial

42)      Banks
43)      Closed-end Funds
44)      Country Funds-Closed-end
45)      Diversified Financial Service
46)      Insurance
47)      Investment Companies
48)      REITS
49)      Real Estate
50)      Savings 7 Loans
51)      Venture Capital
H)       Industrial

52)      Aerospace/Defense
53)      Building Materials
54)      Electrical Company & Equipment
55)      Electronics
56)      Engineering & construction
57)      Environmental Control
58)      Hand/Machine Tools
59)      Machinery - Construction & mining
60)      Machinery - Diversified
61)      Metal Fabricates/Hardware
62)      Miscellaneous Manufacture
63)      Packaging & Containers
64)      Shipbuilding
65)      Transportation
66)      Trucking & Leasing
I)       Technology

67)      Computers
68)      Office/Business Equipment
69)      Semiconductors
70)      Software
J)       Utilities

71)      Electric
72)      Gas
73)      Water

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Sub-Adviser
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
KPMG LLP
707 Seventeenth Street
Denver, Colorado 80202

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

PX0481.0707

(1)      With certain  exceptions,  tax-exempt  organizations  which are private  foundations  are subject to a 2% federal excise tax on their "net  investment  income."  The rate of the  excise tax for any  taxable  year may be reduced to 1% if the private  foundation  meets  certain  distribution  requirements  for the taxable  year. A private  foundation  will be required to make payments of estimated tax with respect to this excise tax.

OFI
                                         TREMONT MARKET NEUTRAL HEDGE FUND

                                                     FORM N-2

                                                      PART C
                                                 OTHER INFORMATION

Item 25.      Financial Statements and Exhibits

(1)    Financial Statements: To be filed by Amendment.

       Part A:  Financial Highlights: To be filed by Amendment.

       Part  B:  Report  of  Independent  Auditors,  Statement  of  Assets  and  Liabilities,  Notes  to  Financial
Statements: To be filed by Amendment.

(2)    Exhibits:

(a)      (i)      Declaration  of Trust  dated as of May 24,  2002:  Previously  filed  with  Registrant's  Initial
           Registration Statement, 6/4/02, and incorporated herein by reference.

           (ii)   Amended  and  Restated  Declaration  of Trust  dated  October  16,  2002:  Previously  filed with
           Registrant's Pre-Effective Amendment No. 1, 10/18/02, and incorporated herein by reference.

(b)      By-Laws:  Previously filed with  Registrant's  Pre-Effective  Amendment No. 2, 12/18/02,  and incorporated herein by reference.

(c)      Not applicable.

(d)      Not applicable.

(e)      Not applicable.

(f)      Not applicable.

(g)      (i)      Amended and Restated  Investment  Advisory  Agreement  dated  January 1, 2005:  Previously  filed with Registrant's Post-Effective Amendment No. 9, 6/2/05, and incorporated herein by reference.

           (ii)   Amended and  Restated  Sub-Advisory  Investment  Management  Agreement  dated as of June 2, 2004:
           Previously filed with Registrant's  Post-Effective  Amendment No. 7, 6/10/04, and incorporated herein by reference.

(h)      (i)      General  Distributor's  Agreement:  Previously filed with  Registrant's  Pre-Effective  Amendment
           No. 1, 10/22/02, and incorporated herein by reference.

           (ii)   Form of Selling  Agreement  between  OppenheimerFunds  Distributor,  Inc. and  selected  dealers:
           Previously  filed with  Pre-Effective  Amendment  No. 1 to the  Registration  Statement  of  Oppenheimer
           Tremont Market Neutral Fund LLC (Reg. No. 333-71716, 12/7/01) and incorporated herein by reference.

           (iii)  Form of Selling  Agreement between  OppenheimerFunds  Distributor,  Inc. and selected  registered investment advisers:  Previously filed with Registrant's  Pre-Effective  Amendment No. 1, 10/22/02,  and
           incorporated herein by reference.

(i)      (i)Amended  and  Restated  Retirement  Plan  for  Non-Interested   Trustees  or  Directors  dated  8/9/01:
           Previously  filed with  Post-Effective  Amendment No. 34 to the  Registration  Statement of  Oppenheimer
           Gold & Special Minerals Fund (Reg. No. 2-82590), (10/25/01), and incorporated herein by reference.

       (ii) Form of  Deferred  Compensation  Plan  for  Disinterested  Trustees/Directors:  Previously  filed  with
           Post-Effective  Amendment No. 26 to the  Registration  Statement of Oppenheimer  Gold & Special Minerals
           Fund (Reg. No. 2-82590), (10/28/98), and incorporated by reference.

(j)      Custody  Agreement - Previously  filed with  Registrant's  Pre-Effective  Amendment No. 1,  10/22/02,  and
           incorporated herein by reference.

(k)      (i)      Escrow  Agreement  with  Citibank,   N.A.:  Previously  filed  with  Registrant's   Pre-Effective
           Amendment No. 1, 10/22/02, and incorporated herein by reference.

           (ii)   Amended and Restated Administration  Agreement between the Registrant and OppenheimerFunds,  Inc.
           dated June 2, 2004:  Previously filed with  Registrant's  Post-Effective  Amendment No. 9, 6/10/04,  and
           incorporated herein by reference.

           (iii)  Amended and Restated  Sub-Administration  Agreement  between  OppenheimerFunds,  Inc. and Tremont
           Partners,  Inc.:  Previously  filed with  Registrant's  Post-Effective  Amendment  No. 9,  6/10/04,  and
           incorporated herein by reference.

           (iv)   Fund and Investor  Accounting  Services  Agreement  between  OppenheimerFunds,  Inc. and selected broker-dealers or financial  advisers:  Previously filed with Registrant's  Pre-Effective  Amendment No.
           2, 12/18/02, and incorporated herein by reference.

(l)      Opinion  and  Consent  of Mayer,  Brown,  Rowe & Maw:  Previously  filed with  Registrant's  Pre-Effective
           Amendment No. 2, 12/18/02, and incorporated herein by reference.

(m)      Not applicable.

(n)      Consent of Independent Registered Public Accounting Firm: To be filed by Amendment.

(o)      Not applicable.

(p)      Investment  Letter from OFI  Institutional  Investment  Management,  Inc. to Registrant:  Previously filed with Registrant's Pre-Effective Amendment No. 2, 12/18/02, and incorporated herein by reference.

(q)      Not applicable.

(r)      (i)  Amended and Restated  Code of Ethics of the  Oppenheimer  Funds dated March 31, 2006 under Rule 17j-1 of the Investment Company Act of 1940:  Previously filed with Post-Effective  Amendment No. 13 to the
              Registration  Statement of Oppenheimer  MidCap Fund (Reg. No.  333-31533,  4/7/06),  and incorporated herein by reference.

              (ii)  Amended and Restated  Code of Ethics of Tremont  Partners,  Inc.  dated  February 1, 2005 under
              Rule  17j-1  of  the   Investment   Company  Act  of  1940:   Previously   filed  with   Registrant's
              Post-Effective Amendment #10, 7/29/05 and incorporated herein by reference.

       (s)    (i) Power of Attorney  for all  Trustees/Directors  dated  October 11,  2006:  Previously  filed with
              Post-Effective  Amendment No. 51 to the Registration  Statement of Oppenheimer  Capital  Appreciation
              Fund (Reg. No. 2-69719), 10/23/06, and incorporated herein by reference.

              (ii)Power  of  Attorney  for  Brian  W.  Wixted  dated  October  11,  2006:   Previously  filed  with
              Post-Effective  Amendment No. 51 to the Registration  Statement of Oppenheimer  Capital  Appreciation
              Fund (Reg. No. 2-69719), 10/23/06, and incorporated herein by reference.

Item 26. Marketing Arrangements

         Not applicable.

Item 27. Other Expenses of Issuance and Distribution

         Registration fees                        N/A
         Legal fees                               N/A
         NASD fees                                N/A
         Blue Sky fees                            N/A
         Accounting fees                          N/A
         Printing                                 N/A
         Miscellaneous                            N/A

                  Total                           N/A

Item 28. Persons Controlled by or Under Common Control with the Registrant

         None.

Item 29. Number of Holders of Securities

         As of May 23, 2007, the number of record holders of each class of securities of the registrant, is shown below:

                                 Title of Class                           Number of Recordholders

                         Shares of beneficial interest                               22

Item 30. Indemnification

         Reference is made to the  provisions of Article  Seven of  Registrant's  Amended and Restated  Declaration
of Trust filed as Exhibit 24 (1) to this Registration Statement, and incorporated herein by reference.

         Insofar as  indemnification  for liabilities  arising under the Securities Act of 1933 may be permitted to trustees,  officers and  controlling  persons of  Registrant  pursuant to the  foregoing  provisions  or otherwise,
Registrant has been advised that in the opinion of the Securities and Exchange  Commission such  indemnification is against  public policy as expressed in the Securities Act of 1933 and is,  therefore,  unenforceable.  In the event that a claim for  indemnification  against  such  liabilities  (other  than the payment by  Registrant  of expenses incurred  or paid by a trustee,  officer or  controlling  person of  Registrant  in the  successful  defense of any action,  suit or proceeding) is asserted by such trustee,  officer or controlling  person,  Registrant will, unless in the  opinion  of its  counsel  the  matter  has been  settled  by  controlling  precedent,  submit to a court of appropriate  jurisdiction the question whether such  indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of the Investment Adviser

(a)      OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 31(b) below.

(b)      There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.

---------------------------------------- ----------------------------------------------------------------------------
Name and Current Position with
OppenheimerFunds, Inc.                   Other Business and Connections During the Past Two Years
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Timothy L. Abbuhl,                       Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Agan,                             Senior  Vice  President  of  Shareholder   Financial  Services,   Inc.  and
Senior Vice President                    Shareholders   Services,   Inc.;   Vice   President   of   OppenheimerFunds
                                         Distributor,  Inc., Centennial Asset Management Corporation and OFI Private
                                         Investments Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carl Algermissen,                        None
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Amato,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Erik Anderson,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Tracey Beck Apostolopoulos,              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Janette Aprilante,                       Secretary   (since   December  2001)  of:   Centennial   Asset   Management
Vice President & Secretary               Corporation,   OppenheimerFunds   Distributor,   Inc.,   HarbourView  Asset
                                         Management   Corporation   (since  June  2003),   Oppenheimer   Real  Asset
                                         Management,   Inc.,  Shareholder  Financial  Services,   Inc.,  Shareholder
                                         Services,  Inc., Trinity Investment  Management  Corporation (since January
                                         2005),  OppenheimerFunds  Legacy  Program,  OFI  Private  Investments  Inc.
                                         (since June 2003) and OFI Institutional Asset Management,  Inc. (since June
                                         2003). Assistant Secretary of OFI Trust Company (since December 2001).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Hany S. Ayad,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Baker,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James F. Bailey,                         Senior Vice President of  Shareholder  Services,  Inc.  (since March 2006).
Senior Vice President                    Formerly  Vice  President at T. Row Price Group  (September  2000 - January
                                         2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Michael Banta,                      None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joanne Bardell,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Adam Bass,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Baum,                              None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeff Baumgartner,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marc Baylin,                             Formerly Portfolio Manager at J.P. Morgan (June 2002-August 2005.)
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Todd Becerra,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lalit K. Behal                           Assistant Secretary of HarbourView Asset Management Corporation.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathleen Beichert,                       Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gerald B. Bellamy,                       Assistant Vice President (Sales Manager of the  International  Division) of
Assistant Vice President                 OFI Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Erik S. Berg,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Bertucci,                         None
Assistant Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rajeev Bhaman,                           None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Craig Billings,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark Binning,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert J. Bishop,                        Treasurer (since October 2003) of  OppenheimerFunds  Distributor,  Inc. and
Vice President                           Centennial Asset Management Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Beth Bleimehl,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa I. Bloomberg,                       None
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Veronika Boesch,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Chad Boll,                               None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Antulio N. Bomfim,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michelle Borre Massick,                  None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lori E. Bostrom,                         None
Vice President & Senior Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Bourgeois,                          Assistant Vice President of Shareholder Services, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Boydell,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Garrett C. Broadrup                      Formerly  an  Associate  at Davis Polk & Wardwell  (October  2002 - October
Assistant Vice President & Assistant     2006)
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Bromberg,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kristine Bryan-Levin,                    Formerly Senior Vice President at Brown Brothers Harriman  (November 2002 -
Vice President                           May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Stephanie Bullington,                    Formerly Fund  Accounting  Manager at Madison  Capital  Management  Company
Assistant Vice President                 (July 2005 - October 2005 and Fund Accounting  Officer at Butterfield  Fund
                                         Services  (Bermuda)  Limited (a wholly owned  subsidiary  of the Bank of NT
                                         Butterfield & Sons) (September 2003 - June 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Burke,                              None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark Burns,                              None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
JoAnne Butler                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Geoffrey Caan,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dale William Campbell                    Formerly (until January 2007) Manager at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Patrick Campbell,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Catherine Carroll,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Debra Casey,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Maria Castro,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Chaffee,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles Chibnik,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Patrick Sheng Chu,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brett Clark,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
H.C. Digby Clements,                     None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Closs                             Formerly  (until  January 2007)  Development  Manager at  OppenheimerFunds,
Assistant Vice President                 Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Peter V. Cocuzza,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gerald James Concepcion,                 None.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Corbett,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Susan Cornwell,                          Senior  Vice  President  of  Shareholder   Financial  Services,   Inc.  and
Senior Vice President                    Shareholder   Services,    Inc.;   Vice   President   of   OppenheimerFunds
                                         Distributor,    Inc.,   Centennial   Asset   Management   Corporation   and
                                         OppenheimerFunds Legacy Program.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Cheryl Corrigan,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Belinda J. Cosper,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott Cottier,                           None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Laura Coulston,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
George Curry,                            Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie C. Cusker,                         None
Assistant Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Dachille,                          Formerly Fixed Income Director at National Railroad  Retirement  Investment
Vice President                           Trust (May 2003 - May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Damian,                             None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kendra Delisa                            Formerly (until January 2007) Manager at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Richard Demarco,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Craig P. Dinsell,                        None
Executive Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Randall C. Dishmon,                      None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rebecca K. Dolan,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steven D. Dombrower,                     Senior Vice President of OFI Private  Investments  Inc.;  Vice President of
Vice President                           OppenheimerFunds Distributor, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Doyle,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Bruce C. Dunbar,                         None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Dvorak,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Richard Edmiston,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
A. Taylor Edwards,                       Formerly Associate at Dechert LLP (September 2000 - December 2005).
Vice President & Assistant Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Venkat Eleswarapu,                       Formerly  Associate  Professor  of Finance at Texas Tech  University  (July
Vice President                           2005 - December  2005) and  Assistant  Professor  of  Finance  at  Southern
                                         Methodist University (January 1999 - May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel R. Engstrom,                      None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James Robert Erven                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
George R. Evans,                         None
Senior Vice President & Director of
International Equities
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward N. Everett,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathy Faber,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Falicia,                           Assistant  Secretary  (as of July  2004) of  HarbourView  Asset  Management
Assistant Vice President                 Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Matthew Farkas,                          Formerly Associate at Epstein Becker & Green, P.C.  (September 2000 - March
Assistant Vice President and Assistant   2006).
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kristie Feinberg,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Emmanuel Ferreira,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Ronald H. Fielding,                      Vice  President  of  OppenheimerFunds  Distributor,  Inc.;  Director of ICI
Senior Vice President;                   Mutual Insurance Company;  Governor of St. John's College;  Chairman of the
Chairman of the Rochester Division       Board of  Directors  of  International  Museum  of  Photography  at  George
                                         Eastman House.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Bradley G. Finkle,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steven Fling,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John E. Forrest,                         Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Foxhoven,                          Assistant Vice President of OppenheimerFunds Legacy Program.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Colleen M. Franca,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Barbara Fraser,                          Formerly Attorney in Private Practice (April 2000 - November 2005).
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dominic Freud,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dan Gagliardo,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Hazem Gamal,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles Gapay                            Formerly (until January 2007) Help Desk Manager at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Seth Gelman,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Timothy Gerlach,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Subrata Ghose,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles W. Gilbert,                      None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kurt Gibson,                             Formerly Manager at Barclays Capital (January 2002 - April 2006).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Phillip S. Gillespie,                    None
Senior Vice President & Assistant
Secretary
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Alan C. Gilston,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jacqueline Girvin-Harkins,               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jill E. Glazerman,                       None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Benjamin J. Gord,                        Vice  President of  HarbourView  Asset  Management  Corporation  and of OFI
Vice President                           Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Leyla Greengard,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert B. Grill,                         None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carol Guttzeit,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marilyn Hall,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kelly Haney,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steve Hauenstein,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert W. Hawkins,                       Formerly an  Associate  at Shearman  and  Sterling  LLP (July 2004 - August
Vice President & Assistant Counsel       2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas B. Hayes,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jennifer Kane Heathwood,                 None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Heidi Heikenfeld,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Annika Helgerson,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel Herrmann,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dennis Hess,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph Higgins,                          Vice President of OFI Institutional Asset Management, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dorothy F. Hirshman,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel Hoelscher,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Hourihan,                          Assistant  Secretary of OFI  Institutional  Asset  Management,  Inc. (since
Vice President & Associate Counsel       April 2006).  Formerly Vice President and Senior  Counsel at  Massachusetts
                                         Financial Service Company (June 2004 - March 2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward Hrybenko,                         Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Andrew Huddleston,                 None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott T. Huebl,                          Assistant Vice President of OppenheimerFunds Legacy Program.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Margaret Hui,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dana Hunter,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Huttlin,                            Senior Vice  President  (Director  of the  International  Division)  (since
Senior Vice President                    January 2004) of OFI Institutional Asset Management,  Inc.; Director (since
                                         June 2003) of OppenheimerFunds International Distributor Limited.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James G. Hyland,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kelly Bridget Ireland,                   None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathleen T. Ives,                        Vice  President and Assistant  Secretary of  OppenheimerFunds  Distributor,
Vice President, Senior Counsel &         Inc. and  Shareholder  Services,  Inc.;  Assistant  Secretary of Centennial
Assistant Secretary                      Asset   Management   Corporation,   OppenheimerFunds   Legacy  Program  and
                                         Shareholder Financial Services, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William Jaume,                           Senior Vice President of HarbourView  Asset Management  Corporation and OFI
Vice President                           Institutional Asset Management, Inc.; Director of OFI Trust Company.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Frank V. Jennings,                       None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Jennings,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Kadehjian,                          Formerly  Vice  President,  Compensation  Manager  at The  Bank of New York
Assistant Vice President                 (November 1996-November 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles Kandilis,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Amee Kantesaria,                         Formerly Counsel at Massachusetts Mutual Life Insurance Company
Assistant Vice President and             (May 2005-December 2006).
Assistant Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rezo Kanovich,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas W. Keffer,                        None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Keogh,                           Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Kiernan,                            Formerly  Vice  President and Senior  Compliance  Officer,  Guardian  Trust
Assistant Vice President & Marketing     Company,  FSB at The  Guardian  Life  Insurance  Company of America  (since
Compliance Manager                       February 1998 - November 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Kim,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Audrey Kiszla,                           Formerly Vice President at First Horizon Merchant Services  (December 2005-
Vice President                           May 2006); Director at Janus (January 1998 - August 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Klassen,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Martin S. Korn,                          None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Kramer,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Kunz,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gloria LaFond,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Lamentino,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Tracey Lange,                            Vice  President  of  OppenheimerFunds  Distributor,  Inc.  and OFI  Private
Vice President                           Investments Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeffrey P. Lagarce,                      President of OFI Institutional  Asset Management,  Inc. as of January 2005.
Senior Vice President                    Formerly  Executive Vice  President-Head  of Fidelity  Tax-Exempt  Services
                                         Business at Fidelity Investments (August 1996-January 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Latino,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gayle Leavitt,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Christopher M. Leavy,                    None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Lee,                               Formerly Vice  President at Delaware  Investments  (October 2000 - February
Vice President                           2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Randy Legg,                              None
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Laura Leitzinger,                        Senior  Vice  President  of  Shareholder  Services,  Inc.  and  Shareholder
Senior Vice President                    Financial Services, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Justin Leverenz,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael S. Levine,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Levitt,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gang Li,                                 None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Shanquan Li,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie A. Libby,                          Senior Vice President of OFI Private Investments Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel Lifshey,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mitchell J. Lindauer,                    None
Vice President & Assistant General
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Bill Linden,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Malissa B. Lischin,                      Assistant Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Justin Livengood                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David P. Lolli,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel G. Loughran                       None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Patricia Lovett,                         Vice  President of  Shareholder  Financial  Services,  Inc. and Senior Vice
Vice President                           President of Shareholder Services, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Misha Lozovik,                           None.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dongyan Ma,                              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steve Macchia,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jerry Mandzij,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Angelo G. Manioudakis                    Senior Vice President of HarbourView  Asset  Management  Corporation and of
Senior Vice President                    OFI Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carolyn Maxson,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William T. Mazzafro,                     Formerly  self-employed as a securities consultant (January 2004 - December
Assistant Vice President                 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Trudi McKenna,                           Formerly Leadership  Development Supervisor at JetBlue Airways (July 2003 -
Assistant Vice President                 October 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jay Mewhirter,                           Formerly Director of Application  Development at AMVESCAP (September 1999 -
Vice President                           March 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Elizabeth McCormack,                     Vice  President and Assistant  Secretary of  HarbourView  Asset  Management
Vice President                           Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph McDonnell,                        Formerly Senior Vice President at Lehman Bros. (April 1995 - March 2006).
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph McGovern,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles L. McKenzie,                     Chairman of the Board,  Director,  Chief Executive Officer and President of
Senior Vice President                    OFI Trust Company;  Chairman,  Chief Executive  Officer,  Chief  Investment
                                         Officer and Director of OFI  Institutional  Asset  Management,  Inc.; Chief
                                         Executive  Officer,  President,  Senior  Managing  Director and Director of
                                         HarbourView Asset Management Corporation;  Chairman, President; Director of
                                         Trinity   Investment   Management   Corporation   and  Vice   President  of
                                         Oppenheimer Real Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William McNamara                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Medev,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lucienne Mercogliano,                    None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Andrew J. Mika,                          None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jan Miller,                              None.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rejeev Mohammed,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nikolaos D. Monoyios,                    None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Sarah Morrison                           Formerly (until January 2007) Manager at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jill Mulcahy,                            None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John V. Murphy,                          President  and  Management  Director  of  Oppenheimer   Acquisition  Corp.;
Chairman, Chief                          President  and  Director  of  Oppenheimer  Real  Asset  Management,   Inc.;
Executive Officer & Director             Chairman  and  Director  of  Shareholder  Services,  Inc.  and  Shareholder
                                         Financial Services, Inc.; Director of OppenheimerFunds  Distributor,  Inc.,
                                         OFI Institutional  Asset Management,  Inc., Trinity  Investment  Management
                                         Corporation,  Tremont Group Holdings,  Inc.,  HarbourView  Asset Management
                                         Corporation and OFI Private  Investments Inc.;  Executive Vice President of
                                         Massachusetts  Mutual Life Insurance  Company;  Director of DLB Acquisition
                                         Corporation;  a  member  of the  Investment  Company  Institute's  Board of
                                         Governors.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Meaghan Murphy,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Suzanne Murphy,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas J. Murray,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kenneth Nadler,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Newman,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William Norman,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James B. O'Connell,                      None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Matthew O'Donnell,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Tony Oh,                                 Formerly  Director of SEC Reporting at Teletech Holdings (July 2004 - April
Assistant Vice President                 2005.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Ogren,                              Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John O'Hare,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John J. Okray,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kristina Olson,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lerae A. Palumbo,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Anthony Parish,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathleen Patton,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David P. Pellegrino,                     None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Allison C. Pells,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert H. Pemble,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lori L. Penna,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Petersen,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marmeline Petion-Midy,                   None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Pfeffer,                           Senior Vice President of HarbourView  Asset  Management  Corporation  since
Senior Vice President & Chief            February 2004.
Financial Officer
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James F. Phillips,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott Phillips,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gary Pilc,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Piper,                              Assistant Vice President of Shareholder Services, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeaneen Pisarra,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nicolas Pisciotti,                       Formerly Assistant Vice President at ING (April 2002 - May 2005).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Poiesz,                            None
Senior Vice President, Head of Growth
Equity Investments
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Sergei Polevikov,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeffrey Portnoy,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Preuss,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Ellen Puckett,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Quarles,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael E. Quinn,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie S. Radtke,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Norma J. Rapini,                         None
Assistant Vice President :
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Corry E. Read,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marc Reinganum,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jill Reiter,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Eric Rhodes,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Eric Richter,                            Vice  President  of  HarbourView  Asset  Management  Corporation.  Formerly
Vice President                           Investment  Officer at Alaska  Permanent  Fund  Corporation  (April  2005 -
                                         February  2006);  Vice  President at Loomis Sayles & Co. (July 1997 - April
                                         2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Claire Ring,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Grace Roberts,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Robertson,                         Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Robis,                            Formerly a  Proprietary  Trader at J.P.  Morgan  Chase & Co. (May  2004-May
Assistant Vice President                 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Antoinette Rodriguez,                    None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Stacey Roode,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeffrey S. Rosen,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Stacy Roth,                              None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Adrienne Ruffle,                         None.
Vice President & Assistant Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kim Russomanno,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gerald Rutledge,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie Anne Ryan,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Timothy Ryan,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rohit Sah,                               None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Valerie Sanders,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kurt Savallo                             Formerly Senior Business Analyst at OppenheimerFunds, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rudi W. Schadt,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Ellen P. Schoenfeld,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Patrick Schneider                        Formerly Human Resources Manager at ADT Security Services  (December 2001 -
Assistant Vice President                 July 2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mary Beth Schellhorn,                    Formerly  Human  Resources  Generalist at Misys Banking  Systems  (November
Assistant Vice President                 2000 - June 2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott A. Schwegel,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Allan P. Sedmak                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jennifer L. Sexton,                      Senior Vice President of OFI Private Investments Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Asutosh Shah,                            Formerly Vice  President at Merrill  Lynch  Investment  Managers  (February
Vice President                           2002 - February 2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kamal Shah,                              Formerly  Senior Vice President Chief  Technology  Officer at Tremont Group
Vice President                           Holdings, Inc. (March 1998 - July 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nava Sharma,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Tammy Sheffer,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mary Dugan Sheridan,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Siomades,                         Formerly  Vice  President,  Portfolio  Management  at  Curian  Capital  LLC
Vice President                           (December 2002 - September 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David C. Sitgreaves,                     None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward James Sivigny                     None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Enrique H. Smith,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Smith,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Louis Sortino,                           None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Keith J. Spencer,                        None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marco Antonio Spinar,                    None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brett Stein                              Formerly Vice President of Client Services at XAware,  Inc. (October 2002 -
Vice President                           August 2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Richard A. Stein,                        None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Arthur P. Steinmetz,                     Senior Vice President of HarbourView Asset Management Corporation.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jennifer Stevens,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Benjamin Stewart                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John P. Stoma,                           Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Amy Sullivan,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Deborah A. Sullivan,                     Secretary of OFI Trust Company.
Vice President & Assistant Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Sussman,                         Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Swaney,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian C. Szilagyi,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Matthew Tartaglia,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Martin Telles,                           Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles Toomey,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Vincent Toner,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Melinda Trujillo,                        Formerly Senior Manager at CoBank, ACB (January 2004 - April 2006).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Leonid Tsvayg,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Keith Tucker,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Cameron Ullyatt,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Angela Uttaro,                           None
Assistant Vice President: Rochester
Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark S. Vandehey,                        Vice   President   and  Chief   Compliance   Officer  of   OppenheimerFunds
Senior Vice President & Chief            Distributor,  Inc., Centennial Asset Management Corporation and Shareholder
Compliance Officer                       Services,  Inc.; Chief Compliance  Officer of HarbourView  Asset Management
                                         Corporation,  Real Asset Management,  Inc., Shareholder Financial Services,
                                         Inc., Trinity Investment Management  Corporation,  OppenheimerFunds  Legacy
                                         Program,  OFI  Private  Investments  Inc.  and OFI  Trust  Company  and OFI
                                         Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Maureen Van Norstrand,                   None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nancy Vann,                              None
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rene Vecka,                              None
Assistant Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Vincent Vermette,                        Assistant Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Elaine Villas-Obusan,                    None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jake Vogelaar,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Phillip F. Vottiero,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Walsh,                              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jerry A. Webman,                         Senior Vice President of HarbourView Asset Management Corporation.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Christopher D. Weiler,                   None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Adam Weiner,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Barry D. Weiss,                          Vice  President  of  HarbourView   Asset  Management   Corporation  and  of
Vice President                           Centennial Asset Management Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Melissa Lynn Weiss,                      None
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Christine Wells,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph J. Welsh,                         Vice President of HarbourView Asset Management Corporation.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Diederik Werdmolder,                     Director of OppenheimerFunds  International Ltd. and  OppenheimerFunds  plc
Senior Vice President                    and  OppenheimerFunds   International   Distributor  Limited;  Senior  Vice
                                         President  (Managing  Director  of  the  International   Division)  of  OFI
                                         Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Catherine M. White,                      Assistant Vice President of OppenheimerFunds  Distributor,  Inc.; member of
Assistant Vice President                 the American Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William L. Wilby,                        None
Senior Vice President & Senior
Investment Officer, Director of
Equities
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Troy Willis,                             None
Vice President,
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mitchell Williams                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie Wimer                              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Donna M. Winn,                           President,  Chief Executive  Officer & Director of OFI Private  Investments
Senior Vice President                    Inc.; Director & President of OppenheimerFunds  Legacy Program; Senior Vice
                                         President of OppenheimerFunds Distributor, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Philip Witkower,                         Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian W. Wixted,                         Treasurer of HarbourView  Asset  Management  Corporation;  OppenheimerFunds
Senior Vice President & Treasurer        International Ltd.,  Oppenheimer Real Asset Management,  Inc.,  Shareholder
                                         Services,   Inc.,   Shareholder  Financial  Services,   Inc.,  OFI  Private
                                         Investments    Inc.,   OFI   Institutional    Asset    Management,    Inc.,
                                         OppenheimerFunds  plc and  OppenheimerFunds  Legacy Program;  Treasurer and
                                         Chief  Financial  Officer  of OFI Trust  Company;  Assistant  Treasurer  of
                                         Oppenheimer Acquisition Corp.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carol E. Wolf,                           Senior Vice President of HarbourView  Asset  Management  Corporation and of
Senior Vice President                    Centennial  Asset  Management  Corporation;  serves  on  the  Board  of the
                                         Colorado Ballet.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Meredith Wolff,                          None.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Oliver Wolff,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kurt Wolfgruber,                         Director of Tremont Group  Holdings,  Inc.,  HarbourView  Asset  Management
President, Chief Investment Officer &    Corporation  and OFI  Institutional  Asset  Management,  Inc.  (since  June
Director                                 2003).   Management  Director  of  Oppenheimer   Acquisition  Corp.  (since
                                         December 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Caleb C. Wong,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward C. Yoensky,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Geoff Youell,                            Formerly Principal Consultant at XAware Inc (January 2004 - June 2005).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lucy Zachman,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert G. Zack                           General  Counsel  of  Centennial  Asset  Management  Corporation;   General
Executive Vice President &               Counsel and Director of  OppenheimerFunds  Distributor,  Inc.;  Senior Vice
General Counsel                          President and General Counsel of HarbourView  Asset Management  Corporation
                                         and OFI  Institutional  Asset  Management,  Inc.;  Senior  Vice  President,
                                         General  Counsel and  Director of  Shareholder  Financial  Services,  Inc.,
                                         Shareholder  Services,  Inc., OFI Private Investments Inc.;  Executive Vice
                                         President,  General Counsel and Director of OFI Trust Company; Director and
                                         Assistant  Secretary  of  OppenheimerFunds   International   Limited;  Vice
                                         President,  Secretary and General Counsel of Oppenheimer Acquisition Corp.;
                                         Director  of  OppenheimerFunds   International  Distributor  Limited;  Vice
                                         President of OppenheimerFunds  Legacy Program;  Vice President and Director
                                         of Oppenheimer Partnership Holdings Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Neal A. Zamore,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Anna Zatulovskaya,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark D. Zavanelli,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Alex Zhou,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Ronald Zibelli, Jr.                      Formerly  Managing  Director  and Small Cap Growth  Team  Leader at Merrill
Vice President                           Lynch.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Arthur J. Zimmer,                        Senior Vice President of HarbourView Asset Management Corporation.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------

The Oppenheimer Funds include the following:

Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (a series of Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer Absolute Return Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer Baring China Fund
Oppenheimer Baring Japan Fund
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Commodity Strategy Total Return Fund
Oppenheimer Convertible Securities Fund (a series of Bond Fund Series)
Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Dividend Growth Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer International Bond Fund
Oppenheimer Institutional Money Market Fund
Oppenheimer International Diversified Fund
Oppenheimer International Growth Fund
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International Value Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-State Municipal Trust (3 series):
     Oppenheimer New Jersey Municipal Fund
     Oppenheimer Pennsylvania Municipal Fund
     Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
     Active Allocation Fund
     Equity Investor Fund
     Conservative Investor Fund
     Moderate Investor Fund
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer Principal
     Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer Principal
     Protected Trust II)
Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer Principal
     Protected Trust III)
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series)
     Oppenheimer Quest Balanced Fund
     Oppenheimer Quest Opportunity Value Fund
     Oppenheimer Small- & Mid-Cap Value Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Estate Fund
Oppenheimer Rochester Arizona Municipal Fund
Oppenheimer Rochester Maryland Municipal Fund
Oppenheimer Rochester Massachusetts Municipal Fund
Oppenheimer Rochester Michigan Municipal Fund
Oppenheimer Rochester Minnesota Municipal Fund
Oppenheimer Rochester North Carolina Municipal Fund
Oppenheimer Rochester Ohio Municipal Fund
Oppenheimer Rochester Virginia Municipal Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (1 series):
Oppenheimer Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Transition 2010 Fund
Oppenheimer Transition 2015 Fund
Oppenheimer Transition 2020 Fund
Oppenheimer Transition 2030 Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
     Oppenheimer Balanced Fund/VA
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Core Bond Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer High Income Fund/VA
     Oppenheimer Main Street Fund/VA
     Oppenheimer Main Street Small Cap Fund/VA
     Oppenheimer MidCap Fund/VA
     Oppenheimer Money Fund/VA
     Oppenheimer Strategic Bond Fund/VA
     Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
     Government Securities Portfolio
     Growth Portfolio
     Oppenheimer International Growth Fund/VA
     Total Return Portfolio
Rochester Fund Municipals

The address of the Oppenheimer funds listed above,  Shareholder  Financial Services,  Inc.,  Shareholder  Services,
Inc.,  OppenheimerFunds Services,  Centennial Asset Management Corporation,  and OppenheimerFunds Legacy Program is
6803 South Tucson Way, Centennial, Colorado 80112-3924.

The  address  of  OppenheimerFunds,   Inc.,  OppenheimerFunds  Distributor,   Inc.,  HarbourView  Asset  Management
Corporation,  Oppenheimer  Acquisition  Corp., OFI Private  Investments Inc., OFI  Institutional  Asset Management,
Inc.  Oppenheimer  Real Asset  Management,  Inc. and OFI Trust Company is Two World Financial  Center,  225 Liberty
Street, 11th Floor, New York, New York 10281-1008.

The address of Tremont Group Holdings, Inc. is 555 Theodore Fremd Avenue, Suite 206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is 30 Herbert Street, Dublin 2, Ireland.

The address of Trinity  Investment  Management  Corporation  is 301 North Spring Street,  Bellefonte,  Pennsylvania
16823.

The address of  OppenheimerFunds  International  Distributor  Limited is Suite 1601, Central Tower, 28 Queen's Road
Central, Hong Kong.

Item 32. Location of Accounts and Records

The accounts,  books and other documents  required to be maintained by Registrant  pursuant to Section 31(a) of the
Investment  Company Act of 1940 and rules promulgated  thereunder are in the possession of  OppenheimerFunds,  Inc.
at its offices at 6803 South Tucson Way, Centennial, Colorado 80112-3924.

Item 33. Management Services

         Not applicable.

Item 34. Undertakings

I.       The  Registrant  undertakes  to suspend the  offering  of shares  until the  prospectus  is amended if (1)
subsequent  to the  effective  date of its  registration  statement,  the net asset value of the Fund declines more than ten percent from its net asset value as of the  effective  date of the  registration  statement or (2) the net asset value of the Fund increases to an amount greater than its net proceeds as stated in the prospectus.

II.      The Registrant hereby undertakes:

(a)      to file,  during any period in which  offers or sales are being made, a  post-effective  amendment to this registration statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the  prospectus  any facts or events  arising after the effective  date of the  registration statement (or the most recent post-effective  amendment thereof) which,  individually or in the aggregate,  represent a fundamental  change in the  information  set forth in the registration  statement.  Notwithstanding  the  foregoing,  any  increase or decrease in volume of  securities  offered (if the total dollar value of  securities  offered  would not exceed that which was  registered) and any deviation from the low or high end of the estimated  maximum  offering range may be reflected in the form of prospectus filed with the  Commission  pursuant to Rule  424(b)  under the  Securities  Act of 1933 if, in the aggregate,  the changes in volume and price  represent  no more than a 20% change in the maximum  aggregate  offering price set forth in the  "Calculation of  Registration  Fee"
                           table in the effective registration statement; and

(iii)    to include any material  information with respect to the plan of distribution not previously  disclosed in
                           the  registration   statement  or  any  material  change  to  such  information  in  the registration statement;

(b)      that,  for the  purpose  of  determining  any  liability  under  the  Securities  Act of 1933,  each  such post-effective  amendment  shall be deemed to be a new  registration  statement  relating  to the
                  Shares  offered  therein,  and the  offering  of the  Shares at that time  shall be deemed be the initial bona fide offering thereof; and

(c)      to remove from  registration  by means of a  post-effective  amendment any of the Shares being  registered which remain unsold at the termination of the offering.

III.     The  Registrant  undertakes to send by first class mail or other means  designed to ensure  equally prompt delivery  within two  business  days of  receipt  of a written  or oral  request,  the  Registrant's  Statement  of
Additional Information.

                                                    SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant
has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 24th day of May, 2007.

                                            OFI Tremont Market Neutral Hedge Fund

                                            By:    /s/ John V. Murphy*
                                            John V. Murphy, President,
                                            Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                                  Title                                       Date

/s/ Brian F. Wruble*                        Chairman of the
Brian F. Wruble                             Board of Trustees                           May 24, 2007

/s/ John V. Murphy*                         President, Principal
John V. Murphy                              Executive Officer and Trustee               May 24, 2007

/s/ Brian W. Wixted*                        Treasurer, Principal                        May 24, 2007
Brian W. Wixted                             Financial & Accounting Officer

/s/ Matthew P. Fink*                        Trustee                                     May 24, 2007
Matthew P.Fink

/s/ Robert G. Galli*                        Trustee                                     May 24, 2007
Robert G. Galli

/s/ Phillip A. Griffiths*                   Trustee                                     May 24, 2007
Phillip A. Griffiths

/s/ Mary F. Miller*                         Trustee                                     May 24, 2007
Mary F. Miller

/s/ Joel W. Motley*                         Trustee                                     May 24, 2007
Joel W. Motley

/s/ Kenneth A. Randall*                     Trustee                                     May 24, 2007
Kenneth A. Randall

/s/ Russell S. Reynolds, Jr.*  Trustee      May 24, 2007
Russell S. Reynolds, Jr.

/s/ Joseph M. Wikler*                       Trustee                                     May 24, 2007
Joseph M. Wikler

/s/ Peter I. Wold*                          Trustee                                     May 24, 2007
Peter I. Wold

*By:     /s/ Mitchell J. Lindauer
         Mitchell J. Lindauer, Attorney-in-Fact